Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194868

Proxy Statement	Prospectus

To the Shareholders of First Private Holdings, Inc.:

Merger Proposal—Your Vote Is Very Important

You are cordially invited to attend a special meeting of the shareholders of First Private Holdings, Inc. (“First Private”) to be held on June 5, 2014 at 6:00 p.m. local time, at 8201 Preston Road, Suite 140, Dallas, Texas 75225. At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated February 10, 2014 (hereinafter referred to as the “merger agreement”), entered into by IBERIABANK Corporation and First Private pursuant to which First Private will merge with and into IBERIABANK Corporation (hereinafter referred to as the “merger”). In addition, you will be asked to approve the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

If the merger is completed, each outstanding share of First Private common stock will be converted into the right to receive 0.27 of a share of common stock of IBERIABANK Corporation. Under the terms of the merger agreement, the exchange ratio may be adjusted in certain circumstances depending on the average trading prices of IBERIABANK Corporation common stock over a 15-day trading period ending on and including the business day prior the closing of the merger; provided, however, that even with such adjustments to the exchange ratio, the maximum value of the stock consideration to be received by First Private shareholders is $18.75, and the minimum value of the stock consideration is $17.00, for each share of First Private common stock. Based on the closing prices of IBERIABANK Corporation common stock on the NASDAQ Global Select Market on February 10, 2014, (the last trading day before public announcement of the merger agreement) and April 28, 2014 (the last practicable day before printing this document) of $63.62 and $63.37, respectively, the value of the stock consideration represented approximately $17.18 and $17.11, respectively, in value for each share of First Private common stock. You should obtain current stock price quotations for IBERIABANK Corporation. IBERIABANK Corporation common stock trades on the NASDAQ Global Select Market under the symbol “IBKC”.

Your board of directors has unanimously approved the merger agreement and determined that the merger and the merger agreement are fair to and in the best interests of First Private and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional votes in favor of approval of the merger agreement. The merger cannot be completed unless the proposal to approve the merger agreement is approved by the affirmative vote of two-thirds of the outstanding shares of First Private.

Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional votes in favor of approval of the merger agreement.

This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about IBERIABANK Corporation and First Private and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 14 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Sincerely yours,

Daryl S. Kirkham

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated May 2, 2014, and is first being mailed on or about May 7, 2014.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about IBERIABANK Corporation from documents that are filed with the Securities and Exchange Commission (referred to in this document as the “SEC”) but that are not included in or delivered with this proxy statement/prospectus. You can obtain IBERIABANK Corporation’s documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from IBERIABANK Corporation at the following address:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Robert B. Worley, Jr., Secretary

Telephone: (337) 521-4003

Shareholders of First Private requesting IBERIABANK Corporation documents should do so by May 28, 2014 in order to receive them before the special meeting.

You may also obtain these documents at the SEC’s website (“www.sec.gov”) and you may obtain certain of these documents at IBERIABANK Corporation’s website (“www.iberiabank.com”) by selecting the tab entitled “Investor Relations” and then the tab entitled “SEC Filings.” Other information contained on IBERIABANK Corporation’s website is expressly not incorporated by reference into this document.

If you have any questions, or need assistance in completing and returning your proxy, you may contact Daryl S. Kirkham at the following address and telephone number:

First Private Holdings, Inc.

8201 Preston Road, Suite 200

Dallas, Texas 75225

Telephone: (972) 348-6100

See “Where You Can Find More Information” on page 60.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this proxy statement/prospectus and any documents which are expressly incorporated herein. If someone provided you with other information, please do not rely on it as being authorized by us.

FIRST PRIVATE HOLDINGS, INC.

8201 Preston Road, Suite 200

Dallas, Texas 75225

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2014

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of First Private Holdings, Inc. will be held at 8201 Preston Road, Suite 140, Dallas, Texas 75225 at 6:00 p.m., local time, on June 5, 2014, for the following purposes:

(1)	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated February 10, 2014, by and between First Private Holdings, Inc. and IBERIABANK Corporation (the “merger agreement”), pursuant to which First Private will merge with and into IBERIABANK Corporation, with IBERIABANK Corporation surviving the merger (the “merger”); and

(2)	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

No other business may be conducted at the special meeting.

Only holders of First Private common stock of record as of April 21, 2014 will be entitled to notice of and to vote at the special meeting and any adjournments thereof. The special meeting may be adjourned from time to time upon approval of holders of First Private common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Dallas, Texas	Daryl S. Kirkham
May 2, 2014	President and Chief Executive Officer

THE BOARD OF DIRECTORS OF FIRST PRIVATE UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE OTHER PROPOSALS PRESENTED AT THE SPECIAL MEETING.

Holders of First Private common stock have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of First Private common stock under applicable provisions of the Texas Business Organizations Code, or TBOC. In order for a holder of First Private common stock to perfect his or her right to dissent, such holder must carefully follow the procedure set forth in the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Approval of The Merger-Dissenters’ Rights of Appraisal.”

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.

DO NOT SEND SHARE CERTIFICATES WITH THE PROXY CARD.

APPENDICES

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF SHAREHOLDERS

The following are some questions that you may have regarding the merger and the special meeting, and brief answers to those questions. First Private Holdings, Inc., or First Private, and IBERIABANK Corporation advise you to read carefully the remainder of this proxy statement/prospectus because the information contained in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also referred to under the caption “Where You Can Find More Information” beginning on page 60.

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:	First Private is sending these materials to holders of its common stock, to help them decide how to vote their shares of First Private common stock with respect to the proposal to approve the merger agreement and the merger and other matters to be considered at the special meeting.

This document constitutes both a proxy statement of First Private and a prospectus of IBERIABANK Corporation. It is a proxy statement because the board of directors of First Private is soliciting proxies using this document from its shareholders. It is a prospectus because IBERIABANK Corporation is offering shares of its common stock to First Private shareholders as consideration to be provided in the merger.

Q.	WHAT ARE FIRST PRIVATE SHAREHOLDERS BEING ASKED TO VOTE UPON?

A.	First Private is proposing to be acquired by IBERIABANK Corporation through certain merger transactions. As part of the overall transaction, the holders of First Private common stock are being asked to consider and vote on the following two proposals:

Proposal One: to approve the merger agreement, pursuant to which First Private will merge with and into IBERIABANK Corporation, with IBERIABANK Corporation being the surviving entity following the merger; and

Proposal Two: to approve the adjournment of the First Private special meeting to a later date or dates, if the board of directors of First Private determines it is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the First Private special meeting to constitute a quorum or to approve the merger agreement.

No other business may be conducted at the special meeting.

Q:	WHAT WILL HAPPEN IN THE MERGER?

A:	In the merger, First Private will be merged with and into IBERIABANK Corporation, with IBERIABANK Corporation being the surviving entity and First Private will cease to exist. Immediately following the merger, First Private Bank of Texas, will be merged with and into IBERIABANK, with IBERIABANK being the surviving bank and First Private Bank of Texas will cease to exist. First Private Bank of Texas is a commercial bank headquartered in Dallas, Texas, and a wholly owned subsidiary of First Private. IBERIABANK is a commercial bank headquartered in Lafayette, Louisiana, and a wholly owned subsidiary of IBERIABANK Corporation. Upon the merger of First Private with and into IBERIABANK Corporation, the shares of First Private common stock will be converted into the right to receive the consideration described below. For ease of reference: (i) the merger of First Private with and into IBERIABANK Corporation is referred to in this proxy statement/prospectus as the “merger” and (ii) the merger of First Private Bank of Texas with and into IBERIABANK is referred to in this proxy statement/prospectus as the “bank merger.”

Q:	WHAT WILL SHAREHOLDERS OF FIRST PRIVATE RECEIVE IN THE MERGER?

A:	If the merger agreement is approved and the merger is subsequently completed, on the effective date of the merger, each outstanding share of First Private common stock will be converted into the right to receive shares of IBERIABANK Corporation common stock, as follows:

•	0.27 of a share of IBERIABANK Corporation common stock for each share of First Private common stock (the “Exchange Ratio”), and cash (without interest) payable with respect to any fractional share of IBERIABANK Corporation common stock; or

•	if the “Market Value” (defined below) is greater than or equal to $69.44 per share, the adjusted Exchange Ratio will equal the quotient (to the nearest thousandth of a share) obtained by dividing $18.75 by the Market Value; or

•	if the Market Value is less than or equal to $62.96 per share, the adjusted Exchange Ratio will equal the quotient (to the nearest thousandth of a share) obtained by dividing $17.00 by the Market Value.

i

The term “Market Value” is defined in the merger agreement to be the average of the twenty-four (24) hour daily weighted average trading prices of IBERIABANK Corporation common stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the 15 trading days ending on and including the business day prior to the closing date of the merger.

The following table provides examples of how the Exchange Ratio and the value of the shares of IBERIABANK Corporation common stock actually received may change depending on the Market Value. The range of average prices set forth in the table has been included for representative purposes only. IBERIABANK Corporation cannot assure you as to what the Market Value will be at or following the time of the exchange.

Hypothetical Market Value of IBERIABANK Corporation Common Stock	Exchange Ratio	Implied Value Received in Exchange Per Share of First Private Common Stock
$72.44	0.259	$18.75
$71.44	0.262	$18.75
$70.44	0.266	$18.75
$69.44	0.270	$18.75

$66.62	0.27	$17.99
$65.62	0.27	$17.72
$64.62	0.27	$17.45
$63.62	0.27	$17.18

$62.96	0.270	$17.00
$61.96	0.274	$17.00
$60.96	0.279	$17.00
$59.96	0.283	$17.00

The actual Market Value may be outside the range of the amounts set forth above, and as a result, the actual Exchange Ratio and the value of the merger consideration per share of IBERIABANK Corporation common stock may not be shown in the above table.

The 15-day average trading price of IBERIABANK Corporation common stock over a hypothetical measurement period ending on April 28, 2014 was $66.70. If this were the average price during the measurement period, you would receive 0.27 of a share of IBERIABANK Corporation common stock for each share of First Private common stock owned by you. Before deciding how to vote, you should obtain a more recent price of IBERIABANK Corporation common stock, which trades on the NASDAQ Global Select Market under the symbol “IBKC.”

Q:	ARE THERE OTHER FINANCIAL ASPECTS OF THE TRANSACTION?

A:	Yes. In connection with the completion of the merger, each outstanding stock option to acquire shares of First Private common stock (a “stock option”) and each outstanding warrant to purchase shares of First Private common stock (a “warrant”) that is unexercised at the effective time of the merger will be cancelled in exchange for the right to receive a single lump sum cash payment from First Private. Assuming that no outstanding First Private stock options and warrants are exercised prior to the closing date of the merger, the aggregate cash payment for all of the stock options and warrants as of the date of this proxy statement/prospectus is estimated to be approximately $4.8 million, based upon the differences between the merger consideration as of April 28, 2014 and the aggregate exercise prices of the stock options and warrants. The amount paid to cancel the stock options and warrants will not reduce the amount of merger consideration to be received by the First Private shareholders in the merger. See “Approval of the Merger –Options and Warrants.”

Q:	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FIRST PRIVATE SHAREHOLDERS?

A:	Generally, for United States federal income tax purposes, no gain or loss will be recognized as a result of the exchange of your shares of First Private common stock for shares of IBERIABANK Corporation common stock, except to the extent you receive cash in lieu of fractional shares. FIRST PRIVATE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR FOR AN UNDERSTANDING OF THE TAX CONSEQUENCES THAT MAY BE PARTICULAR TO SUCH SHAREHOLDER.

ii

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	IBERIABANK Corporation and First Private currently expect to complete the merger in the second quarter of 2014, assuming all of the conditions to completion of the merger have been satisfied.

Q:	WILL I BE ABLE TO SELL THE SHARES OF IBERIABANK CORPORATION COMMON STOCK THAT I RECEIVE IN THE MERGER?

A:	Yes. The shares of IBERIABANK Corporation common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and listed on the NASDAQ Global Select Market.

Q.	WHAT DOES THE FIRST PRIVATE BOARD OF DIRECTORS RECOMMEND?

A.	The First Private board of directors recommends that you vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting whether or not you attend. You may still attend the special meeting and vote in person even after you return the proxy card.

Q:	WHY IS MY VOTE IMPORTANT?

A:	The presence, in person or represented by proxy, of a majority of the outstanding First Private common stock entitled to vote constitutes a quorum. Shares represented at the meeting by proxies reflecting a vote on any proposal, including broker non-votes, will be counted as present for quorum purposes. Approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of First Private common stock. Because the required vote to approve the merger agreement is based on the number of First Private shares outstanding, failure to vote will have the same effect as a vote against the proposal to approve the merger agreement.

The proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement also requires a majority of votes cast affirmatively or negatively without regard to broker non-votes or proxies marked “ABSTAIN” as to the matter.

Q:	IF MY BROKER HOLDS MY SHARES IN “STREET NAME” WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	No. Banks, brokers or other nominees who hold shares of First Private common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Shares of First Private common stock not voted on a particular matter, or a “broker non-vote,” will be counted for the purpose of determining whether a quorum is present.

Q:	WHAT IF I FAIL TO INSTRUCT MY BROKER TO VOTE MY SHARES?

A:	A broker non-vote on a particular matter will be considered not present with respect to that matter and because approval of the merger agreement is based on the number of First Private shares outstanding, a broker non-vote will have the same effect as a vote against the merger agreement.

Q:	CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A:	Yes. All First Private shareholders of record are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting whether or not they have previously executed a proxy card. If a broker holds your shares in street name, then you are not the shareholder of record, and you must ask your broker how you can vote your shares at the special meeting.

iii

Q:	CAN I CHANGE MY VOTE?

A:	Yes. If you do not own your shares in street name, you can change your vote after you have sent in your proxy card by:

•	providing written notice to the Secretary of First Private;

•	submitting a new proxy card (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person (any earlier proxy will be revoked by your vote in person). However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow your nominee’s directions to change your vote.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	Please do not send your stock certificates with your proxy card. Instructions for surrendering your First Private stock certificates in exchange for the merger consideration will be sent to you later.

Q:	WHOM SHOULD I CALL WITH QUESTIONS?

A:	You should direct any questions regarding the special meeting of shareholders or the merger to Daryl S. Kirkham, President and Chief Executive Officer of First Private, at (972) 348-6100.

iv

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about IBERIABANK Corporation. For a description of this information, see “Where You Can Find More Information” on page 60. You may obtain the information incorporated by reference into this document without charge by following the instructions in that section. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger Agreement (Appendix A)

The terms and conditions of the merger by which First Private will merge with and into IBERIABANK Corporation are contained in the Agreement and Plan of Merger by and between IBERIABANK Corporation and First Private, dated as of February 10, 2014. A copy of this agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully.

Parties to the Merger

IBERIABANK Corporation (pages 21 and 58)

IBERIABANK

IBERIABANK Corporation, a Louisiana corporation, is the financial holding company for IBERIABANK, a Louisiana state banking corporation. As of December 31, 2013, IBERIABANK Corporation had total consolidated assets of $13.4 billion, total deposits of $10.7 billion and shareholders’ equity of $1.5 billion.

The principal executive office of IBERIABANK Corporation is located at 200 West Congress Street, Lafayette, Louisiana 70501, and its telephone number is (337) 521-4003.

First Private Holdings, Inc. (pages 21 and 59)

First Private Bank of Texas

First Private Holdings, Inc., or First Private, a Texas corporation, is the bank holding company for First Private Bank of Texas, a Texas-chartered commercial bank. As of December 31, 2013, First Private had total consolidated assets of $357 million, total deposits of $318 million and shareholders’ equity of $33 million.

First Private’s principal executive office is located at 8201 Preston Road, Suite 200, Dallas, Texas 75225, and its telephone number is (972) 348-6100.

What First Private Shareholders will receive in the Merger (page 22)

If the merger agreement is approved at the special meeting and by regulators and the merger is subsequently completed, each outstanding share of First Private common stock will be converted into the right to receive 0.27 of a share of common stock of IBERIABANK Corporation. If the 24-hour daily weighted average trading price of IBERIABANK Corporation common stock over 15 trading days ending on and including the business day prior to the merger date (which we refer to as the “ Market Value”) is greater than or equal to $69.44, then each share of First Private common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $18.75 by the Market Value. If the Market Value is less than or equal to $62.96, each share of First Private common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $17.00 by the Market Value. The total number of IBERIABANK Corporation shares you receive will therefore be equal to a fixed exchange ratio times the number of shares of First Private common stock you own when the merger is completed. As noted above, this exchange ratio floats in the event that the Market Value of

IBERIABANK Corporation common stock falls below or rises above specified limits during the specified measurement period prior to closing, as discussed in this proxy statement/prospectus. As a result of these limits, the value of the stock consideration to be received by First Private shareholders will be a maximum of $18.75, and a minimum of $17.00, per share of First Private common stock. IBERIABANK Corporation will not issue fractional shares. Instead, you will receive the value of any fractional share in cash.

For example, if you own 100 shares of First Private common stock and the Market Value is $73.00, the adjusted exchange ratio would equal $18.75 divided by $73.00, or 0.257. You would receive 25 shares of IBERIABANK Corporation common stock and a cash payment instead of the 0.7 of a share of IBERIABANK Corporation common stock that would remain after applying the exchange ratio. The cash to be received in lieu of the fractional share will be calculated by multiplying the fractional share by the Market Value. In that event, the aggregate value (based upon a Market Value of $73.00) of the stock consideration received would be $1,825 ($18.25 times 100 shares of First Private common stock) and the amount of cash paid in lieu of fractional shares would be $51.10 (0.7 times $73.00), resulting in total merger consideration of $1,876.10, or $18.76 per share for each of the 100 shares of First Private common stock owned in this example.

On the other hand, for example, if you own 100 shares of First Private common stock and the Market Value is $60.00, the adjusted exchange ratio would equal $17.00 divided by $60.00, or 0.283 You would receive 28 shares of IBERIABANK Corporation common stock and a cash payment instead of the 0.3 of a share of IBERIABANK Corporation common stock that would remain after applying the exchange ratio. The cash to be received in lieu of the fractional share will be calculated by multiplying the fractional share by the Market Value. In that event, the aggregate value (based upon a Market Value of $60.00) of the stock consideration received would be $1,700 ($17.00 times 100 shares of First Private common stock) and the amount of cash paid in lieu of fractional shares would be $18.00 (0.3 times $60.00), resulting in total merger consideration of $1,718, or $17.18 per share for each of the 100 shares of First Private common stock owned in this example.

What will happen to Outstanding Stock Options and Warrants (page 23)

Each outstanding stock option and each outstanding warrant, that is outstanding and unexercised immediately prior to consummation of merger will be canceled in exchange for the right to receive a single lump sum cash payment from First Private. Assuming that no outstanding First Private stock options and warrants are exercised prior to the closing date of the merger, the aggregate cash payment for all of the stock options and warrants as of the date of this proxy statement/prospectus is estimated to be approximately $4.8 million, which amount reflects the differences between the merger consideration as of April 28, 2014 and the aggregate exercise prices of the stock options and warrants. This payment will not reduce the amount of the merger consideration to be received by the First Private shareholders.

Material United States Federal Income Tax Consequences of the Merger (page 41)

It is a condition to completion of the merger that each of IBERIABANK Corporation and First Private receive a legal opinion of Jones Walker LLP and Andrews Kurth LLP to the effect that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, for United States federal income tax purposes. The opinion will not bind the Internal Revenue Service, which could take a different view.

For United States federal income tax purposes, it is anticipated that generally you will not recognize any gain or loss with respect to the exchange of your shares of First Private common stock for shares of IBERIABANK Corporation common stock in the merger. You will, however, have to recognize gain in connection with any cash received in lieu of a fractional share interest in IBERIABANK Corporation common stock. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

You should read “Material United States Federal Income Tax Consequences of the Merger” starting on page 41 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Your Board of Directors Unanimously Recommends Shareholder Approval of the Merger Agreement (page 25)

The board of directors of First Private has unanimously approved the merger agreement. The board of directors of First Private believes that the merger and the merger agreement are fair to and in the best interests of First Private and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

Opinion of First Private’s Financial Advisor (page 26 and Appendix B)

In connection with the merger, the board of directors of First Private received the written opinion of Macquarie Capital (USA) Inc., or Macquarie Capital, the financial advisor to First Private, as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of First Private common stock. The full text of the opinion of Macquarie Capital, dated February 10, 2014, is included in this document as Appendix B. First Private encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Macquarie Capital. The opinion of Macquarie Capital is directed to the board of directors of First Private and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger agreement or any other matter relating to the proposed transaction. Macquarie Capital will receive a fee for its services, including rendering the fairness opinion, in connection with the merger, a significant portion of which is contingent upon consummation of the merger.

Special Meeting of Shareholders of First Private (page 19)

First Private will hold a special meeting of its shareholders on June 5, 2014, at 6:00 p.m., central time, at 8201 Preston Road, Suite 140, Dallas, Texas 75225. At the special meeting of shareholders, you will be asked to vote to approve the merger agreement.

You may vote at the special meeting of shareholders if you owned shares of First Private common stock at the close of business on the record date, April 21, 2014. On that date, there were 3,138,950 shares of First Private common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of First Private common stock you owned on the record date.

Even if you expect to attend the special meeting of shareholders, First Private recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Shareholder Votes Required (page 20)

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of First Private. An abstention will have the effect of a vote against the merger agreement. A broker “non-vote” will be counted for purposes of determining a quorum. However, because approval of the merger agreement requires the affirmative vote of two-thirds of the First Private shares outstanding, a broker non-vote will have the same effect as a vote against the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies each require at least a majority of votes cast affirmatively or negatively without regard to broker non-votes or proxies marked “ABSTAIN” as to that matter.

As of the record date, the directors of First Private beneficially owned 582,250 shares of First Private common stock entitled to vote at the special meeting of shareholders. This represents approximately 18.5% of the total votes entitled to be cast at the special meeting of shareholders. These individuals have agreed to vote “FOR” adoption of the merger agreement.

Dissenters’ Rights of Appraisal (page 45)

As a shareholder of First Private, you have the right under Texas law to dissent from the merger and have the appraised fair value of your shares of First Private common stock as of the date immediately preceding the effective date of the merger paid to you in cash. The appraised fair value may be more or less than the value of the shares of IBERIABANK Corporation common stock and cash shareholders of First Private will receive for their First Private shares in the merger.

Persons having beneficial interests in First Private common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to take the actions required under Texas law to exercise their dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Texas Business Organizations Code, or the TBOC, including providing First Private, prior to the special meeting, with a written objection to the merger that states that you will exercise your right to dissent if the First Private shareholders approve the merger agreement and the merger is completed. These steps for perfecting your right of dissent are summarized under the caption “—Dissenters’ Rights of Appraisal” on page 45. The provisions of the TBOC pertaining to dissenters’ rights are attached to this proxy statement/prospectus as Appendix C and the summaries of those provisions in this proxy statement/prospectus should be read in conjunction with, and are qualified by, those provisions of the TBOC.

If you intend to exercise dissenters’ rights, you should read the provisions of the TBOC governing dissenters’ rights carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of First Private common stock are to be voted, you will be considered to have voted in favor of the merger agreement. In that event, you will not be able to assert dissenters’ rights.

If the First Private shareholders approve the merger agreement, a holder of First Private common stock who delivers to the secretary of First Private a written objection to the merger prior to the special meeting that states that such holder will exercise his or her right to dissent if the merger agreement is approved and the merger is completed and includes an address for notice of the effectiveness of the merger, who votes his or her shares of First Private common stock against approval of the merger agreement at the special meeting, who, not later than the 20th day after IBERIABANK Corporation sends such holder notice that the merger was completed, delivers to the secretary of IBERIABANK Corporation a written demand for payment of the fair value of his or her shares of First Private common stock that states the number and class of shares of First Private common stock such holder owns, his or her estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent, and who, not later than the 20th day after he or she makes that demand for payment, submits to IBERIABANK Corporation the certificates representing his or her shares of First Private common stock will be entitled under the TBOC to receive the appraised fair value of his or her shares of First Private common stock, as of the date immediately prior to the effective time of the merger, in cash under the TBOC.

Interests of First Private Officers and Directors in the Merger (page 32)

In considering the recommendation of the board of directors of First Private to approve the merger, you should be aware that certain of the executive officers and directors of First Private have financial and other interests in the merger that are in addition to their interests as First Private shareholders.

IBERIABANK has entered into an employment agreement with Daryl S. Kirkham, President and Chief Executive Officer of First Private, pursuant to which Mr. Kirkham will become executive vice president and Dallas Market President of IBERIABANK for a period of three years following the merger.

First Private and First Private Bank will purchase a continuation of its current director and officer liability insurance coverage for a period of up to six years after the merger for acts and omissions occurring before the merger. IBERIABANK Corporation has also agreed to indemnify the officers and directors of First Private and First Private Bank for three years following the merger with respect to matters occurring at or prior to the merger.

The directors of First Private have been invited to become advisory directors of Dallas Market Advisory Board of IBERIABANK following the merger, and have agreed not to affiliate with any other financial institution serving the Dallas Metropolitan Statistical Area for two years after consummation of the merger except for any such affiliations existing of the date of the support agreement.

The vesting of all First Private warrants and stock options will be accelerated, and all outstanding and unexercised First Private stock options and warrants at the closing date of the merger will become fully vested and exchanged for a cash payment on such date. Based upon the Market Value as of April 28, 2014 and assuming that no outstanding First Private stock options and warrants are exercised prior to the closing date of the merger, the aggregate payment to be made for all the stock options and warrants is estimated to be approximately $4.8 million. This payment will not reduce the value of merger consideration to be received by the shareholders of First Private.

For a more complete discussion of these interests, please read the section titled “Approval of the Merger –Interests of First Private Officers and Directors in the Merger” beginning on page 32.

Regulatory Approvals Required for the Merger (page 38)

The Federal Reserve Board and the Louisiana Office of Financial Institutions must each approve the merger. IBERIABANK Corporation filed the required applications in March 2014. IBERIABANK Corporation received approval of the merger from the Federal Reserve Board at the end of April 2014. IBERIABANK Corporation has not received approval of the Louisiana Office of Financial Institutions as of the date of this proxy statement/prospectus. IBERIABANK Corporation is not aware of any reason why approval of the merger by the Louisiana Office of Financial Institutions would not be received in a timely manner.

Conditions to the Merger (page 37)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	First Private shareholders must have approved the merger agreement by the requisite vote;

•	the receipt by IBERIABANK Corporation of an opinion from Jones Walker LLP to the effect that for United States federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of IBERIABANK Corporation and First Private will be a party to such reorganization within the meaning of Section 368(b) of the Code;

•	the receipt by First Private of an opinion from Andrews Kurth LLP to the effect that for United States federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of IBERIABANK Corporation and First Private will be a party to such reorganization within the meaning of Section 368(b) of the Code;

•	all regulatory approvals and consents must have been obtained on terms and conditions reasonably acceptable to IBERIABANK Corporation, and all waiting periods required by law must have expired; and

•	certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties subject to the materiality standards set forth in the merger agreement and the compliance in all material respects with all agreements between the parties.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 39)

First Private has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger agreement with IBERIABANK Corporation is pending.

Termination of the Merger Agreement (page 39)

IBERIABANK Corporation and First Private may mutually agree at any time to terminate the merger agreement without completing the merger, even if the First Private shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, including if the merger is not consummated within 270 days following February 10, 2014, if the conditions precedent to such party’s obligations to close are not satisfied and such breach cannot be or has not been cured within the applicable cure period.

Termination Fees (page 40)

If the merger is terminated pursuant to specified situations in the merger agreement (and First Private accepts a superior acquisition proposal from another party), First Private may be required to pay a termination fee to IBERIABANK Corporation of up to $3,000,000 depending on the circumstances under which the merger agreement is terminated. First Private agreed to this termination fee arrangement in order to induce IBERIABANK Corporation to enter into the merger agreement. The termination fee requirement may discourage other parties from trying or proposing to combine with First Private before the merger is completed. Under certain circumstances as described in the merger agreement, IBERIABANK Corporation may be required to pay First Private a termination fee of $2,000,000 in the event of termination of the merger agreement by First Private.

Comparison of Shareholders’ Rights (page 50)

The rights of First Private shareholders after the merger who continue as IBERIABANK Corporation shareholders will be governed by Louisiana law. After the merger is completed, the articles of incorporation and bylaws of IBERIABANK Corporation, rather than the articles of incorporation and bylaws of First Private, will govern your rights as a shareholder. The different shareholder rights are explained more fully in “Comparison of Shareholders’ Rights” on page 50.

Pending Acquisition (page 21)

On January 13, 2014, IBERIABANK Corporation and Teche Holding Company announced the signing of a definitive agreement for IBERIABANK Corporation to acquire Teche Holding Company, the holding company of Lafayette, Louisiana based Teche Federal Bank. The transaction was approved by the board of directors of each of IBERIABANK Corporation and Teche Federal Bank and is expected to close on May 31, 2014.

Accounting Treatment (page 45)

The merger will be accounted for in accordance with accounting standards for business combinations under U.S. generally accepted accounting principles.

Comparative Market Prices and Share Information (page 48)

IBERIABANK Corporation common stock is traded on the NASDAQ Global Select Market under the symbol “IBKC.” First Private common stock is not publicly traded. The following table shows the last closing sale prices of IBERIABANK Corporation common stock as reported on the NASDAQ Global Select Market, as of February 10, 2014, the last trading day before we announced the merger and on April 28, 2014, the latest practicable date prior to mailing this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share on February 10, 2014 and on April 28, 2014. The equivalent value per share of First Private common stock on such dates is calculated by multiplying the closing price of IBERIABANK Corporation on those dates by 0.27, which represents the Exchange Ratio, subject to possible adjustment as described in this proxy statement/prospectus.

	IBERIABANK CORPORATION	FIRST PRIVATE COMMON STOCK*	FIRST PRIVATE EQUIVALENT PER SHARE VALUE
At February 10, 2014	$63.62	$10.42	$17.18
At April 28, 2014	$63.37	$10.42	$17.11

*	Represents the unaudited adjusted and tangible book value per share of First Private common stock as of December 31, 2013.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF IBERIABANK CORPORATION

The following tables set forth selected historical consolidated financial and other data of IBERIABANK Corporation for the periods and at the dates indicated. The information in the tables is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto included in IBERIABANK Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

	December 31,
(Dollars in thousands, except per share data)	2013	2012	2011	2010	2009
Balance Sheet Data (1)
Total assets	$13,365,550	$13,129,678	$11,757,928	$10,026,766	$9,695,955
Cash and cash equivalents	391,396	970,977	573,296	337,778	175,397
Loans receivable	9,492,019	8,498,580	7,388,037	6,035,332	5,784,365
Investment securities	2,090,906	1,950,066	1,997,969	2,019,814	1,580,837
Goodwill and other intangibles	423,934	428,654	401,743	263,925	260,144
Deposit accounts	10,737,000	10,748,277	9,289,013	7,915,106	7,556,148
Borrowings	961,043	726,422	848,276	652,579	1,009,215
Shareholders’ equity	1,530,980	1,529,868	1,482,661	1,303,457	961,318
Book value per share (2)	51.40	51.88	50.48	48.50	46.38
Tangible book value per share (2)(4)	37.17	37.34	36.80	38.68	33.88

	Years Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2011	2010	2009
Income Statement Data (1)
Interest income	$437,197	$445,200	$420,327	$396,371	$270,387
Interest expense	46,953	63,450	82,069	114,744	97,602

Net interest income	390,244	381,750	338,258	281,627	172,785
Provision for loan losses	5,145	20,671	25,867	42,451	45,370

Net interest income after provision for loan losses	385,099	361,079	312,391	239,176	127,415
Non-interest income	168,958	175,997	131,859	133,890	344,537
Non-interest expense	473,085	432,185	373,731	304,249	223,260

Income before income taxes	80,972	104,891	70,519	68,817	248,692
Income taxes	15,869	28,496	16,981	19,991	90,338

Net income	$65,103	$76,395	$53,538	$48,826	$158,354

Earnings per share—basic	$2.20	$2.59	$1.88	$1.90	$8.49
Earnings per share—diluted	2.20	2.59	1.87	1. 88	8.41
Cash dividends per share	1.36	1.36	1.36	1.36	1.36

	At or For the Years Ended December 31,
	2013	2012	2011	2010	2009
Key Ratios (1)(3)
Return on average assets	0.50%	0.63%	0.49%	0.47%	2.48%
Return on average common equity	4.26	5.05	3.77	3.91	20.08
Return on average tangible equity (4)	6.20	7.21	5.30	5.27	30.66
Equity to assets at end of period	11.45	11.65	12.61	13.00	9.91
Earning assets to interest-bearing liabilities	132.74	127.62	121.74	119.27	118.34
Interest rate spread (5)	3.26	3.43	3.34	2.84	2.78
Net interest margin (TE) (5) (6)	3.38	3.58	3.51	3.05	3.09
Non-interest expense to average assets	3.64	3.57	3.43	2.95	3.49
Efficiency ratio (7)	84.60	77.49	79.50	73.22	43.16
Tangible efficiency ratio (TE) (Non-GAAP) (6) (7)	82.08	74.91	76.71	70.43	41.96
Common stock dividend payout ratio	62.11	52.50	73.61	74.75	16.13

Asset Quality Data (1)
Nonperforming assets to total assets at end of period (8)	0.61%	0.69%	0.86%	0.91%	0.91%
Allowance for credit losses to nonperforming loans at end of period (8)	175.26	150.57	132.98	122.59	124.14
Allowance for credit losses to total loans at end of period	0.95	1.10	1.40	1.40	1.36

Consolidated Capital Ratios (1)
Tier 1 leverage capital ratio	9.70%	9.70%	10.45%	11.24%	9.99%
Tier 1 risk-based capital ratio	11.57	12.92	14.94	18.48	13.34
Total risk-based capital ratio	12.82	14.19	16.20	19.74	14.71

(1)	2009 Balance Sheet, Income Statement, and Asset Quality Data, as well as Key Ratios and Consolidated Capital Ratios, are impacted by IBERIABANK Corporation’s acquisitions of CapitalSouth Bank on August 21, 2009 and Orion Bank and Century Bank on November 13, 2009. The same data for 2010 is impacted by IBERIABANK Corporation’s acquisition of Sterling Bank on July 23, 2010. 2011 data is impacted by IBERIABANK Corporation’s acquisitions of OMNI Bancshares, Inc. and Cameron Bancshares, Inc. on May 31, 2011 and Florida Trust Company on June 14, 2011. 2012 data is impacted by IBERIABANK Corporation’s acquisition of Florida Gulf Bancorp, Inc. on July 31, 2012.
(2)	Shares used for book value purposes are net of shares held in treasury at the end of the period.
(3)	With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(4)	Tangible calculations eliminate the effect of goodwill and acquisition-related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(5)	Interest rate spread represents the difference between the weighted average yield on earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average earning assets.
(6)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(7)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(8)	Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF FIRST PRIVATE HOLDINGS, INC.

The following tables set forth selected historical consolidated financial and other data of First Private and subsidiaries for the periods and at the dates indicated. The information in the tables is derived in part from the audited financial statements of First Private for the years ended December 31, 2013 to 2009. Operating results for any historical period are not necessarily indicative of the results that might be expected for fiscal 2014 or any other future period.

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Balance Sheet Data
Total assets	$357,274	$339,232	$283,057	$207,993	$138,155
Cash and cash equivalents	66,863	81,269	23,113	5,629	2,197
Loans receivable	255,451	211,030	159,039	124,839	105,122
Investment securities	29,066	41,852	97,755	73,671	28,057
Goodwill and other intangibles	—	—	—	—	—
Deposit accounts	317,739	306,400	247,139	169,150	97,376
Borrowings	6,669	—	5,000	10,000	12,107
Shareholders’ equity	32,695	32,150	30,680	28,660	28,575
Book value per share (1)	$10.42	$10.24	$9.77	$9.28	$9.52

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Income Statement Data
Interest income	$10,288	$9,786	$8,673	$6,885	$5,306
Interest expense	1,939	2,404	2,645	2,098	1,482

Net interest income	8,349	7,382	6,028	4,787	3,824
Provision for loan losses	145	175	70	360	138

Net interest income after provision for loan losses	8,204	7,207	5,958	4,427	3,686
Non-interest income	84	165	87	166	103
Non-interest expense	6,249	6,025	5,704	5,122	3,625

Income (loss) before income taxes	2,039	1,347	341	(529)	164
Income taxes	684	—	—	—	—

Net income (loss)	$1,355	$1,347	$341	$(529)	$164

Earnings per share—basic	$0.43	$0.43	$0.11	$(0.17)	$0.05
Earnings per share—diluted	0.41	0.40	0.10	(0.17)	0.05
Cash dividends per share	$0.10	$—	$—	$—	$—

	At or for the Years Ended December 31,
	2013	2012	2011	2010	2009
Key Ratios (2)
Return on average assets	0.39%	0.44%	0.14%	(0.29)%	0.14%
Return on average common equity	4.29%	4.45%	1.19%	(1.85)%	0.57%
Equity to assets at end of period	9.15%	9.48%	10.84%	13.78%	20.68%
Earning assets to interest-bearing liabilities	126.26%	128.44%	125.70%	125.98%	138.12%
Interest rate spread (3)	2.30%	2.24%	2.20%	2.45%	2.75%
Net interest margin (3)	2.46%	2.47%	2.47%	2.77%	3.23%
Non-interest expense to average assets	1.84%	2.02%	2.34%	2.96%	3.06%
Efficiency ratio (4)	74.11%	79.84%	93.27%	103.41%	92.32%
Common stock dividend payout ratio	23.16%	—%	—%	—%	—%

	At or for the Years Ended December 31,
	2013	2012	2011	2010	2009
Asset Quality Data
Nonperforming assets to total assets at end of period (5)	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for credit losses to non-performing loans at end of period (5)	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for credit losses to total loans at end of period	0.46%	0.48%	0.53%	0.62%	0.40%
Capital Ratios (Bank Only)
Tier 1 leverage capital ratio	8.87%	9.42%	10.83%	14.02%	22.38%
Tier 1 risk-based capital ratio	14.79%	18.03%	20.25%	23.87%	30.80%
Total risk-based capital ratio	15.33%	18.64%	20.85%	24.53%	31.26%
Common stock dividend payout ratio	23.16%	—%	—%	—%	—%

(1)	Shares used for book value purposes are net of shares held in treasury at the end of the period.
(2)	With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(3)	Interest rate spread represents the difference between the weighted average yield on earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average earning assets.
(4)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenue is the sum of net interest income and noninterest income.
(5)	Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

OF TECHE HOLDING COMPANY

On January 12, 2014, IBERIABANK Corporation entered into a definitive agreement to acquire Teche Holding Company, the bank holding company of Teche Federal Bank, a commercial bank headquartered in New Iberia, Louisiana. The following tables set forth selected historical consolidated financial and other data of Teche Holding Company for the periods and at the dates indicated. The information in the tables is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto included in Teche Holding Company’s Annual Report on Form 10-K for the year ended September 30, 2013, and its Quarterly Report on Form 10-Q for the three months ended December 31, 2013, filed with the SEC. Operating results for any historical period are not necessarily indicative of the results that might be expected for fiscal 2014 or any other future period.

	At or for the Three Months Ended December 31, (1)		At or for the Year Ended September 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012	2011	2010	2009
Assets	$876,723	$839,698	$856,664	$851,962	$793,203	$761,524	$765,071
Loans Receivable, Net	696,076	634,363	676,535	665,842	600,271	586,635	588,527
Securities-Available for Sale	13,281	18,507	14,447	19,967	25,148	14,996	20,936
Securities-Held to Maturity	67,984	64,532	67,732	66,813	80,598	59,566	75,384
Cash and Cash Equivalents	35,544	59,367	34,332	37,300	29,155	40,655	23,675
Deposits	648,475	630,639	650,791	617,722	598,582	579,355	585,469
FHLB Advances	129,123	117,034	108,997	142,751	108,183	100,017	100,628
Stockholders’ Equity	91,737	84,767	89,061	83,541	79,987	75,513	71,485
SUMMARY OF OPERATIONS
Interest Income	$9,475	$9,571	$37,428	$39,134	$39,358	$41,336	$44,237
Interest Expense	1,582	1,832	6,750	8,080	9,168	11,704	15,297

Net Interest Income	7,893	7,739	30,678	31,054	30,190	29,632	28,940
Provision for Loan Losses	—	150	400	1,910	3,900	3,896	3,026

Net Interest Income after
Provision for Loan Losses	7,893	7,589	30,278	29,144	26,290	25,736	25,914
Non-Interest Income	4,026	5,812	17,841	15,510	15,543	15,960	15,852
Non-Interest Expense	8,450	8,752	34,991	33,714	31,131	31,229	31,372

Income Before Income Taxes	3,469	4,649	13,128	10,940	10,702	10,467	10,394
Income Tax Expense	1,054	1,577	4,397	3,655	3,474	3,366	3,258

Net Income	$2,415	$3,072	$8,731	$7,285	$7,228	$7,101	$7,136

Basic Income per Common Share	$1.17	$1.51	$4.29	$3.55	$3.49	$3.40	$3.38
Diluted Income per Common Share	$1.15	$1.49	$4.22	$3.51	$3.45	$3.37	$3.36
Ratio of Equity to Assets	10.46%	10.09%	10.40%	9.81%	10.08%	9.92%	9.34%
Book Value/Common Share	$44.04	$41.65	$43.47	$41.09	$38.79	$36.19	$34.09
Return on Average Assets	1.11%	1.44%	1.03%	0.88%	0.94%	0.93%	0.91%
Return on Average Equity	10.49%	14.17%	9.96%	8.80%	9.12%	9.43%	9.98%
Net Interest Margin	4.00%	3.98%	3.96%	4.10%	4.28%	4.25%	4.01%
Non-Interest Expense/Average Assets	3.90%	4.11%	4.12%	4.09%	4.03%	4.10%	4.02%
Non-Interest Income/Average Assets	1.86%	2.73%	2.10%	1.88%	2.01%	2.11%	2.08%
Non-Performing Loans/Loans (2)	0.48%	1.48%	0.41%	1.58%	1.81%	2.47%	1.21%
Allowance for Loan Losses/Total Loans	1.10%	1.28%	1.15%	1.27%	1.37%	1.55%	1.14%
Dividend Payout Ratio	32.63%	48.57%	34.44%	41.45%	41.59%	42.14%	41.32%

(1)	Ratios are annualized where appropriate
(2)	Total loans net of allowance for loan losses

COMPARATIVE PER SHARE DATA

(Unaudited)

The following table sets forth the basic earnings, diluted earnings, cash dividends and book value per common share data for First Private, Teche Holding Company and IBERIABANK Corporation on a historical basis, on a pro forma combined basis, and on a per equivalent First Private share basis, as of or for the twelve months ended December 31, 2013 (in the case of IBERIABANK Corporation and First Private) and the twelve months ended September 30, 2013 (in the case of Teche Holding Company). The First Private per share information is presented both historically, and on a pro forma basis to reflect the merger.

The pro forma data was derived by combining the historical consolidated financial information of IBERIABANK Corporation, Teche Holding Company and First Private using the acquisition method of accounting for business combinations and assumes the transactions are completed as contemplated. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented. The pro forma equivalent First Private share amounts are calculated by multiplying the pro forma combined per share metrics by the exchange ratio of 0.27 so that the per share amounts equate to the respective values of one share of First Private common stock. The unaudited pro forma combined per share equivalents are calculated by combining the IBERIABANK Corporation, Teche Holding Company and First Private historical share amounts with pro forma amounts from First Private, assuming an exchange ratio of 0.27, and pro forma amounts from Teche Holding Company, assuming an exchange of 1.162. The unaudited pro forma data in the table assume that the merger is accounted for using the acquisition method of accounting and represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of First Private and Teche Holding Company at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the financial information and financial statements of IBERIABANK Corporation incorporated by reference in this proxy statement/prospectus, the selected financial data of First Private included elsewhere in this proxy statement/prospectus and the financial information and financial statements of Teche Holding Company filed with the SEC. See “Where You Can Find More Information” on page 60.

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	IBERIABANK Corporation Historical	Teche Holding Company Historical	First Private Historical	Pro Forma Combined	Pro Forma Equivalent First Private Share (1)
Earnings per share for the fiscal year ended 2013:
Basic	$2.20	$4.28	$0.43	$2.29	$0.62
Diluted	2.20	4.22	0.41	2.28	0.62
Shares Outstanding at fiscal year ended 2013	29,786,544	2,048,888	3,138,950	33,014,869	847,517
Cash dividends per share declared for the fiscal year ended 2013 (2)	$1.36	$1.475	$0.10	$1.36	$0.37
Book value per common share as of fiscal year end 2013 (3)	51.4	43.47	10.42	52.74	14.24
Tangible common book value per share as of fiscal year end 2013 (3)	37.12	41.69	10.42	37.06	10.01

(1)	The pro forma equivalent First Private share amounts show the effects of the merger from the perspective of an owner of First Private common stock. It is calculated by multiplying the pro forma combined per share amounts by an assumed exchange ratio of 0.27. The actual exchange ratio may differ.

(2)	Pro forma dividends per share represent IBERIABANK Corporation’s historical dividends per share.
(3)	Pro forma book value and tangible book value per common share amounts are based on the closing price of IBERIABANK Corporation on February 10, 2014 of $63.62, and assumes the proposed merger with First Private will result in approximately $23 million of goodwill and other intangibles and assumes that the proposed merger with Teche Holding Company will result in approximately $68 million of goodwill and other intangibles, significant portions of which are expected to be goodwill.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including without limitation, IBERIABANK Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement.

Risks Associated with the Merger

Fluctuations in the trading price of IBERIABANK Corporation common stock outside of certain ranges will change the number of shares of IBERIABANK Corporation common stock that you receive in the merger.

If the Market Value of IBERIABANK Corporation common stock is greater than $62.96 or less than $69.44 per share during the measurement period, the Exchange Ratio will equal 0.27 of a share of IBERIABANK Corporation common stock for each share of First Private common stock. Within that range of values, the number of shares of IBERIABANK Corporation stock you will receive will not change, although the value of the shares received will vary with the market price for IBERIABANK Corporation common stock. However, if the Market Value is outside of this range, the Exchange Ratio will be adjusted. If the Market Value is greater than or equal to $69.44, then the number of IBERIABANK Corporation shares you will receive as merger consideration will equal the quotient obtained by dividing $18.75 by such Market Value. If the Market Value is equal to or less than $62.96, then the number of shares you will receive will equal the quotient obtained by dividing $17.00 by such Market Value. Outside of these Market Values, the implied value per share of First Private common stock will be fixed at $18.75 at the top of the range and $17.00 at the bottom of the range.

The market price of IBERIABANK Corporation’s common stock at the time the merger is completed may vary from the price of IBERIABANK Corporation’s common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus and/or on the date of the First Private special meeting as a result of various factors that are beyond the control of IBERIABANK Corporation and First Private, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by First Private shareholders, completion of the merger is subject to satisfaction of other conditions that may not occur until after the First Private special meeting. Therefore, at the time of the First Private special meeting you will not know or be able to calculate the precise value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of IBERIABANK Corporation common stock before you vote.

After the merger, the market value of IBERIABANK Corporation common stock may decrease and be lower than the Market Value of IBERIABANK Corporation’s common stock that was used in calculating the Exchange Ratio in the merger.

For additional information, see “Approval of the Merger—Conversion of First Private Common Stock” on page 22.

The price of IBERIABANK Corporation’s common stock might decrease after the merger.

The value of the shares of IBERIABANK Corporation’s common stock you will receive in the merger in exchange for your shares of First Private common stock will increase or decrease as the market price for IBERIABANK Corporation’s common stock changes. During the twelve-month period ended on April 28, 2014 (the most recent practicable date before the printing of the proxy statement/prospectus), the price of IBERIABANK Corporation’s common stock varied from a low of $44.91 to a high of $72.41, and ended that period at $63.37. The market value of IBERIABANK Corporation’s common stock fluctuates based upon general market and economic conditions, IBERIABANK Corporation’s business and prospects and other factors.

The market price of IBERIABANK Corporation’s common stock after the merger may be affected by factors different from those affecting the shares of First Private or IBERIABANK Corporation currently.

Upon completion of the merger, holders of First Private common stock will become holders of IBERIABANK Corporation common stock. IBERIABANK Corporation’s business differs from that of First Private, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the results of operations of each of IBERIABANK Corporation and First Private. For a discussion of the businesses of IBERIABANK Corporation and First Private and of certain factors to consider in connection with those businesses, see the documents incorporated by reference or described elsewhere in this proxy statement/prospectus.

The integration of the operations of IBERIABANK Corporation and First Private may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including (but not limited to) IBERIABANK Corporation’s ability to:

•	timely and successfully integrate the operations of IBERIABANK Corporation and First Private;

•	retain key employees of IBERIABANK Corporation and First Private;

•	maintain existing relationships with depositors in First Private to minimize withdrawals of deposits prior to and subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of First Private;

•	control the incremental non-interest expense from IBERIABANK Corporation to maintain overall operating efficiencies;

•	retain and attract qualified personnel at IBERIABANK Corporation; and

•	compete effectively in the communities served by IBERIABANK Corporation and First Private and in nearby communities.

IBERIABANK Corporation may not be able to manage effectively its growth resulting from the merger.

Acquisitions or mergers entail risks that could negatively affect the operations of IBERIABANK Corporation.

Acquisitions and mergers, particularly the integration of companies that have previously been operated separately, involves a number of risks, including, but not limited to:

•	the time and costs associated with identifying and evaluating potential acquisition or merger partners;

•	difficulties in assimilating operations of the acquired institution and implementing uniform standards, controls, procedures and policies;

•	exposure to asset quality problems of the acquired institution;

•	IBERIABANK Corporation’s ability to finance an acquisition and maintain adequate regulatory capital;

•	diversion of management’s attention from the management of daily operations;

•	risks and expenses of entering new geographic markets;

•	potential significant loss of depositors or loan customers from the acquired institution;

•	loss of key employees of the acquired institution; and

•	exposure to undisclosed or unknown liabilities of an acquired institution.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Also, IBERIABANK Corporation may issue equity securities, including common stock and securities convertible into common stock in connection with future acquisitions, which could cause ownership and economic dilution to the current shareholders of IBERIABANK Corporation (or to the shareholders of IBERIABANK Corporation at that time). Prior to the completion of the pending acquisition, IBERIABANK Corporation and First Private operated as separate entities. IBERIABANK Corporation’s failure to successfully integrate these and future acquisitions and/or manage its growth could adversely affect its business, results of operations, financial condition and future prospects.

The mergers with First Private and with Teche Holding Company may distract management of IBERIABANK Corporation from its other responsibilities.

The acquisition of First Private and Teche Holding Company could cause the management of IBERIABANK Corporation to focus its time and energies on matters related to those acquisitions that otherwise would be directed to the business and operations of IBERIABANK Corporation. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of IBERIABANK Corporation.

First Private shareholders will have less influence as shareholders of IBERIABANK Corporation than as shareholders of First Private.

First Private shareholders currently have the right to vote in the election of the board of directors of First Private and on other matters affecting First Private. Following the merger, the shareholders of First Private as a group will own approximately 3% of the combined organization. When the merger occurs, each shareholder that receives shares of IBERIABANK Corporation common stock will become a shareholder of IBERIABANK Corporation with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of First Private. Because of this, First Private shareholders will have less influence on the management and policies of IBERIABANK Corporation than they now have on the management and policies of First Private.

Certain officers and directors of First Private have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the officers and directors of First Private have interests in the merger that are in addition to their interests as shareholders of First Private generally. These interests exist because of, among other things, an employment agreement that the President and Chief Executive Officer of First Private entered into with IBERIABANK, ownership of stock options and warrants and rights to indemnification and officers and directors insurance for a limited time (at current levels) following the merger. IBERIABANK and directors of First Private have entered into support agreements pursuant to which such directors have been invited to join IBERIABANK’s Dallas Advisory Board following the merger, and to receive a fee of $500 per advisory board meeting attended. First Private’s directors have agreed not to affiliate with any board of directors or advisory board of any other financial institution serving the Dallas-Fort Worth-Arlington, Texas Metropolitan Statistical area for two years after consummation of the merger. Although the members of each of the IBERIABANK Corporation and First Private board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, you should be aware of them and understand that some of the directors and officers of First Private will receive payments in connection with the merger that you will not receive. See “Approval of the Merger – Interests of Certain Executive Officers and Directors in the Merger” on page 32.

The fairness opinion obtained by First Private from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

In connection with the execution of the merger agreement, First Private received an opinion from its financial advisor, Macquarie Capital, that the consideration to be received in the merger was fair to First Private shareholders from a financial point of view. First Private has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus. Changes in the operations and prospects of First Private or IBERIABANK Corporation, general market and economic conditions and other factors that may be beyond the control of First Private and IBERIABANK Corporation, and on which the fairness opinion was based, may alter the value of First Private or IBERIABANK Corporation or the prices of shares of First Private common stock or IBERIABANK Corporation common stock by the time the special meeting takes place or by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because First Private does not anticipate asking its financial advisor to update its opinion, the February 10, 2014 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is included as Appendix B to this proxy statement/prospectus. For a description of the opinion that First Private received from its financial advisor, please refer to “Approval of the Merger— Opinion of First Private’s Financial Advisor” on page 26. For a description of the other factors considered by First Private board of directors in determining to approve the merger, please refer to “Approval of the Merger—First Private’s Reasons for the Merger; Recommendation of the First Private Board of Directors” on page 25.

If the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code, then First Private shareholders will be responsible for payment of United States federal income taxes.

The U.S. Internal Revenue Service, or IRS, may determine that the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code. In that case, each First Private shareholder would recognize a gain or loss equal to the difference between (i) the fair market value of the IBERIABANK Corporation common stock and cash received by the shareholder in the merger and (ii) the shareholder’s adjusted tax basis in the shares of First Private common stock exchanged therefore.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of IBERIABANK Corporation and First Private may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before IBERIABANK Corporation and First Private are obligated to complete the merger:

•	the merger agreement must be duly approved by the requisite vote of the shareholders of First Private;

•	all material regulatory approvals required for consummation of the merger must be obtained;

•	the absence of any order by a court or regulatory authority that enjoins or prohibits the merger;

•	no stop order of the registration statement shall have been issued or threatened by the SEC; and

•	the shares of IBERIABANK Corporation common stock to be issued in the merger must be approved for listing on the NASDAQ Global Select Market.

Termination of the merger agreement could negatively impact First Private.

If the merger agreement is terminated, there may be various consequences. For example, First Private’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, First Private will have incurred substantial expenses in connection with this contemplated transaction without realizing the benefits of the merger. If the merger agreement is terminated and First Private’s board of directors seeks another merger or business combination, First Private’s shareholders cannot be certain that First Private will be able to find a party willing to pay the equivalent or greater consideration than that which IBERIABANK Corporation has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by First Private’s board of directors, First Private may be required to pay IBERIABANK Corporation a termination fee of up to $3,000,000 depending on the circumstances under which the merger agreement is terminated.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire First Private.

Until the completion of the merger, with some exceptions, First Private is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any in inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than IBERIABANK Corporation. In addition, First Private has agreed to pay a termination fee to IBERIABANK Corporation in specified circumstances. These provisions could discourage other companies from trying to acquire First Private even though those other companies might be willing to offer greater value to First Private shareholders than IBERIABANK Corporation has agreed to pay.

First Private will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First Private. These uncertainties may impair First Private’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with First Private to seek to change existing business relationships with First Private. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of First Private may experience uncertainty about their future roles with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic First Private employees depart because of personal issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, First Private’s business following the merger could be harmed. In addition, the merger agreement restricts First Private from making certain acquisitions and taking other specified actions until the merger occurs without the consent of IBERIABANK Corporation. These restrictions may prevent First Private from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “Approval of the Merger—Conduct of Business Pending the Merger” on page 34.

FIRST PRIVATE HOLDINGS, INC. SPECIAL MEETING

First Private is mailing this proxy statement/prospectus to you as a First Private shareholder on or about May 7, 2014. With this document, First Private is sending you a notice of the First Private special meeting of shareholders, a proxy statement and a proxy card that is solicited by the First Private board of directors. The special meeting will be held on June 5, 2014 at 6:00 p.m., local time, at First Private Bank located at 8201 Preston Road, Suite 140, Dallas, Texas 75225.

Matters to be Considered

The purpose of the special meeting of shareholders is to vote on a proposal to approve the merger agreement, pursuant to which First Private will be merged with and into IBERIABANK Corporation.

You will also be asked to vote upon a proposal to adjourn or postpone the special meeting of shareholders, if necessary, to solicit additional proxies to approve the merger agreement.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Secretary of First Private;

•	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions you receive from your broker in order to direct your broker how to vote and you should also follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal by management to adjourn the special meeting if necessary to solicit additional proxies. No other matter may be presented for action at the special meeting.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by First Private. First Private will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on April 21, 2014 has been fixed as the record date for determining the First Private shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time, 3,138,950 shares of First Private common stock were outstanding, and approximately 149 holders of record of First Private.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Private common stock entitled to vote is necessary to constitute a quorum at the special meeting of shareholders.

Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Private common stock. Holders of First Private common stock outstanding on the record date constitute the First Private voting power entitled to vote at the special meeting. An abstention will be counted for purposes of a quorum. A broker non-vote also will be counted for purposes of determining a quorum. However, because the required vote to approve the merger agreement is based on the number of First Private shares outstanding, a failure to vote an abstention or a broker non-vote will have the same effect as a vote against the proposal to approve the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies, each requires a majority of votes cast affirmatively or negatively without regard to broker non-votes and proxies marked “ABSTAIN” as to the matter.

As of the record date, directors of First Private beneficially owned 582,250 shares of First Private common stock entitled to vote at the special meeting of shareholders. This represents approximately 18.5% of the total votes entitled to be cast at the special meeting. These individuals have entered into support agreements pursuant to which they have agreed to vote “FOR” approval of the merger agreement.

Recommendation of the Board of Directors

The First Private board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors believes that the merger agreement is fair to First Private shareholders and is in the best interest of First Private and its shareholders and recommends that you vote “FOR” the approval of the merger agreement. See “Approval of the Merger—First Private’s Reasons for the Merger; Recommendation of the First Private Board of Directors” on page 25.

The board of directors also recommends that you vote “FOR” a proposal to adjourn or postpone the special meeting, if necessary to solicit additional proxies to approve the merger agreement.

APPROVAL OF THE MERGER

The description of the merger and the merger agreement contained in this proxy statement/prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus (without exhibits) as Appendix A hereto and incorporated herein by reference.

General

Pursuant to the merger agreement, First Private will merge with and into IBERIABANK Corporation, with IBERIABANK Corporation as the surviving entity. Each share of First Private common stock will be converted into the right to receive 0.27 of a share of IBERIABANK Corporation common stock. This Exchange Ratio is subject to adjustment depending on the Market Value of the IBERIABANK Corporation common stock. If the Market Value is greater than or equal to $69.44, each outstanding share of First Private common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $18.75 by such Market Value. If the Market Value is less than or equal to $62.96, each share of First Private common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $17.00 by the Market Value. Cash will be paid in lieu of any fractional share of First Private common stock. See “Conversion of First Private Common Stock” below.

As a result of the merger, the separate corporate existence of First Private will cease and IBERIABANK Corporation will succeed to all the rights and be responsible for all the obligations of First Private. In the merger, IBERIABANK Corporation will acquire all of the outstanding shares of common stock of First Private Bank. First Private Bank will then merge with and into IBERIABANK, as a result of which, the separate corporate existence of First Private Bank will cease. Upon consummation of the merger, the board of directors and executive officers of each of IBERIABANK Corporation and IBERIABANK shall consist of those persons serving as directors and executive officers of IBERIABANK Corporation and IBERIABANK, respectively, prior to the merger.

The Parties

IBERIABANK Corporation. IBERIABANK Corporation, a Louisiana corporation, is the financial holding company for IBERIABANK, a wholly owned Louisiana-chartered commercial bank subsidiary, both headquartered in Lafayette, Louisiana. The principal business of IBERIABANK Corporation is conducted through IBERIABANK. IBERIABANK operates full service bank branch offices in its market areas throughout Louisiana, Texas, Arkansas, Alabama, Tennessee and Florida. IBERIABANK provides a variety of financial services to individuals and businesses throughout its service area. Primary deposit products are checking, savings and certificate of deposit accounts and primary lending products are consumer, commercial and mortgage loans. IBERIABANK also offers discount brokerage services through a wholly owned subsidiary. IBERIABANK Corporation’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” At December 31, 2013, IBERIABANK Corporation had total assets of $13.4 billion, total deposits of $10.7 billion and shareholders’ equity of $1.5 billion.

On January 12, 2014, IBERIABANK Corporation and Teche Holding Company executed a definitive agreement for IBERIABANK Corporation to acquire Teche Holding Company, the holding company of Lafayette, Louisiana based Teche Federal Bank. The transaction was approved by the board of directors of each of IBERIABANK Corporation and Teche Federal Bank and is expected to close on May 31, 2014. The transaction received approval from the Federal Reserve Board and the Louisiana Office of Financial Institutions. Under the terms of the agreement, shareholders of Teche Holding Company will receive 1.162 shares of IBERIABANK Corporation common stock per share of Teche Holding Company’s common stock, subject to possible adjustments based on the market value of IBERIABANK Corporation common stock prior to closing. The stock issuance is valued at approximately $161 million in the aggregate, based on approximately 2,234,000 shares of Teche Holding Company common stock outstanding, assuming the full exercise of then vested stock options and full issuance of the restricted shares.

First Private Holdings, Inc. First Private, a Texas corporation, is the bank holding company for First Private Bank of Texas, or First Private Bank, a wholly owned Texas-chartered commercial bank, both headquartered in Dallas, Texas. First

Private Bank has two bank branch offices in the Dallas, Texas market. As of December 31, 2013, First Private had total assets, deposits and equity of approximately $357 million, $318 million and $33 million, respectively.

Conversion of First Private Common Stock

If the merger agreement is approved and the merger is subsequently completed, on the effective date of the merger, each outstanding share of First Private common stock will be converted into the right to receive shares of IBERIABANK Corporation common stock. The Exchange Ratio (the precise number of shares of IBERIABANK Corporation common stock to be received for each share of First Private common stock) will depend on the Market Value of the IBERIABANK Corporation common stock. The term Market Value is defined in the merger agreement to be the average of the 24-hour daily weighted average trading prices of IBERIABANK Corporation common stock over 15 trading days ending on and including the business day prior to the closing of the merger. The Exchange Ratio will be:

•	0.27 of a share of IBERIABANK Corporation common stock for each share of First Private common stock, and cash (without interest) payable with respect to any fractional share of IBERIABANK Corporation common stock if the Market Value is between $69.44 and $62.96; or

•	if the Market Value is greater than or equal to $69.44 per share, then the Exchange Ratio will equal the quotient obtained by dividing $18.75 by the Market Value, and cash (without interest) payable with respect to any fractional share of IBERIABANK Corporation common stock ; or

•	if the Market Value is less than or equal to $62.96 per share, the Exchange Ratio will equal the quotient obtained by dividing $17.00 by the Market Value, and cash (without interest) payable with respect to any fractional share of IBERIABANK Corporation common stock.

The following table provides examples of how the Exchange Ratio and the value of the merger consideration may change depending on the Market Value of the IBERIABANK Corporation common stock. The range of Market Values set forth in the table has been included for representative purposes only. IBERIABANK Corporation cannot assure you as to what the market price of the IBERIABANK Corporation common stock to be issued in the merger will be at or following the time of the exchange.

Hypothetical Market Value	Exchange Ratio	Implied Value Received in Exchange Per Share of First Private Common Stock
$72.44	0.259	$18.75
$71.44	0.262	$18.75
$70.44	0.266	$18.75
$69.44	0.270	$18.75

$66.62	0.27	$17.99
$65.62	0.27	$17.72
$64.62	0.27	$17.45
$63.62	0.27	$17.18

$62.96	0.270	$17.00
$61.96	0.274	$17.00
$60.96	0.279	$17.00
$59.96	0.283	$17.00

The examples above are illustrative only. The number of shares you receive for each of your shares of First Private common stock will be based on the actual Market Value. The actual Market Value may be outside the range of the amounts set forth above, and as a result, the actual Exchange Ratio and implied value of the merger consideration per share of IBERIABANK Corporation common stock may not be shown in the above table.

The 15-day average trading price of IBERIABANK Corporation common stock over a hypothetical measurement period ending on April 28, 2014 was $66.70. If this was the actual Market Value, you would receive 0.27 of a share of IBERIABANK Corporation common stock for each share of First Private common stock owned by you. Before deciding how to vote, you should obtain a more recent price of IBERIABANK Corporation common stock, which trades on the NASDAQ Global Select Market under the symbol “IBKC”.

The Exchange Ratio was arrived at through arm’s-length negotiations between First Private and IBERIABANK Corporation. The merger agreement provides that, if IBERIABANK Corporation effects a stock dividend, reclassification, recapitalization, split, or combination of the shares of IBERIABANK Corporation common stock, an appropriate adjustment to the Exchange Ratio will be made.

Stock Options and Warrants

On the effective date of the merger, each stock option and warrant to purchase shares of First Private common stock granted under the First Private stock option plan and warrant agreements, whether vested or unvested, that is outstanding and unexercised on the merger closing date will cease to represent a right to acquire First Private common stock and will be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings if applicable), determined by multiplying (a) the product of the aggregate number of shares of First Private common stock underlying such holder’s stock options or warrants, multiplied by the Exchange Ratio, and (b) the Market Value, and then subtracting the aggregate exercise price to purchase the First Private common stock underlying such First Private stock options or warrants.

Procedure for Exchanging Certificates

At or prior to the effective date of the merger, IBERIABANK Corporation will deposit with an exchange agent certificates representing the shares of IBERIABANK Corporation common stock and the estimated amount of cash to be paid in lieu of fractional shares of IBERIABANK Corporation common stock. The exchange agent will facilitate the payment of the merger consideration to the holders of certificates representing shares of First Private common stock.

As soon as practicable after the effective date of the merger (but in no event later than 10 business days after the effective date of the merger), a letter of transmittal, together with instructions for the exchange of certificates representing shares of First Private common stock for the merger consideration, will be mailed to each person who is a shareholder of record of First Private on the effective date of the merger. Shareholders are requested not to send in their First Private common stock certificates until they have received a letter of transmittal and further written instructions. IBERIABANK Corporation common stock certificates and cash payments for fractional shares will be sent as promptly as practicable after receipt of a properly completed letter of transmittal accompanied by the appropriate First Private common stock certificates.

After the effective time of the merger, each certificate formerly representing First Private common stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of IBERIABANK Corporation common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of IBERIABANK Corporation common stock and any dividend or other distribution with respect to IBERIABANK Corporation common stock which becomes payable after the effective time of the merger. IBERIABANK Corporation, at its option, may decline to pay former shareholders of First Private who become holders of IBERIABANK Corporation common stock pursuant to the merger agreement any dividends or other distributions that may have become payable to holders of record of IBERIABANK Corporation common stock following the effective date of the merger until they have surrendered their certificates of First Private common stock for IBERIABANK Corporation common stock. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of IBERIABANK Corporation common stock, will be paid without interest.

If your First Private stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The exchange agent will send you instructions on how to provide evidence of ownership. You may be required to make an affidavit and post a bond in an amount sufficient to protect IBERIABANK Corporation against claims related to your common stock.

Background of the Merger

Since the inception of First Private in 2007, the board of directors of First Private considered one of the most likely strategic avenues for maximizing shareholder value to be acquisition of First Private by, or affiliation of First Private with, a larger financial institution. The likely timing of any such endeavor, or of deciding upon an alternate strategic direction, has been the subject of ongoing evaluation by First Private’s board of directors. That ongoing evaluation has included continuing consideration of the expressed desires of First Private’s shareholders.

In the spring of 2013 First Private’s board undertook a planning initiative to evaluate its strategic alternatives and to determine First Private’s best course of action for the next 1 to 3 years. As part of this process, the First Private board interviewed several investment banking firms for the purpose of selecting a firm to assist the First Private board with a strategic planning initiative. In June, 2013 the board approved the engagement of Macquarie Capital. First Private’s board selected Macquarie Capital (a) because of its expertise, reputation and familiarity with the financial services industry, (b) because its investment banking professionals have substantial experience in representation of firms in the financial services industry, and (c) because its professionals demonstrated insightful grasp of the objectives of First Private’s board with regard to the planning initiative.

Over the course of the ensuing months Macquarie Capital assisted First Private’s board in assessing alternatives for continued operation as an independent institution versus operating in a strategic alliance with a larger institution. Macquarie Capital also assisted the board in evaluating the dynamics of the current market for mergers and acquisitions and the likely effect of such dynamics on First Private’s potential candidacy as a merger partner.

Beginning in July 2013, Macquarie Capital identified a list of prospective strategic partners. As part of Macquarie Capital general discussions with prospective partners, Macquarie Capital facilitated ten meetings between such parties and First Private. Meetings were designed to provide a general overview of First Private and determine preliminary interest and strategic fit. Five of the ten banks expressed an interest in considering a transaction and signed a confidentiality agreement to receive additional information. Subsequently, those five banks submitted indications of interest to the board of directors of First Private.

Among the indications of interest was a letter of proposal from IBERIABANK Corporation dated September 11, 2013. Based upon the level of interest expressed in the proposed letter, First Private permitted IBERIABANK Corporation to conduct a due diligence review of First Private, which included onsite due diligence work in November, 2013. That same month First Private provided IBERIA a draft form of a definitive agreement, receiving comments back from IBERIABANK Corporation in December.

In early January, 2014 First Private’s board concluded that the indications of interest received to date, including the proposal from IBERIABANK Corporation, were inadequate and made the determination to pursue continued independent operations. On January 14, 2014, IBERIABANK Corporation contacted First Private and indicated continued interest in negotiating a potential transaction.

From January 14 through January 31, 2014 representatives of First Private, IBERIABANK Corporation, and Macquarie Capital engaged in numerous conversations regarding a potential transaction. The First Private board met on January 16 and January 31, 2014 to receive updates on the status of the negotiations. At the January 31 meeting the First Private board determined to proceed with a transaction with IBERIABANK Corporation, subject to negotiation of acceptable terms and an acceptable definitive merger agreement.

From January 31 to February 10 management representatives of First Private and IBERIABANK Corporation, and their respective legal counsels, negotiated the merger agreement and related documents. Representatives of First Private and Macquarie Capital also conducted reverse due diligence on IBERIABANK Corporation during this period.

On February 10 First Private’s board of directors met to consider the merger with IBERIABANK Corporation, joined by representatives of Macquarie Capital and by First Private’s outside legal counsel. Prior to that meeting all directors were provided with the then-current draft of the merger agreement and all ancillary documents. Outside legal counsel (a) reviewed fiduciary duties of the directors, (b) reviewed terms and conditions of the proposed merger agreement and ancillary legal documents, and (c) discussed business points, contingencies, timing issues and fiduciary considerations. A Macquarie Capital representative (a) reviewed the transaction process, time line and summary, (b) reviewed a valuation analysis of comparable transactions, both nationwide and within Texas, and (c) provided an overview of IBERIABANK Corporation, its financial performance and the market performance of its common stock. At the conclusion of this presentation and after responding to questions from the directors, the Macquarie Capital representative rendered Macquarie Capital’s opinion, orally and in writing, that, subject to the assumptions, limitations and qualifications forth in the written opinion, the total aggregate consideration to be received from IBERIABANK Corporation, which consisted of IBERIABANK Corporation common stock which had an aggregate value of $65.1 million as of February 10, 2014, was fair to the First Private shareholders from a financial point of view.

Based upon its review and discussion of the merger agreement, the opinion of Macquarie Capital, and other relevant factors (described below in “First Private’s Reasons for the Merger and Recommendations of the Board of First Private”), the board of directors of First Private, by unanimous vote, approved the merger agreement with IBERIABANK Corporation and authorized its execution by Mr. Daryl S. Kirkham on behalf of First Private.

First Private and IBERIABANK Corporation representatives executed the merger agreement on February 10, 2014. The companies issued a joint press release announcing the signing of the merger agreement after the close of the stock markets that afternoon.

First Private’s Reasons for the Merger; Recommendation of the First Private Board of Directors

First Private’s board of directors has determined that the merger is fair to, and in the best interests of, First Private’s shareholders. In approving the merger agreement, First Private’s board of directors consulted with Macquarie Capital with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the First Private shareholders, and with its outside legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, First Private’s board also considered a number of factors, including the following:

•	First Private’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of First Private;

•	the current and prospective environment in which First Private operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the financial presentation of Macquarie Capital and the opinion of Macquarie Capital dated as of February 10, 2014 that, as of February 10, 2014 (the date on which First Private’s board of directors approved the merger agreement), and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received from IBERIABANK Corporation is fair, from a financial point of view, to the shareholders of First Private (see “—Opinion of First Private’s Financial Advisor,” beginning on page 26);

•	that shareholders of First Private will receive the merger consideration in shares of IBERIABANK Corporation common stock, which are publicly traded on the NASDAQ Global Select stock exchange;

•	the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the First Private common stock exchanged for IBERIABANK Corporation common stock;

•	the results that First Private could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by IBERIABANK Corporation;

•	the ability of IBERIABANK Corporation to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the ability of IBERIABANK Corporation to receive the requisite regulatory approvals in a timely manner;

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits First Private’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire First Private;

•	that under the agreement First Private could not solicit competing proposals for the acquisition of First Private;

•	the merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•	that some of First Private’s directors and executive officers have other financial interests in the merger in addition to their interests as First Private shareholders, including financial interests that are the result of existing compensation arrangements with First Private and/or prospective compensation arrangements with IBERIABANK Corporation and the manner in which such interests would be affected by the merger;

•	the requirement that First Private conduct its business in the ordinary course and the other restrictions on the conduct of First Private’s business before completion of the merger, which may delay or prevent First Private from undertaking business opportunities that may arise before completion of the merger.

The reasons set out above for the merger are not intended to be exhaustive but do include all material factors considered by First Private’s board of directors in approving the merger. In reaching its determination, the First Private board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board believed that the merger was in the best interest of First Private’s shareholders, and therefore the board of directors of First Private unanimously approved the merger agreement and the merger. In addition, all members of First Private’s board of directors have entered into voting agreements requiring them to vote the shares of First Private common stock over which they have voting authority in favor of the merger agreement.

First Private’s board unanimously recommends that First Private’s shareholders vote “FOR” the merger agreement.

Opinion of First Private’s Financial Advisor

The fairness opinion of First Private’s financial advisor in connection with the merger, Macquarie Capital, is described below. The description contains projections, estimates and other forward looking statements about the future earnings or other measures of the future performance of First Private. You should not rely on any of these statements as having been made or adopted by Macquarie Capital, First Private or IBERIABANK Corporation. You should review the copy of the fairness opinion, which is attached as Appendix B.

On June 21, 2013, First Private entered into an engagement letter with Macquarie Capital, where for the consideration described in such engagement letter and the agreement by First Private to its terms, Macquarie Capital agreed to render financial advisory services to First Private in connection with the merger. As part of its engagement, Macquarie Capital agreed, subject to such terms, to assist First Private in the financial analyzing, structuring and negotiating of a sale transaction of First Private, and to provide the board of directors of First Private with its opinion as to the fairness, from a financial point of view, of the merger consideration to the common shareholders of First Private in the proposed merger with IBERIABANK Corporation. As part of its financial advisory business, Macquarie Capital has been engaged in the past in valuation of financial services companies and their securities in connection with mergers and acquisitions.

On February 10, 2014, the First Private board of directors held a meeting to evaluate the proposed merger. At this meeting, Macquarie Capital reviewed the financial aspects of the proposed merger and rendered an opinion to the First Private board of directors that, as of such date and based upon and subject to factors and assumptions set forth therein, the merger consideration to be received by the common shareholders of First Private in the merger was fair, from a financial point of view, to such shareholders. The board of directors of First Private approved the merger agreement on February 10, 2014.

The full text of Macquarie Capital’s written opinion, dated February 10, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this document and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. First Private shareholders are urged to read the opinion in its entirety.

Macquarie Capital’s opinion speaks only as of the date of the opinion and Macquarie Capital has not undertaken and does not undertake any obligation to revise or update its opinion.

The opinion is directed to the board of directors of First Private and addresses only the fairness, from a financial point of view, of the merger consideration offered to the common shareholders of First Private. The opinion expresses no view or opinion as to any terms or other aspects of the merger. The opinion does not address, and Macquarie Capital expresses no view or opinion with respect to, the underlying business decision of First Private to engage in or proceed with the merger, or the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by First Private or the First Private board of directors. The opinion does not constitute a recommendation to any First Private shareholder as to how the shareholder should vote at First Private’s special meeting on the merger or any related matter. First Private and IBERIABANK Corporation determined the merger consideration through the negotiation process.

In connection with the fairness opinion, Macquarie Capital:

•	Reviewed a draft of the Merger Agreement dated February 10, 2014, which Macquarie Capital assumed was in substantially final form and would not vary in any respect material to Macquarie Capital’s analysis;

•	Reviewed certain publicly available business and financial information relating to IBERIABANK Corporation, First Private and their respective subsidiaries that Macquarie Capital deemed to be relevant;

•	Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to IBERIABANK Corporation, First Private and their subsidiaries that were prepared and provided to Macquarie Capital by the respective management of IBERIABANK Corporation and First Private;

•	Reviewed certain financial projections relating to IBERIABANK Corporation and First Private and their respective subsidiaries that were provided to Macquarie Capital by IBERIABANK Corporation and First Private and discussed with the respective management of IBERIABANK Corporation and First Private, and upon which Macquarie Capital had been instructed to rely;

•	Discussed the past and current operations, financial projections, current financial condition and prospects of IBERIABANK Corporation and First Private with the respective management teams of IBERIABANK Corporation and First Private;

•	Reviewed the financial terms of certain publicly available transactions in the industry in which IBERIABANK Corporation and First Private operate that Macquarie Capital deemed relevant;

•	Reviewed certain trading and operating metrics of certain publicly traded companies in the industry in which IBERIABANK Corporation and First Private operate that Macquarie Capital deemed relevant; and

•	Performed such other analyses, made such inquiries, and considered such other factors as Macquarie Capital deemed appropriate.

In conducting its review and arriving at its opinion, Macquarie Capital assumed and relied upon, without undertaking responsibility for independently verifying, the accuracy and completeness of all of the information reviewed by it or reviewed for it. Macquarie Capital assumed that the financial projections were reasonably prepared on bases reflecting the best currently available information and estimates, and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of First Private, as applicable. Macquarie Capital expressed no view as to any such financial projections or the assumptions on which they were based, including any adjustments made at First Private’s direction. In rendering its opinion, Macquarie Capital did not make or obtain, and did not and does not assume any responsibility for making or obtaining, any evaluations or appraisals of the assets or liabilities (actual, contingent or otherwise) of First Private, IBERIABANK Corporation or any of their respective subsidiaries. Macquarie Capital has not been asked to and has not undertaken any independent verification of any such information, and Macquarie Capital does not assume any responsibility or liability for the accuracy and completeness thereof or any such verification.

The projections furnished to and used by Macquarie Capital in certain of its analyses were prepared and provided by First Private’s senior management teams. First Private does not publicly disclose internal management projections of the type provided by First Private to Macquarie Capital in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Macquarie Capital assumed, with First Private’s consent, that:

•	the merger will be completed in accordance with the terms set forth in the merger agreement (the final terms of which will not differ in any respect material to Macquarie Capital’s analyses from the draft reviewed by it) without material modification, waiver or delay the effect of which would be meaningful to Macquarie Capital’s analysis;

•	the representations and warranties of each party in the merger agreement are true and correct;

•	each party to the merger agreement will perform fully all of the covenants and agreements required to be performed by such party under such document;

•	all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

•	all governmental, regulatory or other consents, approvals or releases necessary for the completion of the merger will be obtained without any delay, limitation, restriction, condition or commitment that would have a material adverse effect on IBERIABANK Corporation, First Private or the completion of the merger, or that would be inconsistent with information Macquarie Capital reviewed or its assumptions.

Macquarie Capital’s opinion is limited to whether, as of the date of the fairness opinion, the merger consideration is fair to the common shareholders of First Private from a financial point of view. Macquarie Capital was not asked to, and it did not, offer any opinion as to any other term or other aspect of the merger agreement or the merger, or any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger. Macquarie Capital expressed no view on, and its opinion did not address: (1) the advisability of any other transaction that First Private may have been considering or the effect of any such transaction on First Private’s current or future financial condition or results of operations; (2) the legal, tax, regulatory or accounting consequences of the merger on First Private, IBERIABANK Corporation or their respective shareholders including, without limitation, whether or not the merger will be accounted for using the acquisition method under generally accepted accounting principles, or whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes; (3) the fairness of the merger to the holders of any other class of securities of First Private or any class of securities of IBERIABANK Corporation, or to the creditors or other constituencies of First Private or IBERIABANK Corporation, or (4) the fairness of the amount or nature of any compensation to any of First Private’s or IBERIABANK Corporation’s officers, directors or employees, or class of such persons, in connection with the merger, whether relative to the merger consideration or otherwise. Macquarie Capital’s opinion does not in any manner address the prices at which shares of IBERIABANK Corporation common stock traded and will trade since the announcement of the merger, the actual value of the shares of common stock of the combined company when issued to First Private common shareholders as a result of the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, Macquarie Capital made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Macquarie Capital, First Private and IBERIABANK Corporation. Any estimates contained in the analyses performed by Macquarie Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Macquarie Capital opinion was among several factors taken into consideration by the board of directors of First Private in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of First Private with respect to the fairness of the consideration or its approval of the merger agreement and the merger.

The following is a summary of the material analyses performed by Macquarie Capital and presented by it to the board of directors of First Private on February 10, 2014 in connection with Macquarie Capital’s fairness opinion. The summary is not a complete description of the analyses underlying the Macquarie Capital opinion or the presentation made by Macquarie Capital to the board of directors of First Private, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Macquarie Capital did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Macquarie Capital’s analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Selected Companies Analysis: Using publicly available information, Macquarie Capital compared the financial performance, financial condition and market performance of First Private to a group of financial institutions selected by Macquarie Capital. First Private’s peer group consisted of all non-OTC traded depositories in the Southwest region with less than $2 billion in assets (pro forma for pending acquisitions and excluding merger targets). The companies included in this group were:

Southwest Bancorp, Inc.	Guaranty Bancorp
MidSouth Bancorp, Inc.	OmniAmerican Bancorp, Inc.
Home Bancorp, Inc.	Louisiana Bancorp, Inc.
SP Bancorp, Inc.	Home Federal Bancorp Inc. of Louisiana
State Investors Bancorp, Inc.

To perform this analysis, Macquarie Capital used financial information as of the most recently reported three month period. Market price information was as of February 7, 2014. Certain financial data prepared by Macquarie Capital, and as referenced in the tables presented below, may not correspond to the data presented in First Private’s historical financial statements as a result of the different periods, assumptions and methods used by Macquarie Capital to compute the financial data presented. Macquarie Capital’s analysis showed the following concerning First Private’s and its peer group’s minimum, median and maximum financial performance, financial condition and market performance:

First Private	Peer Minimum	Peer Median	Peer Maximum
Return on Average Assets	0.53%	0.20%	0.76%	1.04%
Return on Average Tangible Common Equity	5.8%	1.2%	6.2%	13.6%
Net Interest Margin	2.56%	3.06%	3.66%	4.80%
Efficiency Ratio	66.4%	64.3%	70.6%	85.6%
LTM* Net Charge Offs / Avg. Loans	0.00%	0.00%	0.20%	0.44%
Non-performing Assets / Total Assets	0.00%	0.12%	1.39%	2.03%
Loan Loss Reserve / Gross Loans	0.46%	0.59%	0.95%	3.08%
Gross Loans / Total Deposits	80.8%	76.0%	88.9%	125.3%
Adjusted Texas Ratio**	0.0%	1.17%	11.2%	21.4%
Tangible Common Equity / Tangible Assets	9.2%	5.35%	14.2%	17.9%
Tier 1 Leverage Ratio	8.9%	9.17%	14.3%	15.2%
Tier 1 Capital Ratio	14.8%	13.1%	21.3%	25.9%
Total Risk-Based Capital Ratio	15.3%	13.8%	22.3%	26.7%
Price / 2013 Earnings per Share	—	13.5	x	18.9	x	43.0	x
Price / Tangible Book Value per Share	—	0.89	x	0.99	x	1.83	x
Core Deposit Premium	—	-3.4%	2.9%	7.2%

*	Last Twelve Months
**	Defined as (Adjusted Non-performing Assets + Loans 90+ Days past due) / (Tang. Common Equity + Loan Loss Reserves)

Using publicly available information, Macquarie Capital compared the financial performance, financial condition and market performance of IBERIABANK Corporation to a group of financial institutions selected by Macquarie Capital. IBERIABANK Corporation’s peer group consisted of the peers listed in IBERIABANK Corporation’s proxy statement dated April 12, 2013. The companies included in this group were:

FirstMerit Corp.	First Horizon National Corp.
Cullen/Frost Bankers, Inc.	Prosperity Bancshares, Inc.
Hancock Holding Company	Susquehanna Bancshares, Inc.
Wintrust Financial Corp.	UMB Financial Corp.
Valley National Bancorp	BancorpSouth, Inc.
F.N.B. Corp.	Trustmark Corp.
Texas Capital Bancshares, Inc.	Old National Bancorp
MB Financial, Inc.	United Bankshares, Inc.
United Community Banks, Inc.

To perform this analysis, Macquarie Capital used financial information as of the most recently reported three month period. Market price information was as of February 7, 2014. Certain financial data prepared by Macquarie Capital, and as referenced in the tables presented below, may not correspond to the data presented in IBERIABANK Corporation’s historical financial statements as a result of the different periods, assumptions and methods used by Macquarie Capital to compute the financial data presented. Macquarie Capital’s analysis showed the following concerning IBERIABANK Corporation’s and its peer group’s minimum, median and maximum financial performance, financial condition and market performance:

	IBERIABANK Corporation		Peer Minimum		Peer Median		Peer Maximum
Return on Average Assets	0.72%		0.68%		0.98%		1.37%
Return on Average Tangible Common Equity	8.8%		7.9%		12.7%		22.5%
Net Interest Margin	3.42%		2.63%		3.63%		4.25%
Efficiency Ratio	74.6%		39.5%		62.9%		138.9%
LTM* Net Charge Offs / Avg. Loans	0.04%		0.00%		0.23%		0.51%
Non-performing Assets / Total Assets	1.06%		0.08%		1.36%		3.56%
Loan Loss Reserve / Gross Loans	1.62%		0.81%		1.13%		2.11%
Gross Loans / Total Deposits	82.6%		46.6%		77.9%		104.9%
Adjusted Texas Ratio**	14.6%		1.2%		15.1%		40.0%
Tangible Common Equity / Tangible Assets	8.6%		6.1%		7.9%		9.8%
Tier 1 Leverage Ratio	9.7%		7.4%		9.1%		11.4%
Tier 1 Capital Ratio	12.0%		9.7%		12.7%		15.4%
Total Risk-Based Capital Ratio	13.3%		11.3%		13.8%		16.7%
Price / 2013 Earnings per Share	29.3	x	3.8	x	16.9	x	23.3	x
Price / 2014 Estimated Earnings per Share	17.9	x	12.5	x	15.1	x	18.5	x
Price / Tangible Book Value per Share	1.74	x	1.40	x	1.76	x	3.78	x
Core Deposit Premium	8.4%		5.0%		8.8%		24.7%

*	Last Twelve Months
**	Defined as (Adjusted Non-performing Assets + Loans 90+ past due) / (Tang. Common Equity + Loan Loss Reserves)

Selected Transactions Analysis: Macquarie Capital reviewed publicly available information related to a group of recent transactions in the banking industry. These transactions included bank transactions in the Southwest region since the beginning of 2013 greater than $20 million in transaction price where the target’s total assets are less than $2 billion based on the most recent quarterly publicly available financial statements prior to announcement.

Macquarie Capital analyzed the following transaction ratios by calculating:

•	The transaction price at announcement to the last twelve months of earnings of the target company based on the most recent quarterly publicly available financial statements prior to announcement;

•	The transaction price at announcement to the stated tangible book value of the target company based on the most recent quarterly publicly available financial statements prior to announcement; and

•	The transaction price less the tangible common equity divided by the core deposits (total deposits less time deposits greater than $100,000) of the target company based on the most recent quarterly publicly available financial statements prior to announcement.

As illustrated in the following table, Macquarie Capital compared the proposed transaction ratios to the minimum, median and maximum transaction ratios of selected transactions.

	IBERIABANK Corporation/ First Private		Selected Transaction Minimum		Selected Transaction Median		Selected Transaction Maximum
Transaction Price* / LTM Earnings	41.4	x	8.4	x	17.0	x	37.9	x
Transaction Price* / Tangible Book Value	1.76	x	0.62	x	1.78	x	2.84	x
Core Deposit Premium*	13.4%		-3.2%		9.8%		18.4%

*	The transaction price used in the Selected Transactions Analysis assumes the treasury stock method of accounting for options and warrants

First Private Discounted Cash Flow Analysis: Using discounted cash flow analysis, Macquarie Capital estimated the present value of the future after-tax cash flow streams that First Private could produce on a stand-alone basis through December 31, 2018. In performing this analysis, Macquarie Capital used earnings estimates for First Private for 2014 and 2015 provided by First Private management and a growth rate of 9% thereafter, based on market-based long term growth estimates of selected publicly traded Texas banking institutions and agreed by First Private management. Macquarie Capital assumed discount rates ranging from 11% to 15%. The range of values was determined by adding (1) the present value of projected cash flows to First Private shareholders from 2014 to 2018 and (2) the present value of the terminal value of First Private’s common stock. In determining cash flows available to shareholders, Macquarie Capital assumed balance sheet growth estimates provided by First Private management for 2014 and 2015, and a 6% growth rate in assets thereafter, and assumed that First Private would maintain a tangible common equity / tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented cash flows for First Private eligible to be dividends. In calculating the terminal value of First Private, Macquarie Capital applied multiples ranging from 13.0 times to 17.0 times 2019 forecasted earnings. This resulted in a range of values of First Private from $37.0 million to $54.8 million, or $11.58 to $16.27 per fully diluted share (assuming the treasury stock method of accounting for options and warrants). The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis does not purport to be indicative of the actual values or expected values of First Private.

The board of directors of First Private retained Macquarie Capital as financial advisor to First Private regarding the merger. As part of its financial advisory business, Macquarie Capital has been engaged in the past in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. Macquarie Capital has experience in, and knowledge of, the valuation of banking enterprises.

In the ordinary course of its business as a broker-dealer, Macquarie Capital may, from time to time, purchase securities from, and sell securities to First Private and IBERIABANK Corporation. As a market maker in securities Macquarie Capital may from time to time have a long or short position in, and buy or sell, debt or equity securities of IBERIABANK Corporation for Macquarie Capital’s own account and for the accounts of its customers. To the extent Macquarie Capital held any such position, it was disclosed to First Private. Other than this engagement, in the two years preceding the date of its opinion, Macquarie Capital has not had any material relationship with First Private for which compensation has been received or is intended to be received, other than the provision of a fairness opinion on February 10, 2014 in connection with the merger of First Private with another bank holding company.

First Private’s board unanimously recommends that First Private’s shareholders vote “FOR” the merger agreement.

Employee Matters

Each individual who is an employee of First Private or First Private Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of IBERIABANK Corporation or IBERIABANK.

All First Private or First Private Bank employees who remain employed by IBERIABANK Corporation or IBERIABANK at the effective time will be given credit for service at First Private or First Private Bank for eligibility to participate in and the satisfaction of vesting requirements, satisfying any waiting periods, evidence of insurability requirements, seniority or the application of any pre-existing conditions limitations (but not for pension benefit accrual purposes) under IBERIABANK Corporation’s compensation and benefit plans. Any employee of First Private or First Private Bank who is eligible for severance after the merger date and does not remain employed following the merger date shall receive a severance payment from IBERIABANK Corporation for the entire time he or she were an employee of First Private or First Private Bank as if he or she were an employee of IBERIABANK for such period in accordance with the IBERIABANK Severance Pay Plan. No former employee of First Private or First Private Bank shall receive a change of control or severance payment from IBERIABANK Corporation if he or she received a change of control payment from First Private, unless provided otherwise pursuant to an agreement entered into between IBERIABANK Corporation and such employee.

Pursuant to the terms of the merger agreement, First Private and First Private Bank are required to terminate the First Private Bank 401(k) Profit Sharing Plan as of or immediately prior to the effective date of the merger. The account balances of all participants and beneficiaries in these plans will either be distributed or transferred to an eligible tax-qualified retirement plan or individual retirement account, in accordance with the terms of the plan and as directed by the participant or beneficiary. However, if IBERIABANK elects to pursue a favorable determination letter from the Internal Revenue Service with respect to the qualified status of either such plan on its termination, no distributions shall be made from such plan until a favorable determination letter is received; provided, that distributions may still be made as required by applicable law and in accordance with the plan’s terms regarding distributable events other than plan termination.

Interests of Certain Executive Officers and Directors in the Merger

Certain of our executive officers have financial and other interests in the merger as individuals in addition to, or different from, their interests as shareholders of First Private. Our board of directors was aware of these interests and considered them in its decision to approve the merger agreement. These interests are discussed below.

Stock Options. First Private established a stock option plan at the time of its formation pursuant to which it has granted options to purchase shares of First Private common stock to its directors, executive officers and key employees. Under the terms of the merger agreement, outstanding and unexercised options to purchase shares of First Private common stock granted under First Private’s stock option plan, whether or not vested and exercisable, will become fully earned and exercisable as of the effective date of the merger. Each outstanding stock option that is unexercised at the effective time of the merger will be canceled in exchange for the right to receive a single lump sum cash payment from First Private based upon the difference between the value of the merger consideration and the exercise price of the stock options. As of the date of this proxy statement/prospectus, each of the directors and executive officers of First Private holds stock options and is estimated to receive the following cash payments in exchange for the cancellation of their unexercised options (such amounts are based upon the value of the merger consideration as of April 28, 2014 and the assumption that no currently outstanding stock options are exercised prior to the closing date of the merger):

Directors and Executive Officers	Cash
Daniel H. Chapman	$84,126
Stephen Eppig	$36,072
James R. Erwin	$84,126
Terry Kelley	$316,387
Daryl S. Kirkham	$1,085,251
John W. Peavy, III	$76,117
Ana L. Rodriguez	$278,869

Warrants. In connection with its formation, First Private granted warrants to purchase shares of First Private common stock to certain directors as consideration for their services as an organizer of First Private Bank. Under the terms of the merger agreement, each outstanding warrant that is unexercised at the effective time of the merger will be cancelled in exchange for the right to receive a single lump sum cash payment from First Private based upon the difference between the value of the merger consideration and the exercise price of the warrants. Assuming that no outstanding First Private warrants are exercised prior to the closing date of the merger, as of the date of this proxy statement/prospectus, the following directors are estimated to receive the payment set forth below in exchange for the cancellation of their unexercised warrants (such amounts are based upon the value of the merger consideration as of April 28, 2014):

Directors	Cash
Daniel H. Chapman	$440,495
James R. Erwin	$440,495
Daryl S. Kirkham	$460,518
Ana L. Rodriguez	$164,185

Employment Agreement with IBERIABANK. In connection with the execution of the merger agreement, Daryl S. Kirkham, President and Chief Executive Officer of First Private and First Private Bank has entered into an employment agreement with IBERIABANK pursuant to which he has agreed to become executive vice president and Dallas Market President of IBERIABANK for a three year period commencing on the effective date of the merger of First Private Bank with and into IBERIABANK. The employment agreement provides that Mr. Kirkham will be entitled to a base salary of $275,000 annually and that he will be eligible to participate in all employee benefit plans and fringe benefits provided to similarly-situated executive officers of IBERIABANK, and that he will be reimbursed for all reasonable business expenses. Mr. Kirkham is also entitled to a monthly automobile allowance of $500 and reimbursement of amounts sufficient to establish or maintain membership in any club or organization (social, business or otherwise) of which he is currently a member.

In the event of Mr. Kirkham’s death during the term of his employment agreement, his estate will receive regular base compensation due to him through the last day of the calendar month of his death. If his employment is terminated by IBERIABANK without “just cause” (as defined in the employment agreement) or if he terminates his employment for “cause” (as defined in the employment agreement), he will receive the greater of the balance of his salary under the remaining term of his employment agreement or the amount that would otherwise be payable to him under the IBERIABANK Severance Pay Plan. In the event that IBERIABANK terminates Mr. Kirkham for just cause, he will not be entitled to receive any compensation under the employment agreement. Mr. Kirkham may voluntarily terminate employment at any time by written notice, in which case (unless he terminates employment for good cause) he will receive his compensation, vested rights and benefits up to the date of termination of employment. “Just cause” under the employment agreement means personal dishonesty, willful failure to discharge duties, willful misconduct, breach of fiduciary duty involving personal profit; intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the employment agreement. “By Employee For Cause” under the employment agreement arises if (i) IBERIABANK materially reassigns Mr. Kirkham to a new position; (ii) IBERIABANK requires Mr. Kirkham to relocate more than fifty miles from his current work location; (iii) IBERIABANK reduces Mr. Kirkham’s compensation without his consent; or (iv) IBERIABANK requests that Mr. Kirkham perform an illegal or unethical business practice which is not remedied within 30 days after written notice to IBERIABANK. The employment agreement requires an Mr. Kirkham to provide written notice to IBERIABANK of any such basis for termination for cause and opportunity to remedy such event or condition.

Under the employment agreements, Mr. Kirkham has agreed not to compete with IBERIABANK throughout the term of his employment and for two years after the end of his employment in the Dallas-Fort Worth-Arlington Metropolitan Statistical Area. They have also each agreed that, throughout the term of his employment and for a period of two years following the end of his employment, he will not, within such geographic area, (i) solicit with regard to hiring any individual who is an employee of IBERIABANK, (ii) solicit, divert or entice away any customer of IBERIABANK (who was a customer during Mr. Kirkham’s employment or within the two years following the end of his employment relationship with IBERIABANK), or (iii) solicit, induce or attempt to influence any such customer of IBERIABANK, to discontinue, reduce or limit the extent of such relationship with IBERIABANK.

Indemnification. Pursuant to the merger agreement, for a period of three years after the effective time of the merger, all rights to indemnification and all limitations of liability currently existing in favor of any officer or director of First Private or any of its subsidiaries with respect to matters occurring on or prior to the effective date of the merger will continue in effect and will be enforceable against IBERIABANK Corporation. IBERIABANK Corporation has agreed to provide such indemnification and limitation to the fullest extent currently provided under the articles and/or bylaws of First Private, First Private Bank or any other subsidiary, if such claim pertains to any matter arising, existing or occurring before the effective time of the merger, regardless of whether such claim is asserted or claimed before, or after, the effective time of the merger for a period of six years following the merger. In the event that a claim for indemnification is asserted or made within the six year period, it will continue until the final disposition of the claim or action, even if that is after the end of the six year period.

Officers’ and Directors’ Insurance. IBERIABANK Corporation and First Private have agreed that for total premiums not to exceed 175% of the current annual premium in effect for First Private and First Private Bank management liability insurance, First Private and First Private Bank may purchase a continuation of the current management liability insurance policy of First Private and First Private Bank for a coverage period of up to six years following the effective date of the merger.

Appointment to Dallas Market Advisory Board and Non-Compete Restrictions. IBERIABANK Corporation has invited each First Private director to join, as of the effective date of the merger, IBERIABANK’s Dallas Market Advisory Board for three years following completion of the merger. IBERIABANK’s Dallas Market Advisory Board will meet on a regular basis as determined by the market president and its purpose will be to advise IBERIABANK as to its market areas and customers. Each of these directors who accepts the invitation will become members of the appropriate advisory board and will receive a fee of not less than $500 per meeting attended for three years’ service in such capacity. Pursuant to support agreements between IBERIABANK Corporation and each director of First Private, the directors have agreed not to be a member of or be affiliated with a board of directors or advisory board of any other financial institution serving the Dallas-Fort Worth-Arlington, Texas Metropolitan Statistical Area for two years after consummation of the merger, except for any such memberships or affiliations existing on the date of the support agreements.

Management and Operations After the Merger

Upon closing of the merger between First Private and IBERIABANK Corporation, the separate existence of First Private will cease. The directors and officers of IBERIABANK Corporation immediately prior to the merger will continue as directors and officers of IBERIABANK Corporation after the merger.

Under the terms of the merger agreement, the articles of incorporation and bylaws of IBERIABANK Corporation will be the articles of incorporation and bylaws of the combined entity which will retain the name of IBERIABANK Corporation. IBERIABANK Corporation, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. Upon completion of the merger, all assets and property owned by First Private will become immediately the property of IBERIABANK Corporation. IBERIABANK will continue to operate First Private Bank’s two bank branches after the merger.

Effective Date of Merger

The parties expect that the merger will be effective in the second quarter of 2014, or, if delays occur, as soon as possible after the receipt of all regulatory and shareholder approvals, all regulatory waiting periods expire and all other conditions to the completion of the merger have been satisfied or waived. The merger will be legally completed by the filing of a certificate of merger with the Louisiana Secretary of State. If the merger is not consummated within 270 days of February 10, 2014, due to one party’s failure to satisfy a closing condition and no consent to extend the date of consummation of the merger beyond such date has been granted by the party seeking to terminate, the merger agreement may be terminated by either First Private or IBERIABANK Corporation, provided that the party seeking to terminate is not otherwise in material breach of the terms of the merger agreement.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of First Private before the effective time of the merger. In general, the merger agreement obligates First Private to conduct its business in the usual, regular and ordinary course of business consistent with past practice. In addition, First Private has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of IBERIABANK Corporation (which consent will be deemed given after 4 days request by First Private), it will not, among other things:

•	introduce any new material method of management or operation;

•	intentionally take any action that would reasonably be expected to result in a material adverse change;

•	take or fail to take any action that could reasonably be expected to cause the representations and warranties to be inaccurate in any material respect at the time of the closing or preclude First Private from making such representations and warranties (as modified by the supplemental Schedules) at the time of the closing;

•	declare, set aside or pay any dividend or other distribution with respect to its capital except that First Private Bank may pay dividends to First Private;

•	enter into, alter, amend, renew or extend any material contract or commitment which would result in an obligation of First Private or First Private Bank to make payments in excess of $25,000, except for loans and extensions of credit in the ordinary course of business;

•	mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its properties, business or assets, tangible or intangible except in the ordinary course of business and consistent with past practices;

•	cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of the merger agreement;

•	incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by the merger agreement or any of the agreements or documents contemplated hereby;

•	discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

•	issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of this Agreement;

•	amend or otherwise change its articles of association, charter, or bylaws;

•	sell, transfer, lease to others or otherwise dispose of any material amount of its assets or properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; but any such transaction involving amounts in excess of $50,000 shall be deemed to not be in the ordinary course of business;

•	enter into any material transaction other than in the ordinary course of business;

•	except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

•	sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•	except for salary increases in the ordinary course of business and consistent with past practices of First Private or First Private Bank, make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree to or orally promise to pay, conditionally or otherwise, any bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or enter into any employment or consulting contract (other than as contemplated by the merger agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of the employee benefit plans contemplated by the merger agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

•	engage in any transaction with any affiliate except in the ordinary course of business and consistent with past practices;

•	acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

•	except as contemplated by the merger agreement, terminate, cancel or surrender any contract, lease or other agreement or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a material adverse change;

•	dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or proprietary right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

•	make any capital expenditures, capital additions or betterments in excess of an aggregate of $50,000;

•	hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

•	make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP or RAP;

•	pay a rate on deposits at First Private Bank’s materially higher than is consistent with the ordinary course of business and consistent with past practices;

•	renew, extend the maturity of, or alter the material terms of any loan except in compliance with First Private Bank’s existing policies and procedures and consistent with past practices and prudent banking principles;

•	renew, extend the maturity of, or alter any of the material terms of any classified loan or extension of credit;

•	sell (but payment at maturity or prepayment is not deemed a sale) investment securities or purchase investment securities, other than U.S. Treasuries with a maturity of two years or less

•	redeem, purchase or otherwise acquire, directly or indirectly, any of its capital securities;

•	settle any material claim, suit, action or proceeding, except any settlement of a claim, suit, action or proceeding that is settled in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business;

•	take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent either the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any regulatory agency;

•	(i) other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, or servicing loans, or (B) its hedging practices and policies, in each case except as required by law or requested by a regulatory agency; or (ii) acquire or sell any servicing rights, except the acquisition of mortgage servicing rights in the ordinary course of business consistent with past practices;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

•	other than within First Private Bank’s existing credit policies and current loan approval process, (i) modify and renew any loan, (ii) originate any new loan with an internal risk rating of less than 4, except as mutually agreed upon by the parties; and (iii) participate out any loan, except as mutually agreed upon by the parties; or

•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the foregoing.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its reasonable efforts to obtain all required consents.

In connection with the termination of the First Private Bank 401(k) Plan (as referenced above), the board of directors of First Private is required by the merger agreement to adopt resolutions prior to the effective date of the merger to terminate the Plan. Thereafter, First Private Bank (before the merger) and IBERIABANK (after the merger) will wind up the Plan and may seek a determination letter from the IRS with respect to the final terms of the Plan before making a final distribution of Plan assets. Following the merger, IBERIABANK will communicate with the Plan participants regarding their options for rolling over their final distributions from the Plan.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties by IBERIABANK Corporation and First Private regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

•	organization, existence, and corporate power and authority of each of the companies;

•	capitalization of each of the companies;

•	status of subsidiaries;

•	corporate power and authority to consummate the merger;

•	absence of conflicts with and violations of law;

•	absence of any undisclosed liabilities;

•	absence of adverse material litigation;

•	accuracy of IBERIABANK Corporation’s reports and financial statements filed with the SEC;

•	accuracy of First Private’s financial statements and its reports filed with bank regulatory agencies;

•	existence, performance and legal effect of certain contracts;

•	filing of tax returns, payment of taxes and other tax matters by each party;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws by each party.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the merger.

Conditions to the Merger

The respective obligations of IBERIABANK Corporation and First Private to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

•	the performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

•	the delivery of certain certificates of the chief executive officers and chief financial officers of First Private and IBERIABANK Corporation;

•	approval of the merger agreement by the shareholders of First Private;

•	the receipt of all material, required regulatory approvals or authorizations, on terms and conditions reasonably acceptable to IBERIABANK Corporation;

•	the absence of any proceeding to restrain or prohibit completion of any of the transactions contemplated by the merger agreement;

•	the registration statement of IBERIABANK Corporation of which this proxy statement/prospectus is a part must have become effective under the Securities Act of 1933 and no stop order suspending the effectiveness shall be in effect or proceedings for such purpose be pending before or threatened by the SEC;

•	the receipt by IBERIABANK Corporation of an opinion from Jones Walker LLP to the effect that for United States federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of IBERIABANK Corporation and First Private will be a party to such reorganization within the meaning of Section 368(b) of the Code;

•	the receipt by First Private of an opinion from Andrews Kurth LLP to the effect that for United States federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of IBERIABANK Corporation and First Private will be a party to such reorganization within the meaning of Section 368(b) of the Code;

•	the shares of IBERIABANK Corporation to be issued in the merger shall have been authorized for listing on the NASDAQ Global Select Market;

•	the exchange agent shall have delivered a certificate certifying that IBERIABANK Corporation shall have delivered the stock certificates and cash for fractional shares to the exchange agent and irrevocably authorized the exchange agent to issue the merger consideration;

•	since June 30, 2013, no event shall have occurred or circumstance arisen that, individually or in the aggregate, has had a material adverse effect on either IBERIABANK Corporation or First Private; and

•	obtaining any necessary, material third party consents.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General. First Private and IBERIABANK Corporation have agreed to use reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval of the Board of Governors of the Federal Reserve System and the Commissioner of the Office of Financial Institutions of the State of Louisiana. The merger cannot be completed until such approvals have been obtained and applicable waiting periods have expired. IBERIABANK Corporation cannot assure that there will not be any litigation challenging the approvals. IBERIABANK Corporation also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

IBERIABANK Corporation is not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. IBERIABANK Corporation presently contemplates that it will seek any additional governmental approvals or actions that may be required; however, it cannot assure that it will obtain any such additional approvals or actions.

Federal Reserve Board. The mergers are subject to the prior approval of or waiver from the Federal Reserve Board which may not approve a merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•

the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

The Federal Reserve Board approved the merger in April 2014. Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Louisiana Office of Financial Institutions. The merger of First Private Bank and IBERIABANK is subject to approval of the Commissioner of the Office of Financial Institutions of the State of Louisiana. The merger of First Private Bank with and into IBERIABANK will become effective when the merger agreement has been filed with and recorded by the Commissioner. As of the date of this proxy statement/prospectus, IBERIABANK Corporation has not received approval of the merger from the Louisiana Office of Financial Institutions. IBERIABANK Corporation does not know of any reason why this approval will not be obtained in a timely manner.

Agreement to Not Solicit Other Offers

Until the merger is completed or the merger agreement is terminated, First Private has agreed that it, its subsidiaries, its officers and its directors will not:

•	initiate, solicit, or encourage any inquiries or the making of any acquisition proposal;

•	enter into or continue any discussions or negotiations regarding any acquisition proposals; or

•	agree to or endorse any other acquisition proposal.

First Private may, however, furnish information regarding First Private to, or enter into and engage in discussions with, any person or entity in response to an unsolicited bona fide written acquisition proposal by the person or entity, if the board of directors of First Private reasonably determines in good faith, after consultation with its outside legal counsel, that failing to do so may cause the First Private board to breach its fiduciary duties.

If First Private’s board of directors determines that another acquisition proposal is superior to the merger because it is materially more favorable to First Private’s shareholders from a financial point of view than the proposed merger, it may terminate the merger agreement subject to IBERIABANK Corporation’s right, for a period of five business days after receipt of notice of the superior proposal from First Private, to make adjustments in the terms and conditions of the merger agreement so that any such acquisition proposal ceases to constitute a superior proposal. If IBERIABANK Corporation does not sufficiently adjust the terms and conditions of the merger agreement, First Private will be at liberty to accept the superior proposal, subject to payment of the termination fee described below.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by First Private shareholders, for various reasons, including the following:

•	By the mutual written consent of First Private and IBERIABANK Corporation.

•	By First Private or IBERIABANK Corporation (if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close not have been satisfied on or before two hundred seventy (270) days from the date of the merger agreement; but if conditions precedent have not been satisfied because approval of the merger agreement or any other agreement contemplated hereby has not been received from any Regulatory Agency whose approval is required to consummate such transactions, either First Private or IBERIABANK CORPORATION can unilaterally extend such deadline by up to 30 days by providing written notice thereof to the other.

•

By either IBERIABANK Corporation or First Private if any of the transactions contemplated by the merger agreement or any other agreement contemplated hereby are disapproved by any regulatory agency whose approval is required to consummate such transactions or if any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

•	By IBERIABANK Corporation if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

•	By IBERIABANK Corporation if there shall have been any material adverse change in First Private or First Private Bank or by First Private, if there shall have been any material adverse change in IBERIABANK Corporation.
•	By IBERIABANK Corporation, if First Private shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of forty-five (45) calendar days after written notice from IBERIABANK CORPORATION.

•	By First Private, if IBERIABANK Corporation shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of forty-five (45) calendar days after written notice from First Private.

•	By either IBERIABANK Corporation or First Private, if the shareholders of First Private shall not have approved the merger agreement and the merger by the requisite vote.

•	By First Private at any time before the special meeting in order to enter into an acquisition agreement or similar agreement with respect to a superior proposal which has been received and considered by First Private and the First Private Board in accordance with the merger agreement.

•	By IBERIABANK Corporation, if (i) the First Private Board shall have recommended to the shareholders of First Private that they tender their shares in a tender or exchange offer commenced by an un-affiliated third party for more than 15% of the outstanding First Private shares, (ii) the First Private Board effects a change in recommendation or recommended to the First Private shareholders acceptance or approval of any alternative acquisition proposal, (iii) First Private shall have notified IBERIABANK Corporation in writing that First Private is prepared to accept a superior proposal, or (iv) shall have resolved to do the foregoing.

If First Private’s board of directors determines that another acquisition proposal is superior to the merger because it is materially more favorable to First Private’s shareholders from a financial point of view than the proposed merger, it may terminate the merger agreement subject to IBERIABANK Corporation’s right, for a period of five business days after receipt of notice of the superior proposal from First Private, to make adjustments in the terms and conditions of the merger agreement so that any such acquisition proposal ceases to constitute a superior proposal. If IBERIABANK Corporation does not sufficiently adjust the terms and conditions of the merger agreement, First Private will be at liberty to accept the superior proposal, subject to payment of the termination fee described below.

The parties may waive in writing any of the conditions to their respective obligations to consummate the merger agreement other than the receipt of necessary regulatory and shareholder approval. The merger agreement may also be amended or modified at any time, before or after its approval by the shareholders of First Private, by mutual agreement, except that any amendment made after shareholder approval may not alter the consideration to First Private shareholders without the additional approval of shareholders.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive and each party will remain liable for any subsequent breach of any covenant that survives termination of the agreement.

If the merger agreement is terminated by First Private or IBERIABANK Corporation due to the intentional nonperformance of the other party’s duties and obligations required hereunder, which results in a breach of a representation, warranty, covenant or other agreement by such party and the subsequent failure to satisfy a closing condition, as applicable, then at such time IBERIABANK Corporation or First Private, as appropriate, shall pay a termination fee to the other party, in immediately available funds, in the amount of $2,000,000 within 5 business days following such termination of the merger agreement. In order for the termination fee to be due, the terminating party must not be in material breach of any representation, warranty, covenant or obligation under the merger agreement.

If IBERIABANK Corporation is not in material breach of any representation, warranty, covenant or obligation under this merger agreement, then First Private shall pay to IBERIABANK Corporation the sum of $3,000,000 if the merger agreement is terminated:

•	by First Private in order to enter into an acquisition proposal;

•	by either IBERIABANK Corporation or First Private due to the failure of First Private’s shareholders to approve the merger and at the time of any failure by First Private shareholders to approve the merger agreement and the merger, there shall exist an acquisition proposal with respect to First Private that has not been withdrawn or rejected by the First Private’s Board before the special meeting;

•	by IBERIABANK Corporation if First Private’s Board shall have recommended to the shareholders of First Private that they tender their shares in a tender or exchange offer commenced by an un-affiliated third party for more than 15% of the outstanding First Private shares, First Private’s Board changes its recommendation or recommends to the First Private shareholders acceptance or approval of any alternative Acquisition Proposal, First Private notifies IBERIABANK Corporation in writing that First Private is prepared to accept a Superior Proposal, or (iv) shall have resolved to do the foregoing; or

•	for any reason (other than certain reasons specified in the merger agreement), and within 12 months following such termination, and without IBERIABANK Corporation’s prior written consent, First Private accepts an acquisition proposal.

If First Private is obligated to pay both the $2,000,000 termination and the $3,000,000 termination fee, First Private shall not pay to IBERIABANK Corporation an amount in excess of $3,000,000. First Private’s obligation to pay the termination fee shall survive termination of the merger agreement. Any termination payment under the merger agreement shall become payable within two business days after receipt by the non-terminating party of written notice of termination of the merger agreement.

Fees and Expenses

IBERIABANK Corporation and First Private will each pay its own costs and expenses in connection with the merger and the transactions contemplated thereby except as described above.

Material United States Federal Income Tax Consequences of the Merger

The following discussion addresses the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of First Private common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code,” Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations, and is the opinion of Jones Walker LLP insofar as it sets forth specific legal conclusions under United States federal income tax law.

This discussion applies only to U.S. holders (as defined below) that hold their First Private common stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this document as a “holder.” Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular shareholder in light of its personal circumstances or to shareholders subject to special treatment under United States federal income tax laws, including:

•	banks or trusts,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	pass-through entities and investors in such entities,

•	foreign persons,

•	U.S. expatriates,

•	regulated investment companies and real estate investment trusts,

•	broker-dealers,

•	holders liable for the alternative minimum tax,

•	holders that have a functional currency other than the U.S. dollar,

•	holders who received their First Private common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and

•	holders who hold First Private common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of First Private common stock who is, for United States federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to United States federal income tax on its income regardless of its source; or (iv) a trust (A) if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 29, 1996 and has made a valid election to be treated as a United States person for United States federal income tax purposes.

This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for United States federal income tax purposes) or persons that hold their First Private common stock through partnerships or other pass-through entities for United States federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, holds shares of First Private common stock, the United States federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. We urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the merger to them.

We urge each holder of First Private common stock to consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Opinions. The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by IBERIABANK Corporation and First Private of opinions from Jones Walker LLP and Andrews Kurth LLP, respectively, each dated the closing date of the merger, that for United States federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of the opinions may be waived by both IBERIABANK Corporation and First Private. Neither IBERIABANK Corporation nor First Private currently intends to waive the conditions related to the receipt of the opinions. However, if these conditions were waived, First Private would re-solicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Jones Walker LLP and Andrews Kurth LLP to deliver such opinions is conditioned on the merger’s satisfying the continuity of proprietary interest requirement. The opinions will be based on certain facts, representations, covenants and assumptions, including representations of IBERIABANK Corporation and First Private.

If any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. These opinions are not binding on the IRS or the courts, and neither IBERIABANK Corporation nor First Private intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Therefore, while the merger is conditioned upon the delivery by tax counsel to each of IBERIABANK Corporation and First Private of its opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

In connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Jones Walker LLP, counsel to IBERIABANK Corporation, has delivered to IBERIABANK Corporation its opinion, to the effect that:

•	the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and IBERIABANK Corporation and First Private will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

•	the merger of First Private Bank with and into IBERIABANK will be a reorganization within the meaning of Section 368(a) of the Code; and

•	each of IBERIABANK and First Private Bank will be a party to such reorganization within the meaning of Section 368(b) of the Code.

This opinion is filed as Exhibit 8.1 to the registration statement.

Andrews Kurth LLP, counsel to First Private, will deliver its opinion to First Private, dated as of the closing date, to the effect that:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	each of IBERIABANK Corporation and First Private will be a party to such reorganization within the meaning of Section 368(b) of the Code.

United States Federal Income Tax Consequences of the Merger Generally. The following discussion regarding the United States federal income tax consequences of the merger assumes that the merger will be consummated as described in the reorganization agreement and this proxy statement/prospectus and IBERIABANK Corporation and First Private will not waive the opinion condition described above in “—Tax Opinions.” The merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. If the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the merger will have the following United States federal income tax consequences.

No gain or loss will be recognized by a holder of First Private common stock as a result of the surrender of shares of First Private common stock solely in exchange for shares of IBERIABANK Corporation common stock pursuant to the merger, if such holder receives no cash pursuant to the merger, except as discussed below with respect to cash received instead of a fractional share of IBERIABANK Corporation common stock. The aggregate adjusted tax basis of the shares of IBERIABANK Corporation common stock received in the merger (including any fractional shares of IBERIABANK Corporation common stock deemed received) will be the same as the aggregate adjusted tax basis of the shares of First Private common stock surrendered in exchange for the IBERIABANK Corporation common stock. The holding period of the shares of IBERIABANK Corporation common stock received (including any fractional share of IBERIABANK Corporation common stock deemed received and redeemed as described below) will include the holding period of shares of First Private common stock surrendered in exchange for the IBERIABANK Corporation common stock.

Cash Received Instead of a Fractional Share. A holder who receives cash instead of a fractional share of IBERIABANK Corporation common stock will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of First Private common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of First Private common stock is more than one year at the effective time of the merger. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Dissenters. Upon the proper exercise of dissenters’ rights, a holder will exchange all of the shares of First Private common stock actually owned by that holder solely for cash and that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of First Private common stock surrendered, which gain or loss will be long-term capital gain or loss if the holder’s holding period with respect to the First Private common stock surrendered is more than one year. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Although the law is unclear, if the holder constructively owns shares of First Private common stock that are exchanged for shares of IBERIABANK Corporation common stock in the merger or otherwise owns shares of IBERIABANK Corporation common stock actually or constructively after the merger, any gain recognized by such holder may be treated as a dividend for United States federal income tax purposes to the extent of the holder’s ratable share of First Private’s accumulated “earnings and profits” and the amount of consideration, if any, treated as a dividend may not be limited to the amount of that holder’s gain.

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of IBERIABANK Corporation. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of First Private common stock solely for IBERIABANK Corporation common stock and then IBERIABANK Corporation immediately redeemed, which we refer to as the “deemed redemption,” a portion of the IBERIABANK Corporation common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of IBERIABANK Corporation. That determination requires a comparison of (1) the percentage of the outstanding stock of IBERIABANK Corporation that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of IBERIABANK Corporation that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.

The IRS has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis. Accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, we urge each holder that may be subject to these rules to consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Certain Tax Reporting Rules. Under applicable Treasury regulations, “significant holders” of First Private stock will be required to comply with certain reporting requirements. A First Private shareholder should be viewed as a “significant holder” if, immediately before the merger, such holder held 5% or more, by vote or value, of the total outstanding First Private common stock. Significant holders generally will be required to file a statement with the holder’s United States federal income tax return for the taxable year that includes the consummation of the merger. That statement must set forth the holder’s adjusted tax basis in, and the fair market value of, the shares of First Private common stock surrendered pursuant to the merger (both as determined immediately before the surrender of shares), the date of the merger, and the name and employer identification number of IBERIABANK Corporation and First Private, and the holder will be required to retain permanent records of these facts. We urge each holder of First Private common stock to consult its tax advisor as to whether such holder may be treated as a “significant holder.”

Information Reporting and Backup Withholding. Payments of cash pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against such holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

This discussion of certain material United States federal income tax consequences is not tax advice. We urge holders of First Private common stock to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Resale of IBERIABANK Corporation Common Stock

The shares of IBERIABANK Corporation common stock to be issued to shareholders of First Private under the merger agreement will be registered under the Securities Act of 1933 and may be freely traded by such shareholders without restriction. Certain shareholders who are deemed to be affiliates of IBERIABANK Corporation must abide by certain transfer restrictions under the Securities Act.

Bank Merger

IBERIABANK Corporation will merge First Private Bank into IBERIABANK immediately after the merger of First Private with and into IBERIABANK Corporation.

Accounting Treatment

IBERIABANK Corporation will account for the merger using the purchase method of accounting. Under this accounting method, IBERIABANK Corporation would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of First Private over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Based on the April 28, 2014 closing price of $63.37, management of IBERIABANK Corporation estimates that the aggregate value of the merger consideration would be approximately $56.3 million. Utilizing information as of December 31, 2013, estimated goodwill and other intangibles would total approximately $23.6 million. IBERIABANK Corporation’s reported income would include the operations of First Private after the merger. Financial statements of IBERIABANK Corporation after completion of the merger would reflect the impact of the acquisition of First Private. Financial statements of IBERIABANK Corporation issued before completion of the merger would not be restated retroactively to reflect First Private historical financial position or results of operation.

Dissenters’ Rights of Appraisal

Holders of First Private common stock are entitled to appraisal rights in the merger with IBERIABANK Corporation under the TBOC.

General. If you hold one or more shares of First Private common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of First Private common stock as of the date immediately prior to the effective date of the merger paid to you in cash. The appraised fair value may be more or less than the value of the shares of IBERIABANK Corporation common stock and cash being paid in the merger in exchange for the First Private common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, which are attached to this proxy statement/prospectus as Appendix C and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully. In this description of the dissenters’ rights of the First Private shareholders, references to the “merger” are to the merger of First Private and IBERIABANK Corporation.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the First Private special meeting of the First Private shareholders, provide First Private with a written objection to the merger that states that your right to dissent will be exercised if the merger agreement are approved and the merger is completed and that provides an address to which a notice of effectiveness of the merger should be delivered or mailed to you if the merger is completed;

•	you must vote your shares of First Private common stock against approval of the merger agreement at the special meeting in person or by proxy;

•	you must, not later than the 20th day after IBERIABANK Corporation (which will be the ultimate the successor to First Private) sends you notice that the merger was completed, deliver to IBERIABANK Corporation a written demand for payment of the fair value of the shares of First Private common stock you own that states the number and class of shares of First Private common stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after you make your demand for payment to IBERIABANK Corporation as described above, submit your certificates representing First Private common stock to IBERIABANK Corporation.

If you intend to exercise your right to dissent from the merger, prior to the special meeting you must send the notice of objection to First Private, addressed to:

First Private Holdings, Inc.

8201 Preston Road, Suite 200

Dallas, Texas 75225

Attention: President and Secretary

If you fail to send the written objection to the merger in the proper form and prior to the special meeting, to vote your shares of First Private common stock at the special meeting against the approval of the merger and the merger agreement or to submit your demand for payment in the proper form and on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to IBERIABANK Corporation on a timely basis the certificates representing the shares of First Private common stock after you have submitted the demand for payment as described above, IBERIABANK Corporation will have the option to terminate your right of dissent as to your shares of First Private common stock. In any instance of a termination or loss of a your right of dissent, you will instead receive the merger consideration. If you comply with the first two items above and the merger is completed, IBERIABANK Corporation will send you a written notice advising you that the merger has been completed. IBERIABANK Corporation must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If the merger is completed, you have provided your written objection to the merger to First Private in a timely manner and in proper form and you have voted against the merger agreement at the special meeting as described above and you desire to receive the fair value of your shares of First Private common stock in cash, you must, within 20 days of the date on which IBERIABANK Corporation sends to you the notice of the effectiveness of the merger, give IBERIABANK Corporation a written demand for payment of the fair value of your shares of First Private common stock. The fair value of your shares of First Private common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to IBERIABANK Corporation must be addressed to:

IBERIABANK Corporation.

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Robert B. Worley, Jr., Secretary

Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of First Private common stock you own and your estimate of the fair value of your shares of First Private common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to IBERIABANK Corporation within 20 days of the date on which IBERIABANK Corporation sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by IBERIABANK Corporation within that 20 day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of First Private common stock. Instead, you will receive shares of IBERIABANK Corporation common stock and cash as the merger consideration set forth in the merger agreement.

Delivery of Stock Certificates. If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to IBERIABANK Corporation as described above, you must, not later than the 20th day after you make your written demand for payment to IBERIABANK Corporation, submit to IBERIABANK Corporation your certificate or certificates representing the shares of First Private common stock you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, IBERIABANK Corporation will note on each such certificate that you have demanded payment of the fair value of the shares of First Private common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, IBERIABANK Corporation will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of First Private common stock for which you have exercised the right of dissent in a timely fashion, IBERIABANK Corporation will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of First Private common stock unless a court, for good cause shown, directs IBERIABANK Corporation not to terminate those rights.

IBERIABANK Corporation’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after IBERIABANK Corporation receives your written demand for payment and your estimate of the fair value of your shares of First Private common stock submitted as described above, IBERIABANK Corporation must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If IBERIABANK Corporation accepts your estimate, IBERIABANK Corporation will notify you that it will pay the amount of your estimated fair value within 90 days after the effective date of the merger. IBERIABANK Corporation will make this payment to you only if you have surrendered the share certificates representing your shares of First Private common stock, duly endorsed for transfer, to IBERIABANK Corporation.

If IBERIABANK Corporation does not accept your estimate, IBERIABANK Corporation will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days after the effective date of the merger, which you may accept within 90 days after the effective date of the merger or decline.

Payment of the Fair Value of Your Shares of First Private Common Stock Upon Agreement of an Estimate. If you and IBERIABANK Corporation have reached an agreement on the fair value of your shares of First Private common stock within 90 days after the effective date of the merger, IBERIABANK Corporation must pay you the agreed amount within 120 days after the effective date of the merger, provided that you have surrendered the share certificates representing your shares of First Private common stock, duly endorsed for transfer, to IBERIABANK Corporation.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and IBERIABANK Corporation have not reached an agreement as to the fair market value of your shares of First Private common stock within 90 days after the effective date of the merger, you or IBERIABANK Corporation may, within 60 days after the expiration of the 90 day period, commence proceedings in Dallas County, Texas, asking the court to determine the fair value of your shares of First Private common stock. The court will determine if you have complied with the provisions of the TBOC regarding their right of dissent and if you have become entitled to receive payment for your shares of First Private common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers’ report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or IBERIABANK Corporation objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of First Private common stock. Both you and IBERIABANK Corporation may address the court about the report. The court will determine the fair value of your shares and direct IBERIABANK Corporation to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.

Rights as a Shareholder. If you have made a written demand on IBERIABANK Corporation for payment of the fair value of your shares of First Private common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of IBERIABANK Corporation, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of First Private common stock or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on IBERIABANK Corporation for payment of the fair value of your First Private common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and you will have the same rights to receive of the merger consideration with respect to your shares of First Private common stock as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of IBERIABANK Corporation common stock that may have been paid to IBERIABANK Corporation shareholders after the effective date of the merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date your demand for payment.

Beneficial Owners. Persons who beneficially own shares of First Private common stock that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who wish to have the right of dissent exercised as to those shares must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenter’s rights with respect to those shares. Only the persons in whose names shares of First Private common stock are registered on the share transfer records of First Private may exercise the right of dissent and appraisal discussed above.

United States Federal Income Tax Consequences. See “Approval of the Merger Agreement—Material United States Federal Income Tax Consequences of the Merger” on page 41 for a discussion on how the United States federal income tax consequences of your action will change if you elect to dissent from the merger.

You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of First Private common stock are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert dissenters’ rights. You should also remember that if you otherwise vote at the special meeting in favor of the merger agreement, you will not be able to assert dissenters’ rights.

Stock Trading and Dividend Information

IBERIABANK Corporation common stock is currently listed on the NASDAQ Global Select Market under the symbol “IBKC.” The following table sets forth the high and low prices for shares of IBERIABANK Corporation common stock and cash dividends paid per share for the periods indicated. As of April 28, 2014, the last date prior to the printing of this document for which it was practicable to obtain this information, there were 30,051,124 shares of IBERIABANK Corporation common stock outstanding, and approximately 2,389 shareholders of record.

	Price Range of Common Stock and Dividends
	IBERIABANK Corporation
	High ($)	Low ($)	Dividends ($)
Calendar 2012
First Quarter	$55.67	$49.83	$0.34
Second Quarter	$54.03	$45.53	$0.34
Third Quarter	$51.87	$44.46	$0.34
Fourth Quarter	$50.55	$44.28	$0.34
Calendar 2013
First Quarter	$52.78	$48.73	$0.34
Second Quarter	$54.27	$44.91	$0.34
Third Quarter	$59.81	$51.54	$0.34
Fourth Quarter	$63.98	$51.55	$0.34
Calendar 2014
First Quarter	$72.41	$60.96	$0.34
Second Quarter (through April 28, 2014)	$71.94	$63.00	—

On February 10, 2014, the business day immediately preceding the public announcement of the merger, the closing price of IBERIABANK Corporation common stock as reported on the NASDAQ Global Select Market was $63.62 per share. Based on the closing price of IBERIABANK Corporation common stock on April 28, 2014 of $63.37 per share and an Exchange Ratio of 0.27 of a share of IBERIABANK Corporation common stock for each share of First Private common stock, the equivalent per share market value of each share of First Private common stock to be exchanged for IBERIABANK Corporation common stock would be $17.11 per share (IBERIABANK Corporation common stock price of $63.37 times the Exchange Ratio of 0.27).

There is no established public trading market in which shares of First Private common stock are regularly traded, nor are there any uniformly quoted prices for shares of First Private common stock. The last sale of First Private common stock prior to the execution of the merger agreement known to First Private management occurred on May 29, 2012, at $13.50 per share. First Private has paid one dividend since its inception. The amount of the dividend was $0.10 per share and was paid on April 5, 2013.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by First Private at the time of the special meeting to be voted for an adjournment, if necessary, First Private has submitted to its shareholders as a separate matter for their consideration the question of adjournment if necessary to solicit additional proxies to approve the merger agreement. The board of directors of First Private unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors unanimously recommends that you vote “FOR” the approval to adjourn the special meeting.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the proposed merger, holders of First Private common stock will be exchanging their shares of a Texas corporation governed by the TBOC and the certificate of formation and bylaws of First Private, for shares of IBERIABANK Corporation, a Louisiana corporation governed by the LBCL and IBERIABANK Corporation’s articles of incorporation and bylaws. Certain differences exist between the rights of First Private shareholders and those of IBERIABANK Corporation shareholders. The material differences are summarized below.

The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the LBCL and the TBOC, as well as to the certificate of formation and bylaws of First Private and IBERIABANK Corporation, as applicable

IBERIABANK Corporation’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of IBERIABANK Corporation more difficult.

The following description is a summary of the provisions of the certificate of formation and bylaws, as applicable. See “Where You Can Find More Information” on page 60 for information regarding how to review a copy of these documents.

Authorized Capital Stock

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation authorize the issuance of 50,000,000 shares of common stock, par value $1.00 per share. As of April 28, 2014, there were 31,917,385 shares of IBERIABANK Corporation common stock issued and 30,051,124 shares outstanding, 1,866,261 shares of common stock of IBERIABANK Corporation were held in treasury and 269,274 shares of common stock of IBERIABANK Corporation were reserved for issuance pursuant to IBERIABANK Corporation’s employee benefit and stock option plans. IBERIABANK Corporation’s articles of incorporation authorize the issuance of 5,000,000 shares of preferred stock, par value $1.00 per share, of which none are issued or outstanding.

Holders of IBERIABANK Corporation common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the LBLC and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. Holders of IBERIABANK Corporation common stock have no preemptive or conversion rights and are not subject to further calls or assessment. There are no redemption or sinking fund provisions applicable to IBERIABANK Corporation common stock. The outstanding shares of IBERIABANK Corporation common stock are, and the shares to be issued in connection with the merger will be, when issued, fully paid and nonassessable. IBERIABANK Corporation shareholders do not have cumulative voting rights in the election of directors.

IBERIABANK Corporation’s board of directors may authorize the issuance of authorized but unissued shares of IBERIABANK Corporation’s common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations. The authorized but unissued shares of IBERIABANK Corporation common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. These shares could be used to dilute the stock ownership of persons seeking to obtain control of IBERIABANK Corporation. In addition, the sale of a substantial number of shares of IBERIABANK Corporation common stock to persons who have an understanding with IBERIABANK Corporation concerning the voting of such shares, or the distribution or declaration of a common stock dividend to IBERIABANK Corporation shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of IBERIABANK Corporation.

IBERIABANK Corporation also is authorized to issue preferred stock from time to time in one or more series with such designations, powers, preferences and rights as the IBERIABANK Corporation board of directors may from time to time determine. The IBERIABANK Corporation board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the common stock. The board of directors of IBERIABANK Corporation represents that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of IBERIABANK Corporation more difficult or costly. Subject to these limitations, the board of directors may issue preferred stock in connection with capital raising transactions, acquisitions, and joint ventures and for other corporate purposes that may have the effect of making such an acquisition more difficult or costly, as could also be the case if the board of directors were to issue additional shares of common stock. The board of directors of IBERIABANK Corporation has no present plan or understanding to issue any preferred stock.

First Private. The certificate of formation of First Private authorizes the issuance of up to 10,000,000 shares of common stock, par value $5.00 per share. Holders of First Private common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the First Private board of directors in compliance with the provisions of the TBOC and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. First Private shareholders do not have any preemptive rights with respect to any conversion, redemption or sinking fund provision. First Private is not authorized to issue preferred stock.

Amendment of Articles of Incorporation and Bylaws

IBERIABANK Corporation. No amendment to the articles of incorporation of IBERIABANK Corporation will be made unless it is first approved by a majority of the board of directors and thereafter by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof. The affirmative vote of the holders of at least 75% of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof, is required to amend charter provisions relating to the number, nomination, election and removal of directors; preemptive rights; personal liability, indemnification, advancement of expenses and other rights of officers, directors, employees and agents; meetings of shareholders and shareholder proposals; and amendment of the articles and bylaws.

The articles of incorporation of IBERIABANK Corporation provide that the board of directors or shareholders may amend the bylaws. Action by the board requires the affirmative vote of a majority of the directors then in office. Action by the shareholders requires the affirmative vote of a majority of the shares, as well as any additional vote of preferred stock if then issued and outstanding; provided that the affirmative vote of 75% of the shares is required to amend bylaws relating to meetings of the board of directors.

First Private. The bylaws may be amended, repealed, or new bylaws may be adopted by (i) the affirmative vote of a majority of the board of directors or (ii) the affirmative vote of a majority of the holders of voting stock present at a duly called shareholders’ meeting.

The certificate of formation may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares and entitled to vote.

Directors and Absence of Cumulative Voting

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation provide that the number of directors shall be as specified in the bylaws. Currently, the bylaws specify 11 members. The directors do not need to be shareholders of IBERIABANK Corporation.

The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of IBERIABANK Corporation’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

There is no cumulative voting on directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder’s shares multiplied by the number of directors to be elected. The shareholder has the right to cast all of such holder’s votes in favor of one candidate or to distribute such holder’s votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of IBERIABANK Corporation common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a shareholder who acquires less than a majority of the shares of common stock to obtain representation on IBERIABANK Corporation’s board of directors.

The provisions regarding election of IBERIABANK Corporation’s directors are designed to protect the ability of the board of directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the company by making it more difficult and time-consuming to change majority control of the board, even if holders of a majority of the capital stock believe that a change in the composition of the board is desirable. These requirements are intended to help ensure continuity and stability of management and policies and facilitate long-range planning.

The bylaws of IBERIABANK Corporation provide generally that vacancies on the board of directors (including any vacancy resulting from an increase in the authorized number of directors, or from the failure of the shareholders to elect the full number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors for an unexpired term; provided that the shareholders will have the right at any special meeting called for that purpose prior to an action by the board of directors to fill the vacancy.

First Private. First Private’s certificate of formation provided that the initial number of directors would consist of five persons, but that the number of directors would be as specified in the bylaws. Currently, the bylaws of First Private specify that the number of directors shall not be less than 1 nor more than 25 members. The directors do not need to be shareholders of First Private.

The bylaws of First Private provide generally that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors for an unexpired term; provided that any vacancy resulting from the removal of a director by the shareholders or an increase in the authorized number of directors shall be filled only by the shareholders entitled to vote at an annual or special meeting called for that purpose.

Removal of Directors

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation and bylaws provide that any director may be removed, with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of IBERIABANK Corporation entitled to vote.

First Private. The bylaws of First Private provide that any director may be removed with or without cause at a properly called annual or special meeting of shareholders by a vote of the holders of a majority of the shares present in person or by proxy and entitled to vote for the election of directors if notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Limitations on Director Liability

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation provide that a director or officer of the company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of the company’s directors and officers for (a) any breach of the director’s or officer’s duty of loyalty to the company or its shareholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to shareholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude shareholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

First Private. First Private’s certificate of formation provides that no director of First Private will be liable to First Private or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability of a director for (i) a breach of a director’s duty of loyalty to First Private or its shareholders, (ii) an act or omission not in good faith or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

Indemnification

IBERIABANK Corporation. The LBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, if he was serving at the request of the corporation as a director, officer, employee, or agent against expenses actually and reasonably incurred, including attorneys’ fees, judgments, fines, and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

However, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion and no indemnification shall be made if such person shall have been held liable for willful or intentional misconduct unless determined by a court of competent jurisdiction that in view of all of the circumstances of the case such person is entitled to indemnity.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise regarding any such action, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to such suit, or (2) if such a quorum is unobtainable and the board of directors so directs, by IBERIABANK Corporation legal counsel, or (3) by the shareholders.

IBERIABANK Corporation’s articles of incorporation provide that the company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the board of directors, provided that the indemnified person undertakes to repay the company if it is ultimately determined that such person was not entitled to indemnification.

The rights of indemnification provided in the articles of incorporation are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the charter authorizes the company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, whether or not the company would have the power to provide indemnification to such person. By action of the board of directors, the company may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the charter and bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the company to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling IBERIABANK Corporation pursuant to the foregoing provisions, IBERIABANK Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

First Private. The certificate of formation provides for mandatory indemnification of any and all persons who were, are, or are threatened to be, made a party to a proceeding because such person (i) is or was a director or officer or (ii) is or was serving at the request of First Private as a director of another foreign or domestic entity, against expenses and other amounts reasonably incurred in connection with legal proceedings to the fullest extent permitted by the TBOC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling First Private pursuant to the foregoing provisions, First Private has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Special Meetings of Shareholders

IBERIABANK Corporation. Special meetings of the shareholders may be called only by the board of directors, chairman of the board, president or holders of at least 50% of the shares entitled to vote.

First Private. The bylaws of First Private provide that Special meetings of the shareholders may be called by the board of directors or the holders of not less than 25% of all shares entitled to vote.

Consent of Shareholders

IBERIABANK Corporation. Under Louisiana law, the consent in writing of shareholders to authorize corporate action, signed by all of the shareholders having voting power on the particular question, is sufficient for the purpose, without necessity for a meeting of shareholders.

First Private. First Private shareholders may act by written consent without necessity for a meeting of shareholders if such written consent is signed by the holders representing not less than the minimum number of votes that would have been necessary to take such action at a meeting.

Shareholder Nominations

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation establish advance notice requirements for shareholder proposals and the nomination (other than by or at the direction of IBERIABANK Corporation’s board of directors or one of its committees) of candidates for election as directors. A shareholder of IBERIABANK Corporation wishing to nominate a person as a candidate for election to the board of directors must submit the nomination in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders, together with (a) as to each person the shareholder proposes to nominate, and as to the shareholder submitting the notice, (i) their names, ages, business and residence addresses, (ii) principal occupation or employment, (iii) stockholdings, and (iv) other information required by SEC proxy rules; and (b) to the extent known, (i) the name and address of other shareholders supporting the nominee(s), and (ii) their stockholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting that is not intended to be included in the proxy statement for the meeting must notify IBERIABANK Corporation in writing at least 60 days before the one year anniversary of the most recent annual meeting of the shareholder’s intention. The notice must contain: (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name, address and stockholdings of the shareholder submitting the proposal and other shareholders supporting the proposal, and (c) any financial interest of the shareholder in the proposal.

In accordance with SEC Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by IBERIABANK Corporation at least 120 days before the anniversary of the date that previous year’s proxy statement was first mailed to shareholders. As provided in SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before IBERIABANK Corporation begins to mail its proxy materials.

The procedures regarding shareholder nominations provide IBERIABANK Corporation’s board of directors with sufficient time and information to evaluate a shareholder nominee to the board and other relevant information, such as existing shareholder support for the nominee. The procedures, however, provide incumbent directors advance notice of a dissident slate of nominees for directors, and make it easier for the board to solicit proxies resisting shareholder nominees. This may make it easier for incumbent directors to retain their status as directors, even when certain shareholders view the shareholder nominations as in the best interests of IBERIABANK Corporation or its shareholders.

First Private. First Private’s Bylaws do not include any specific procedure for nomination of candidates for election as directors by shareholders.

Business Combinations and Control Share Acquisitions

IBERIABANK Corporation. The Louisiana Business Corporation Law sets forth heightened voting requirements with respect to certain mergers, consolidations and other business combinations between corporations and persons deemed to be interested shareholders. Interested shareholders include any person who beneficially owns at least 10% of the outstanding voting stock of the corporation. Generally, the business combination provisions require that transactions involving a Louisiana corporation and an interested shareholder be approved by shareholders owning at least 80% of the total voting power of the corporation and by at least two-thirds of the total voting power of the corporation (excluding the interested shareholder), unless certain complicated pricing and procedural requirements are satisfied.

The Louisiana Business Corporation Law also sets forth certain procedures applicable to control share acquisitions with respect to Louisiana corporations. These provisions generally remove the voting rights of shares acquired by a shareholder whose ownership reaches certain stock ownership thresholds unless the remaining shareholders reinstate such voting rights.

A Louisiana corporation may elect to opt out of the business combination and control share acquisition provisions referenced above by providing in its articles of incorporation that the provisions shall not apply to the corporation. Because the articles of incorporation of IBERIABANK Corporation do not expressly opt out of these provisions, the business combination and control share acquisition provisions apply to IBERIABANK Corporation.

First Private. First Private is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, or the Texas Business Combination Law, which provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares, for a period of three years from the date that person became an affiliated shareholder. The law’s prohibitions do not apply if:

•	the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•	the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

First Private has more than 100 shareholders of record and is considered to be an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•	the business combination of an issuing public corporation: where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•	a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three- year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•	a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

•	a business combination of a corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither First Private’s certificate of formation nor First Private’s bylaws contain any provision expressly providing that First Private will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a nonnegotiated merger or other business combination involving First Private, even if that event would be beneficial to First Private’s shareholders.

Dissenters’ Rights

IBERIABANK Corporation. The Louisiana Business Corporation Law provides that if a Louisiana corporation, by vote of its shareholders, authorizes a sale, lease or exchange of all of its assets, or, by vote of its shareholders, becomes a party to a merger or consolidation, then, unless such authorization or action shall be given or approved by at least 80% of the total voting power, a shareholder who votes against the corporate action has the right to dissent. The right to dissent, however, generally does not exist in the case of: (i) a sale pursuant to an order of a court; (ii) a sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders within one year after the date of the sale; (iii) shareholders holding shares of any class of stock which, at the record date, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by Financial Industry Regulatory Authority, unless the articles of the corporation provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

First Private. Shareholders of First Private are entitled to dissenters’ rights under the TBOC in connection with the merger agreement. A full discussion of the rights of First Private shareholders to dissent from the merger under the TBOC is included under “Dissenters’ Rights of Appraisal” on page 45. A copy of Subchapter H, “Rights of Dissenting Owners” of the TBOC is included as Appendix C to this prospectus/proxy statement.

Shareholders’ Rights to Examine Books and Records

IBERIABANK Corporation. Pursuant to the Louisiana Business Corporation Law, upon written notice of a demand to inspect corporate records, a person who is and has been a shareholder of record of at least 5% (or 25% for a business competitor) of the outstanding shares of any class for at least six months is entitled to inspect records and accounts at any reasonable time and for any proper and reasonable purpose. If IBERIABANK Corporation refuses to permit the inspection, the shareholder may file a civil action requesting a court order to permit inspection. The court will grant the order if it finds the shareholder qualified and is requesting the records for a proper and reasonable purpose.

First Private. Pursuant to the TBOC, a shareholder may inspect the books and records of a corporation by: (a) making a written demand; (b) stating a proper purpose; and (c) certifying that he has held shares for at least six months preceding the demand or holds at least 5 percent of the corporation.

Dividends

IBERIABANK Corporation. Pursuant to the Louisiana Business Corporation Law, a board of directors may from time to time pay dividends to its shareholders out of the surplus of the corporation, or, if no surplus is available, out of the corporation’s net profits for the current or preceding fiscal year, or both. No dividend may be paid out of surplus if: (i) the corporation is insolvent or would thereby be made insolvent; or (ii) when the declaration or payment thereof would be contrary to any restrictions contained in the articles of incorporation. No dividend may be paid out of profits if: (i) the liabilities of the corporation exceed its assets, or the net assets are less than the aggregate amount payable on liquidation upon any shares which have a preferential right to participate in the assets upon liquidation; or (ii) the assets would be reduced below the liabilities, or the net assets would be reduced below the aggregate amount payable on liquidation upon issued shares which have a preferential participation right on liquidation. As with First Private, substantially all of the funds available for the payment of dividends by IBERIABANK Corporation are also derived from its subsidiary depository institution, and there are various statutory and regulatory limitations on the ability of such subsidiary to pay dividends to IBERIABANK Corporation.

First Private. Subject to the TBOC, the holders of First Private common stock are entitled to receive, when, as and if declared by its board of directors out of funds legally available for the purpose, cash or other distributions in respect of common stock.

DESCRIPTION OF IBERIABANK CORPORATION CAPITAL STOCK

In this section, we describe the material features and rights of the IBERIABANK Corporation capital stock after the merger. This summary is qualified in its entirety by reference to applicable Louisiana law and IBERIABANK Corporation’s articles of incorporation and bylaws. See “WHERE YOU CAN FIND MORE INFORMATION” on page 60.

General

IBERIABANK Corporation is authorized to issue 50,000,000 shares of common stock, having a par value of $1.00 per share, and 5,000,000 shares of preferred stock, having a par value of $1.00 per share, none of which preferred stock is issued or outstanding. Each share of IBERIABANK Corporation’s common stock has the same relative rights as, and is identical in all respects to, each other share of IBERIABANK Corporation common stock.

As of April 28, 2014, there were 31,917,385 shares of common stock of IBERIABANK Corporation issued and 30,051,124 outstanding, 1,866,261 shares of common stock of IBERIABANK Corporation were held in treasury and 269,274 shares of common stock of IBERIABANK Corporation were reserved for issuance pursuant to IBERIABANK Corporation’s employee benefit and stock option plans. After giving effect to the merger on a pro forma basis (using an exchange ratio of 0.27 resulting in an issuance of approximately 847,517 shares) and the merger with Teche Holding Company (using an exchange ratio of 1.162 resulting in an issuance of approximately 2,595,747 shares), approximately 33,494,388 shares of IBERIABANK Corporation’s common stock will be outstanding.

Common Stock

Dividends. Subject to certain regulatory restrictions, IBERIABANK Corporation can pay dividends from funds legally available if, as and when declared by its board of directors. Funds for IBERIABANK Corporation dividends are generally provided through dividends from IBERIABANK and, subsequent to the merger, also will be provided through dividends from IBERIABANK. Payments of dividends by IBERIABANK Corporation are subject to limitations that are imposed by law and applicable regulations. The holders of common stock of IBERIABANK Corporation are entitled to receive and share equally in such dividends as may be declared by the board of directors of IBERIABANK Corporation out of funds legally available therefore. If IBERIABANK Corporation issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of IBERIABANK Corporation possess exclusive voting rights in IBERIABANK Corporation. They elect the IBERIABANK Corporation board of directors and act on such other matters as are required to be presented to them under Louisiana law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If IBERIABANK Corporation were to issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of IBERIABANK, IBERIABANK Corporation, as holder of the subsidiary’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of IBERIABANK (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders of IBERIABANK, all assets of IBERIABANK available for distribution. In the event of liquidation, dissolution or winding up of IBERIABANK Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of IBERIABANK Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the IBERIABANK Corporation common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of IBERIABANK Corporation common stock are not entitled to preemptive rights with respect to any shares that may be issued. IBERIABANK Corporation’s common stock is not subject to redemption.

Preferred Stock

Shares of IBERIABANK Corporation preferred stock may be issued with such designations, powers, preferences and rights as the IBERIABANK Corporation board of directors may from time to time determine. Subject to certain representations, the IBERIABANK Corporation board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CERTAIN INFORMATION CONCERNING IBERIABANK CORPORATION

General

IBERIABANK Corporation is the financial holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Louisiana. Its main office is located at 200 West Congress Street, Lafayette, Louisiana 70501 (Telephone Number: (337) 521-4003). IBERIABANK Corporation owns all of the outstanding stock of IBERIABANK, a Louisiana state banking corporation.

At December 31, 2013, IBERIABANK Corporation had total assets of approximately $13.4 billion, total deposits of approximately $10.7 billion, and total shareholders’ equity of approximately $1.5 billion. Additional information about IBERIABANK Corporation is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 60.

Additional Information

Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to IBERIABANK Corporation is incorporated by reference or set forth in IBERIABANK Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated into this document by reference. See “Where You Can Find More Information.”

CERTAIN INFORMATION CONCERNING FIRST PRIVATE HOLDINGS, INC.

General

First Private Holdings, Inc., or First Private, is a registered bank holding company subject to the supervision and regulation of the Federal Reserve Board and the Texas Banking Department and is a corporation organized under the laws of the State of Texas. Its main office is located at 8201 Preston Road, Suite 200, Dallas, Texas 75225 (Telephone Number: 972 348-6100). First Private is the bank holding company of First Private Bank of Texas, which is a Texas-chartered commercial bank.

At December 31, 2013, First Private had total assets of approximately $357 million, total deposits of approximately $318 million, and shareholders’ equity of approximately $33 million.

CERTAIN BENEFICIAL OWNERS OF FIRST PRIVATE HOLDINGS, INC.

As of April 21, 2014, First Private had 149 shareholders of record of its common stock. The following tables list the stock ownership of First Private’s directors, its executive officers, all directors and executive officers as a group, and those persons who, to First Private’s knowledge beneficially owned 5% or more of First Private common stock outstanding as of April 21, 2014, 2014. According to Securities and Exchange Commission rules, a “beneficial owner” of securities has or shares the power to vote securities or to direct their investment. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual includes any shares covered by the exercisable options and warrants issued to that individual.

Names of Directors, Executive Officers and 5% Shareholders:	Amount, and Nature of Beneficial Ownership of Common Stock	Percent of Total Class
Directors:
Daniel H. Chapman (1)	194,000	6.05%
Stephen Eppig (2)	49,750	1.58%
James R. Erwin (3)	244,000	7.61%
Terry Kelley (4)	118,000	3.71%
Daryl S. Kirkham (5)	262,000	7.86%
John W. Peavy, III (6)	63,000	2.00%
Ana L. Rodriguez (7)	111,500	3.48%
Directors and Executive Officers as a group (7 persons)	1,042,258	28.96%

(1)	Includes 60,000 shares held by an IRA for Mr. Chapman’s benefit, options to purchase 14,000 shares, and warrants to purchase 55,000 shares.
(2)	Includes options to purchase 8,000 shares.
(3)	Includes 50,000 shares held of record by Erwin/Graves & Assoc., of which Mr. Erwin is the Managing Director, options to purchase 14,000 shares, and warrants to purchase 55,000 shares.
(4)	Includes options to purchase 43,000 shares.
(5)	Includes 59,500 shares held of record by an IRA for the benefit of Mr. Kirkham, 6,000 shares held of record by The Kirkham Grandchildren’s Trust, of which Mr. Kirkham’s wife is trustee, options to purchase 139,000 shares and warrants to purchase 57,500 shares.
(6)	Includes options to purchase 13,000 shares.
(7)	Includes options to purchase 41,000 shares and warrants to purchase 20,500 shares.

EXPERTS

The consolidated financial statements of IBERIABANK Corporation appearing in IBERIABANK Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2013 and the effectiveness of IBERIABANK Corporation’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, IBERIABANK Corporation’s independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock to be issued in the merger will be passed upon by Jones Walker LLP, special counsel to IBERIABANK Corporation. It is a condition to the merger that IBERIABANK Corporation and First Private receive opinions from Jones Walker LLP and Andrews Kurth LLP, respectively, to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that each of IBERIABANK Corporation and First Private will be a party to such reorganization within the meaning of Section 368(b) of the Code.

WHERE YOU CAN FIND MORE INFORMATION

IBERIABANK Corporation has filed with the SEC a registration statement under the Securities Act that registers the shares of IBERIABANK Corporation common stock to be issued to First Private shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the stock of IBERIABANK Corporation and First Private.

The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement–prospectus. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like IBERIABANK Corporation, that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by IBERIABANK Corporation with the SEC are also available at IBERIABANK Corporation’s website. The address is www.iberiabank.com. We have included the web addresses of the Securities Exchange Commission and IBERIABANK Corporation as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

You should also be able to inspect reports, proxy statements and other information about IBERIABANK Corporation at the offices of the NASDAQ Global Select Market.

The SEC allows IBERIABANK Corporation to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about IBERIABANK Corporation, and you should read this document together with any other documents incorporated by reference in this proxy statement/prospectus.

This document incorporates by reference the following documents that have previously been filed with the SEC by IBERIABANK Corporation (File No. 000-25756):

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Current Report on Form 8-K filed on January 13, 2014, Current Report on Form 8-K filed on January 29, 2014, Current Report on Form 8-K filed on January 31, 2014, Current Report on Form 8-K filed on February 11, 2014, and Current Report on Form 8-K filed on February 21, 2014, except to the extent such information is deemed furnished;

•	Definitive Proxy Statement on Schedule 14A filed on April 7, 2014;

•	Supplement to Definitive Proxy Statement (Amendment No. 1 to Schedule 14A) filed on April 16, 2014; and

•	The description of IBERIABANK Corporation common stock set forth in the registration statement on Form 8-A filed on March 28, 1995, pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

In addition, IBERIABANK Corporation is incorporating by reference any documents it may file under the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of the special meeting of First Private shareholders, except to the extent such information is deemed furnished.

IBERIABANK Corporation has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to IBERIABANK Corporation, and First Private has supplied all information contained in this proxy statement/prospectus relating to First Private.

Neither IBERIABANK Corporation nor First Private has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference herein, may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of IBERIABANK Corporation and First Private; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the merger; (c) the respective plans, objectives, expectations and intentions of IBERIABANK Corporation or First Private and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the parties’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the parties’ control. In addition, these forward–looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in our markets; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in IBERIABANK Corporation’s reports filed with the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither IBERIABANK Corporation or First Private undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

We urge you to sign the enclosed proxy and return it at once in the enclosed envelope.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

IBERIABANK CORPORATION

AND

FIRST PRIVATE HOLDINGS, INC.

DALLAS, TEXAS

Dated as of February 10, 2014

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of the 10th day of February, 2014, by and between IBERIABANK Corporation, a Louisiana corporation and registered bank holding company with its principal office in Lafayette, Louisiana (“IBKC”), and FIRST PRIVATE HOLDINGS, INC., a Texas corporation and registered bank holding company with its principal offices in Dallas, Texas (“FPHI”).

RECITALS:

WHEREAS, FPHI owns all of the issued and outstanding capital stock of First Private Bank of Texas, a Texas banking association with its home office in Dallas, Texas (“FP Bank”);

WHEREAS, IBKC desires to acquire all of the issued and outstanding common shares of FPHI, par value $5.00 per share (the “FPHI Shares”) through the merger (the “Merger”) of FPHI with and into IBKC, with IBKC continuing as the corporation surviving the Merger, pursuant to which holders of FPHI Shares will be entitled to receive common shares, par value $1.00 per share, of IBKC (the “IBKC Shares”) as provided for herein;

WHEREAS, IBKC and FPHI each believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the respective best interests of IBKC, and FPHI and its shareholders;

WHEREAS, after the Merger, IBKC will effect the merger of FP Bank with and into IBERIABANK, a Louisiana banking corporation and a wholly-owned subsidiary of IBKC (“IBERIABANK”), with IBERIABANK continuing as the surviving bank (the “Bank Merger”);

WHEREAS, the parties intend that: (i) the Merger will qualify as a reorganization within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, and FPHI and IBKC will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (ii) that the Bank Merger qualify as a reorganization within the meaning of § 368(a) of the Code and the rules and regulations promulgated thereunder, and (iii) that this Agreement constitutes a plan of reorganization within the meaning of § 368 of the Code and the applicable regulations;

WHEREAS, IBKC and FPHI desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of IBKC and FPHI have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

Certain Definitions:

A. “Acquisition Proposal” means a written offer or proposal from a party other than IBKC which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the FPHI Share regarding any of the following (other than the transactions contemplated by this Agreement) involving FPHI: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, FPHI, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding FPHI Shares or the filing of a registration statement in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

B. “Affiliate” means any business entity, bank, or person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any business entity, bank, or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

C. “Best Knowledge” means the actual knowledge of senior executive officers of IBKC or the executive officers of FPHI, as applicable, with respect to a particular matter, after reasonable inquiry.

D. “Environmental Laws” means any applicable federal, state, or local laws or regulations, codes, rules, regulations, decisions, decrees, rules of common law or ordinances, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to (a) pollution or protection of public or employee health or safety or the environment, or (b) labeling, production, release or disposal of Hazardous Material, in each case as amended and now in effect, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et. seq.

D. “Fixed Exchange Ratio” means 0.27 IBKC Shares.

E. “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

F. “Hazardous Material” means any pollutant, contaminant, chemical, substance, or toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

G. “High Collar Adjusted Exchange Ratio” means the quotient (rounded to the nearest thousandth of a share) obtained by dividing $18.75 by the Market Value.

H. “Investment Securities” means a security held by FP Bank and reflected as an asset of FP Bank in accordance with RAP.

I. “Low Collar Adjusted Exchange Ratio” means the quotient (rounded to the nearest thousandth of a share) obtained by dividing $17.00 by the Market Value.

J. “Market Value” means the average of the twenty-four (24) hour daily weighted average trading prices of IBKC Shares on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the fifteen (15) trading days ending on and including the Business Day prior to the Effective Date.

K. “Material Adverse Change” means any change, effect, event, occurrence or state of facts that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of FPHI and FP Bank, on the one hand (the “FP Parties”), and IBKC and its subsidiaries (the “IBKC Parties”), on the other hand, taken as a whole, or (b) materially and adversely affects the ability of the FP Parties or the IBKC Parties, as applicable, to perform their respective obligations hereunder or materially and adversely affects the timely consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Change” shall not be deemed to include the impact of (i) any change in the value of the securities portfolio or loan portfolio of the FP Parties or the IBKC Parties, as applicable, whether held as available for sale or held to maturity, resulting from changes in the prevailing level of interest rates; (ii) any change, effect, event or occurrence relating to the announcement or performance of this Agreement and the transactions contemplated hereby, including the expenses incurred by the FP Parties or the IBKC Parties, as applicable, in consummating the transactions contemplated by this Agreement; (iii) with respect to the FP Parties, any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of IBKC; (iv) any change in banking, or other laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; (v) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally; and (vi) any change in political conditions or in general economic or market conditions affecting banks or their holding companies generally except to the extent that such changes in general economic or market conditions have a materially disproportionate adverse effect on the FP Parties or the IBKC Parties, as applicable; or (vii) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of FPHI and FP Bank pursuant to employment change in control or severance agreements, plans and other similar arrangements described in this Agreement.

L. “Per Share Stock Consideration” means the fraction of an IBKC Share determined by the procedure set forth in Sections 1.05(B)(1), (2), or (3), as applicable.

M. “Property” or “Properties” means all real property owned or leased by FPHI or FP Bank, including properties that FP Bank has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

N. “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iii) the FRB, and (iv) any other federal or state governmental or regulatory agency or authority.

O. “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

P. “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than IBKC that the FPHI Board determines in its good faith judgment to be more favorable to FPHI’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of FPHI’s independent financial advisor that the value of the consideration to FPHI’s shareholders provided for in such Acquisition Proposal exceeds the value of the consideration to FPHI’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the FPHI Board (taking into account, in good faith, the written advice of FPHI’s independent financial advisor), is reasonably capable of being obtained by such third person.

ARTICLE I

ACQUISITION OF FPHI BY IBKC

Section 1.01. Merger of FPHI with and into IBKC. Subject to the terms and conditions of this Agreement FPHI will merge with and into IBKC pursuant to applicable provisions of the Louisiana Business Corporation Law (the “LBCL”) and the Texas Business Organizations Code (the “TBOC”).

Section 1.02. Effects of the Merger. After the Merger, IBKC shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the separate corporate existence of FPHI shall cease. The name of the Resulting Corporation shall be “IBERIABANK Corporation.” The existing principal office and facilities of IBKC immediately preceding the Merger shall be the principal office and facilities of the Resulting Corporation after the Merger. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of IBKC and FPHI shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of IBKC and FPHI shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor, and no other party to the Merger shall be liable therefor. At the Effective Time, a proceeding pending by or against either IBKC or FPHI may be continued as if the Merger did not occur, or the Resulting Corporation may be substituted in the proceedings.

Section 1.03. Articles of Incorporation and Bylaws. As a result of the Merger, the Articles of Incorporation and Bylaws of IBKC, each as amended, shall continue in effect as the Articles of Incorporation and Bylaws of the Resulting Corporation until the same shall be amended and changed as provided by applicable law.

Section 1.04. Directors and Officers. Effective as of the Effective Time, the directors and executive officers of IBKC immediately prior to the Effective Time shall be the directors and executive officers of the Resulting Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in Articles of Incorporation and Bylaws of the Resulting Corporation or as otherwise provided by applicable law.

Section 1.05. Merger Consideration. At the Effective Time by virtue of this Agreement and without any further action on the part of any holder, all of the FPHI Shares outstanding immediately before the Effective Time shall be converted into the right to receive IBKC Shares as follows:

A. Any FPHI Shares that are owned by FPHI (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

B. Each FPHI Share issued and outstanding immediately before the Effective Time (excluding FPHI Shares canceled pursuant to Section 1.05(A) and FPHI Shares held by Dissenting Shareholders (as defined in Section 1.08)) shall be converted into, and shall be canceled in exchange for, the right to receive a fraction of an IBKC Share and an amount of cash in lieu of fractional shares determined as follows:

(1)	if the Market Value is less than $69.44 per share and greater than $62.96 per share, each FPHI Share shall be multiplied by the Fixed Exchange Ratio; or

(2)	if the Market Value is equal to or greater than $69.44, per share, each FPHI Share shall be multiplied by the High Collar Adjusted Exchange Ratio; or

(3)	if the Market Value is equal to or less than $62.96 per share, each FPHI Share shall be multiplied by the Low Collar Adjusted Exchange Ratio; plus

(4)	in lieu of issuing any fractional share of IBKC Share which would otherwise be distributable to a FPHI shareholder as determined following application of Section 1.05(B)(1), (B)(2) or (B)(3) above, each holder of FPHI Share who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of IBKC Shares to which such holder is entitled by virtue of the Merger, upon surrender of the certificate(s) which represented FPHI Share, will receive, without interest, cash equal to such fractional share multiplied by the Market Value,

C. Subject only to dissenter’s rights under Subchapter H of Chapter 10 of the TBOC, all FPHI Shares shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of FPHI Shares shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.05.

Section 1.06. Treatment of FPHI Stock Options. Schedule 1.06 sets forth all outstanding options to purchase FPHI Shares as of the date of this Agreement, whether or not then vested or exercisable (a “FPHI Stock Option”), including the names of the holders thereof, the vesting and expiration dates thereof. At the Effective Time, each FPHI Stock Option, whether vested or unvested, that is outstanding and unexercised at the Effective Time shall be automatically converted into a cash payment by FPHI (subject to required tax withholdings) in an amount determined by multiplying (a) the product of the aggregate number of FPHI Shares underlying such holder’s FPHI Stock Option, multiplied by, as applicable, the Fixed

Exchange Ratio, the High Collar Adjusted Exchange Ratio, or the Low Collar Adjusted Exchange Ratio, and (b) the Market Value, and then subtracting the aggregate exercise price to purchase the FPHI Shares underlying the FPHI Stock Option (the “Option Payment”). Prior to the receipt of the Option Payment and at the Effective Time, each holder of a FPHI Stock Option shall execute a cancellation agreement, substantially in the form attached Schedule 1.06. At or prior to the Effective Time, the Board of Directors of FPHI shall adopt any resolutions and take any actions, including accrual of an amount in cash sufficient to effect the necessary cash payment, that are necessary to effectuate the provisions of this Section 1.06. Immediately prior to the Effective Time, FPHI shall deliver the Option Payment to the holders of FPHI Stock Options.

Section 1.07. Treatment of FPHI Warrants. Schedule 1.07 sets forth all outstanding warrants to purchase FPHI Shares as of the date of this Agreement, whether or not then vested or exercisable (a “FPHI Warrant”), including the names of the holders thereof, the vesting and expiration dates thereof. At the Effective Time, each FPHI Warrant that is outstanding and unexercised at the Effective Time shall be automatically converted into a cash payment by FPHI (subject to required tax withholdings) in an amount determined by multiplying (a) the product of the aggregate number of FPHI Shares underlying such holder’s FPHI Warrant, multiplied by, as applicable, the Fixed Exchange Ratio, the High Collar Exchange Ratio, or the Low Collar Exchange Ratio, and (b) the Market Value, and then subtracting the aggregate exercise price to purchase the FPHI Shares underlying the FPHI Warrant (the “Warrant Payment”). Prior to the receipt of the Warrant Payment and at the Effective Time, each holder of a FPHI Warrant shall execute a cancellation agreement, substantially in the form attached on Schedule 1.07. At or prior to the Effective Time, the Board of Directors of FPHI shall adopt any resolutions and take any actions, including an accrual of an amount in cash sufficient to effect the necessary cash payment, that are necessary to effectuate the provisions of this Section 1.07. Immediately prior to the Effective Time, FPHI shall deliver the Warrant Payment to the holders of the FPHI Warrants.

Section 1.08. Treatment of IBKC Shares. Each IBKC Share outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one share of common stock of IBKC as the corporation surviving the Merger.

Section 1.09. Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, FPHI Shares that are held by shareholders of FPHI who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; but if that a shareholder of FPHI fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each FPHI Share held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.05.

Section 1.10. SEC Filing and Shareholder Approval.

A. IBKC shall prepare a Registration Statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by IBKC with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the IBKC Shares to the FPHI Shareholders pursuant to Section 1.05 (including the Proxy Statement for the shareholder meeting of FPHI and prospectus and other proxy solicitation materials constituting a part thereof (together, the “Proxy Statement”) and all related documents). FPHI shall prepare and furnish to IBKC such information relating to FPHI and its directors, officers and shareholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. IBKC shall provide FPHI, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. IBKC shall consider in good faith all comments from FPHI and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. FPHI agrees to cooperate with IBKC and IBKC’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other actions in connection with the Registration Statement and the Proxy Statement. If FPHI has cooperated and promptly provided all information reasonably requested as described above, IBKC shall file, or cause to be filed, the Registration Statement with the SEC on or before April 1, 2014. IBKC shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. IBKC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

B. The Board of Directors of FPHI (the “FPHI Board”) shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “FPHI Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the FPHI Meeting. Specifically, the FPHI Board will present for the consideration of FPHI shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby. The FPHI Board will (i) cause proper notice of the FPHI Meeting to be given to the FPHI shareholders in compliance with applicable law and regulations, (ii) distribute to the FPHI shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the FPHI Board a vote in favor of approval of the proposals set forth in this Section 1.10(B), subject to Section 1.10(C), and (iv) perform such other acts as may reasonably be requested by IBKC to ensure that FPHI shareholder approval of the proposals set forth in this Section 1.10(B) is obtained. FPHI shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth business day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.

C. Notwithstanding the foregoing, FPHI and the FPHI Board are permitted to change its recommendation as contemplated by Section 1.10(B)(iii) (“Change in Recommendation”) if and only to the extent that:

(1) FPHI, and the FPHI Representatives (as defined in Section 5.10(A)), have complied in all material respects with Section 5.10(A);

(2) the FPHI Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable law; and

(3) if the FPHI Board intends to make a Change in Recommendation after FPHI has received an Acquisition Proposal, (a) the FPHI Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by IBKC pursuant to subclause (c) below, that such Acquisition Proposal constitutes a Superior Proposal, (b) FPHI shall notify IBKC, at least five business days in advance, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to IBKC a written description of the material terms of the Superior Proposal and copies of such other material documents that FPHI is not required to keep confidential, and (c) before making such a Change in Recommendation, FPHI shall, and shall cause its financial and legal advisors to, during the period after FPHI’s delivery of the notice referred to in subclause (b) above, negotiate with IBKC in good faith for a period of up to five business days after receipt of written notice by IBKC (to the extent IBKC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Section 1.11. Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII and Article VIII, the Merger shall become effective upon on the date of the necessary filings with the Louisiana Secretary of State in accordance with the LBCL and the Texas Secretary of State in accordance with the TBOC, or at such later date and time as may be set forth in such filings (the time the Merger becomes effective being referred to as the “Effective Time”). Such necessary filings shall be made on a date mutually agreed to by FPHI and IBKC in connection with the closing.

Section 1.12. Bank Merger. Immediately after the Effective Time, IBKC shall cause the Bank Merger to be consummated.

Section 1.13. Anti-Dilution Provisions. If, between the date of this Agreement and the Effective Time, the IBKC Shares are changed into a different number or class of shares by reason of any reclassification, recapitalization, split- up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly; but an offering or sale of IBKC Shares shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the IBKC Shares.

Section 1.14. Tax Matters.

A. None of IBKC, IBERIABANK, FPHI or FP Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBKC, IBERIABANK, FPHI and FP Bank shall each use its reasonable best efforts to cause (i) the Merger, to qualify as a

“reorganization” within the meaning of § 368(a) of the Code, and (ii) each of IBKC and FPHI to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBKC, IBERIABANK, FPHI and FP Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(1)(A) of the Code and Treasury Regulations § 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

B. None of IBKC, IBERIABANK, FPHI or FP Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Bank Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBKC, IBERIABANK, FPHI and FP Bank shall each use its reasonable best efforts to cause (i) the Bank Merger to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of IBERIABANK and FP Bank to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBKC, IBERIABANK, FPHI and FP Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Bank Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(1)(A) of the Code and Treasury Regulations § 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

C. IBKC shall deliver to Jones Walker LLP and Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBKC, containing representations of IBKC, and FPHI shall deliver to Jones Walker LLP and Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of FPHI, containing representations of FPHI, in each case as shall be reasonably necessary or appropriate to enable Jones Walker LLP to render the tax opinion described in Section 8.12 and to enable Andrews Kurth LLP to render the tax opinion described in Section 7.11. IBERIABANK shall deliver to Jones Walker LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBERIABANK, containing representations of IBERIABANK, and FP Bank shall deliver to Jones Walker LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of FP Bank, containing representations of FP Bank, in each case as shall be reasonably necessary or appropriate to enable Jones Walker LLP to render the tax opinion described in Section 8.12 and to enable Andrews Kurth LLP to render the tax opinion described in Section 7.11. Each of IBKC, IBERIABANK, FPHI and FP Bank shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 1.14(C).

ARTICLE II

THE CLOSING AND EXCHANGE PROCEDURES

Section 2.01. Time and Place of the Closing and Closing Date. The transactions contemplated under this Agreement shall be consummated on a date mutually agreeable to IBKC and FPHI that is no later than forty-five (45) days after all necessary regulatory, corporate and other approvals have been received, and the expiration of all associated mandatory waiting periods have expired (“Closing Date”). On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at the home office of IBERIABANK or at such other place or through the exchange of documents as FPHI and IBKC may mutually agree.

Section 2.02. Actions to be Taken at the Closing by FPHI. At the Closing, FPHI shall execute and acknowledge (where appropriate) and deliver to IBKC such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBKC’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, duly executed by the Secretary of FPHI, acting solely in his capacity as an officer of FPHI, pursuant to which FPHI shall certify (i) the due adoption by the FPHI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of FPHI of this Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger; (iii) the incumbency and true signatures of those officers of FPHI duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of FPHI; and (iv) a true and correct list of the holders of FPHI Shares as of the Closing Date;

B. A certificate, dated as of the Closing Date, duly executed by the Secretary of FP Bank, acting solely in his capacity as an officer of FP Bank, pursuant to which FP Bank shall certify (i) the due adoption by the Board of Directors of FP Bank (the “FP Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”) and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by FPHI as the sole shareholder of FP Bank of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (iii) the incumbency and true signatures of those officers of FP Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of FP Bank;

C. A certificate duly executed by the President of FPHI, acting solely in his capacity as an officer of FPHI, dated as of the Closing Date, pursuant to which FPHI shall certify, that (i) all of the representations and warranties made in ARTICLE III are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) FPHI has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement, and (iii) there has been no Material Adverse Change with respect to FPHI or FP Bank since June 30, 2013;

D. Evidence reasonably satisfactory to IBKC that, as of the Effective Time, (i) all FPHI Employee Plans (as defined in Section 3.29) required to be terminated by IBKC before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable laws and regulations and that all affected participants have been notified of such terminations;

E. All consents and approvals required to be obtained by FPHI from third parties to consummate the transactions contemplated by this Agreement, including those listed on Schedule 3.09;

F. Supplemental disclosure schedules reflecting any material changes to the representations and warranties of FPHI in ARTICLE III between the date of this Agreement and the Closing Date;

G. Executed agreements, certificates of merger, certificates, and other documents to evidence and facilitate the Bank Merger; and

H. All other documents required to be delivered to IBKC by FPHI under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the intent of this Agreement and reasonably requested by IBKC or its counsel.

Section 2.03. Actions to be Taken at the Closing by IBKC. At the Closing, IBKC shall execute and acknowledge (where appropriate) and deliver to FPHI such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to FPHI’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, executed by the Secretary of IBKC, acting solely in her capacity as an officer of IBKC, pursuant to which IBKC shall certify (i) the due adoption by the Board of Directors of IBKC (the “ IBKC Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger and (ii) the incumbency and true signatures of those officers of IBKC duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby on behalf of IBKC;

B. A certificate, dated as of the Closing Date, duly executed by the Secretary of IBERIABANK, acting solely in his capacity as an officer of IBERIABANK, pursuant to which IBERIABANK shall certify (i) the due adoption by the Board of Directors of IBERIABANK (the “IBERIABANK Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by IBKC as the sole shareholder of IBERIABANK of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (iii) the incumbency and true signatures of those officers of IBERIABANK duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of IBERIABANK;

C. A certificate, dated as of the Closing Date, duly executed by the Chairman of the Board of IBKC, acting solely in his capacity as an officer of IBKC, pursuant to which IBKC shall certify that (i) all of the representations and warranties made in ARTICLE IV are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) IBKC has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement and (iii) there has been no Material Adverse Change with respect to IBKC or IBERIABANK since June 30, 2013;

D. All consents and approvals required to be obtained by IBKC from third parties to consummate the transactions contemplated by this Agreement, including those listed on Schedule 4.06;

E. Supplemental disclosure schedules reflecting any material changes to the representations and warranties of IBKC in ARTICLE IV between the date of this Agreement and the Closing Date;

F. Executed agreements, certificates of merger, certificates, as applicable, and other documents to evidence and facilitate the Bank Merger; and

G. All other documents required to be delivered to FPHI by IBKC under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by FPHI or its counsel.

Section 2.04. Further Assurances. At any time and from time to time within twelve months after the Closing, at the reasonable request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. If at any time after the Closing any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such commercially reasonable actions.

Section 2.05. Exchange Procedures.

A. On the business day before the Closing Date, IBKC shall deposit or cause to be deposited in trust with IBKC’s transfer agent or such other third party experienced in stock transfer business reasonably acceptable to FHPI (the “Exchange Agent”) (i) certificates for shares or evidence of shares in book entry form representing the aggregate number of IBKC Shares to be issued pursuant to Section 1.05(B), (ii) an amount of cash equal to the aggregate amount of cash to be paid in lieu of the issuance of fractional shares pursuant to Section 1.05(B)(4) (the “Aggregate Merger Consideration”).

B. No later than five business days prior to the Effective Time, FPHI shall have delivered to the Exchange Agent a list of all FPHI shareholders entitled to receive the Merger Consideration (as defined below), in an electronic format reasonably compatible with the Exchange Agent’s systems.

C. As soon as practicable after the Effective Time, with the intent to be within ten business days after the Effective Time, IBKC shall cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates representing FPHI Shares (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. The form and substance of the letter of transmittal and any associated cover letter shall be mutually acceptable to IBKC and FPHI before such transmittal materials are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed (the “Transmittal Materials”), the holder of such Certificate shall be entitled to receive in exchange therefor (i) a number of IBKC Shares equal to the product of (x) the Per Share Stock Consideration, multiplied by (y) the number of FPHI Shares represented by such Certificate, and (ii) an amount of cash as payment in lieu of the issuance of fractional IBKC Shares calculated in accordance with Section 1.05(B)(4), and such Certificate shall forthwith be canceled. The consideration to be received by a shareholder of FPHI upon surrender of his Certificate is referred to as the “Merger Consideration.” Until surrendered in accordance with this Section 2.05, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Promptly after receipt of the Transmittal Materials, IBKC will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time and the surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, IBKC will cause the Exchange Agent to promptly deliver the Merger Consideration. Whether or not a Certificate for FPHI Shares is surrendered, after the Effective Time, it will not represent any interest in any person other than IBKC.

D. After the Effective Time, the share transfer ledger of FPHI shall be closed and there shall be no transfers on the share transfer books of FPHI of the FPHI Shares which were outstanding immediately before such time of filing. If, after the Effective Time, Certificates are presented to IBKC, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.05.

E. To the extent permitted by law, the former FPHI shareholders shall be entitled to vote after the Effective Time at any meeting of IBKC shareholders the number of whole IBKC Shares into which their respective FPHI Shares are converted, regardless of whether such holders have exchanged their Certificates for certificates representing IBKC Shares in accordance with the provisions of this Section 2.05, but beginning 30 days after the Effective Time no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate for exchange as provided in this Section 2.05.

F. IBKC may refuse to pay any dividend or other distribution declared after the Effective Time with respect to IBKC Shares and payable to the holders thereof (without interest thereon) until the holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.05, or if such dividend or distribution has reverted in full ownership to IBKC under its Articles of Incorporation. After the surrender of a Certificate in accordance with this Section 1.09, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the IBKC Shares represented by such Certificate.

G. Any portion of the Aggregate Merger Consideration that remains unclaimed by the shareholders of FPHI for six months after the Exchange Agent mails the letter of transmittal pursuant to this Section 2.05 shall be delivered to IBKC upon demand, and any shareholders of FPHI who have not theretofore complied with the exchange procedures in this Section 2.05 shall look to IBKC only, and not the Exchange Agent, for the payment of the Merger Consideration in respect of such shares. If outstanding Certificates for FPHI Shares are not surrendered or the payment for them is not claimed before the date on which such IBKC Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable law, become the property of IBKC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.

H. If any IBKC Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to IBKC) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing IBKC Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or s hall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

I. None of IBKC, FPHI, the Exchange Agent or any other person shall be liable to any former holder of FPHI Shares for any IBKC Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

J. If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBKC or the Exchange Agent, the posting by such person of a bond in such amount as IBKC or the Exchange Agent may direct as indemnity against any claim that may be made against IBKC, IBERIABANK, or FPHI with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FPHI

FPHI hereby makes the following representations and warranties to IBKC.

Section 3.01. Organization and Ownership.

A. FPHI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. FPHI is a corporation duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. FPHI has all requisite corporate power and authority to own FP Bank as now owned, and to enter into and carry out its obligations under this Agreement. True and complete copies of the Certificate of Formation and Bylaws of FPHI, as amended to date, have been delivered to IBKC.

B. FPHI is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of FP Bank, free and clear of all liens, security interests, and encumbrances of every kind or character, and no other person or entity has any equity or other interest in FP Bank. Except to set forth in Schedule 3.01(B), FPHI does not, directly or indirectly, own or control any Affiliate or Subsidiary, other than FP Bank. Except to set forth in Schedule 3.01(B), FPHI has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by FPHI has not been conducted through any other direct or indirect Subsidiary or Affiliate of FPHI other than as set forth in Schedule 3.01(B).

Section 3.02. Execution and Delivery. FPHI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and (if the required regulatory and FPHI shareholder approval is obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the FPHI Board. Other than approval by the requisite vote of the shareholders of FPHI, no other corporate proceedings or approvals are necessary on the part of FPHI to approve this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby and thereby, have been or at Closing will be duly executed by FPHI and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of FPHI, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.03. FPHI Capitalization. The authorized capital of FPHI consists of 10,000,000 common shares, $5.00 par value per share, of which 3,138,950 FPHI Shares are issued and outstanding as of the date of this Agreement. Except as set forth in Schedule 3.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, FPHI to purchase or otherwise acquire any security of or equity interest in FPHI, obligating FPHI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital of any class. There are no outstanding contractual obligations of FPHI to vote or dispose of any FPHI Shares and to the Best Knowledge of FPHI, there are no shareholder agreements, voting trusts or similar agreements relating to the FPHI Shares. All of the outstanding FPHI Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. The FPHI Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the FPHI Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 3.04. FP Bank.

A. FP Bank is a Texas banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. FP Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of FP Bank, as amended to date, have been delivered to IBKC. FP Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). The nature of the business of FP Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. FP Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by FP Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of FP Bank.

B. The authorized capital stock of FP Bank consists of 3,000,000 shares of common stock, $5.00 par value per share, of which 3,000,000 shares are issued and outstanding as of the date of this Agreement. FPHI is in possession of all certificates evidencing all of the shares of capital stock of FP Bank. All of the outstanding shares of capital stock or other securities evidencing ownership of FP Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of FP Bank, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating FP Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of FP Bank. There are no outstanding contractual obligations of FPHI to vote or dispose of any shares of capital stock of FP Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of FP Bank.

Section 3.05. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by FPHI or FP Bank with any of the terms or provisions hereof (if the required regulatory and shareholder approval is obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of FPHI or FP Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FPHI or FP Bank or any of their Properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective Properties or assets of FPHI or FP Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which FPHI or FP Bank is a party, or by which FPHI or FP Bank or any of their respective Properties, assets or business activities may be bound or subject.

Section 3.06. Compliance with Laws, Permits and Instruments. FPHI and FP Bank, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. FPHI and FP Bank are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Government Authority, except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change.

Section 3.07. Financial Statements.

A. FPHI has made available to IBKC copies of (i) the audited consolidated financial statements of FPHI as of and for the years ended December 31, 2012 and December 31, 2011 (the “FPHI Financial Statements”) and the unaudited consolidated financial statements for the interim period ended September 30, 2013 consisting of balance sheets and the related statements of income (the “FPHI Interim Statements”) and (ii) FPHI’s FR Y-6, FR Y-9C and FR Y-9LP, if applicable, reports filed during 2013 and 2012 (together, the “FPHI Regulatory Reports”). The FPHI Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly presented, in all material respects, the financial position of FPHI at the dates and for the periods indicated therein. The FPHI Interim Financial Statement fairly presents the financial position of FPHI as of September 30, 2013. In the opinion of FPHI management, the FPHI Interim Statements reflect all adjustments necessary for a fair presentation as of September 30, 2013. Each of the FPHI Regulatory Reports fairly presents, in all material respects, the financial position of FPHI and the result of its operations at the date and for the periods indicated in conformity with the instructions for the preparation of FPHI Regulatory Reports as promulgated by applicable regulatory authorities.

B. Management of FPHI has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of FPHI and FP Bank; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of FPHI and FP Bank are being made only in accordance with authorizations of management and directors of FPHI and FP Bank; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of FPHI and FP Bank that could have a material effect on the financial statements. FPHI has provided to IBKC access to material documentation related to FPHI’s internal control over financial reporting. Since December 31, 2012, neither FPHI and FP Bank, nor to FPHI’s Best Knowledge, any director, executive officer, auditor, accountant or representative of FPHI and FP Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of FPHI and FP Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FPHI and FP Bank has engaged in questionable accounting or auditing practices. Since January 1, 2012, (i) neither FPHI and FP Bank, nor, to the Best Knowledge of FPHI and FP Bank, any director, executive officer, auditor, accountant or representative of FPHI and FP Bank, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FPHI and FP Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FPHI or FP Bank has engaged in questionable accounting or auditing practices or fraud, whether or not material, that involves management or other employees who have a significant role in FPHI’s and FP Bank’s internal controls over financial reporting, and (ii) no attorney representing FPHI or FP Bank, whether or not employed by FPHI or FP Bank, has provided evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FPHI or any of its officers, directors, employees or agents to the Board of Directors of FPHI or any committee thereof or to the Best Knowledge of FPHI, to any director or executive officer of FPHI.

C. FPHI has made available to IBKC true and complete copies of the Reports of Condition and Income for FP Bank filed during 2013 and 2012 (“FP Bank Call Reports”). Each of the FP Bank Call Reports fairly presents, in all material respects, the financial position of FP Bank and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of FP Bank Call Reports as promulgated by applicable regulatory authorities. The FP Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business. FP Bank has calculated its allowance for loan losses in accordance with GAAP and, to the extent applicable, regulatory accounting principles (“RAP”) as applied to Texas banking associations and in accordance with all applicable rules and regulations. To the Best Knowledge of FPHI, the allowance for loan losses account for FP Bank is, and as of the Closing Date shall be, adequate in all material respects to provide for all losses on the loans and other real estate owned by FP Bank.

Section 3.08. Litigation. Except as set forth in Schedule 3.08, neither FPHI nor FP Bank is a party to any, and there are no pending or, to the Best Knowledge of FPHI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FPHI or FP Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of FPHI, is there any reasonable basis for any proceeding, claim or action against FPHI or FP Bank that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon FPHI or FP Bank or the assets or Property of FPHI or FP Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 3.09. Consents and Approvals. The FPHI Board (at a meeting duly called and held) has resolved or will resolve to (i) call a special meeting of shareholders for the purpose of approving and adopting the Merger and this Agreement, and (ii) recommend to the FPHI shareholders the approval and adoption of the Merger and this Agreement. No approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of FPHI in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by FPHI of the transactions contemplated hereby or thereby.

Section 3.10. Undisclosed Liabilities. FPHI and FP Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the FPHI Financial Statements, the FPHI Financial Interim Statements or the FP Bank Call Reports or are not reasonably likely to result in a Material Adverse Change, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since June 30, 2013, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Schedule 3.10.

Section 3.11. Title to Tangible Assets. True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which each such Property is subject have been made available to IBKC. FPHI and FP Bank have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the FPHI Financial Statements, the FPHI Financial Interim Statements and the FP Bank Call Reports or acquired thereafter, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Schedule 3.11, (B) as reflected in the FPHI Financial Statements, the FPHI Interim Financial Statements, or the FP Bank Call Reports, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and Properties disposed of for fair value in the ordinary course of business since June 30, 2013.

Section 3.12. Absence of Certain Changes or Events. Except as disclosed on Schedule 3.12, since June 30, 2013, each of FPHI and FP Bank has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices not:

A. Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased, and current liabilities for trade or business obligations), none of which, individually or in the aggregate, result in a Material Adverse Change;

B. Discharged or satisfied any lien or paid any obligation or liability, whether absolute or contingent, due or to become due in an amount greater than $50,000 in the aggregate;

C. Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital or other securities;

D. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

E. Acquired any capital or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

F. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its Property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since June 30, 2013;

G. Sold, transferred, leased to others or otherwise disposed of any material amount of its assets (except for assets disposed of for fair value in the ordinary course of business) or canceled or compromised any debt or claim, or waived or released any right or claim, of material value;

H. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of, any contract, lease or other agreement, or suffered any damage, destruction or loss, which, individually or in the aggregate, would constitute a Material Adverse Change;

I. Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.17) or modified any existing material rights with respect thereto;

J. Except for routine salary increases made in the ordinary course of business and materially consistent with past practices or as contemplated by this Agreement, made any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated (except as expressly provided herein) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by FPHI or FP Bank for the benefit of their respective directors, employees or former employees;

K. Made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

L. Instituted, had instituted against it, settled or agreed to settle, any litigation, action or proceeding before any Governmental Authority other than routine collection suits instituted by Governmental Authorities to collect amounts owed or suits in which the amount in controversy is less than $50,000;

M. Suffered any change, event or condition that, individually or in the aggregate, has caused or would reasonably be anticipated to result in a Material Adverse Change, or any Material Adverse Change in earnings or costs or relations with its employees, agents, depositors, loan customers, correspondent banks, or suppliers;

N. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment involving a financial commitment over the term of the contract or commitment in excess of $25,000, other than commitments to extend credit made in the ordinary course of business and materially consistent with past practices;

O. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any third person, firm or corporation other than in the ordinary course of business and materially consistent with past practices;

P. Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

Q. Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

R. Sold (but payment at maturity or prepayment is not deemed a sale) Investment Securities or purchased Investment Securities, other than U.S. Treasury securities with a maturity of two years or less;

S. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $100,000;

T. Amended or made any change in its articles of incorporation, articles of association, or bylaws, or

U. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through T above.

Section 3.13. Leases, Contracts and Agreements. Schedule 3.13 sets forth an accurate and complete description of all contracts, leases, subleases, licenses, and agreements to which FPHI or FP Bank is a party or by which FPHI or FP Bank is bound (A) that obligate or would reasonably be expected to obligate FPHI or FP Bank for an amount in excess of $25,000 over the entire term of any such agreement or (B) that are related or of a similar nature and that in the aggregate obligate or would reasonably be expected to obligate FPHI or FP Bank for an amount in excess of $25,000 over the entire term of such related contracts (collectively, the “Contracts”). FPHI has delivered or made available to IBKC true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall do not include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by FP Bank, but do include unfunded loan commitments and letters of credit issued by FP Bank where the borrowers’ total direct and indirect indebtedness to FP Bank is in excess of $100,000. No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of FP Bank. FPHI and FP Bank have not received any written notice of material default under or material noncompliance with any Contract. For each lease in which FPHI or FP Bank is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. FPHI and FP Bank enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

Section 3.14. Taxes and Tax Returns.

A. FPHI and FP Bank have duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, FPHI and FP Bank have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon FPHI or FP Bank, nor has FPHI or FP Bank given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C. Proper and accurate amounts, if required, have been withheld by FPHI and FP Bank from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. Since December 31, 2010, the federal income tax returns of FPHI and FP Bank have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of FPHI, threatened.

E. Except as set forth in Schedule 3.14, neither FPHI nor FP Bank has entered into any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement with any other person or any current or potential contractual obligation to indemnify any other person with respect to taxes that will require any payment by FPHI or FP Bank to any other person after the date of this Agreement.

F. The terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

G. FPHI has delivered or made available to IBKC correct and complete copies of all federal income tax returns filed by FPHI with the Internal Revenue Service (“IRS”), examination reports, and statements of deficiencies assessed against or agreed to by FPHI and FP Bank, if any, since December 31, 2010.

H. Schedule 3.14 sets forth an accurate and complete description as to the United States federal net operating and capital loss carryforwards for FPHI and FP Bank (including the year such net operating or capital loss was generated and any limitations of such net operating or capital loss carryforwards under Code § § 382, 383 or 384 or the Treasury Regulations, excluding any such limitations arising from the transactions contemplated under this Agreement) as of December 31, 2010.

Section 3.15. Insurance. Schedule 3.15 contains a complete list and brief description of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by FPHI and FP Bank. All such policies (A) are sufficient for compliance by FPHI and FP Bank, in all material respects, with all requirements of applicable law and all agreements to which FPHI and FP Bank are parties, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as set forth in Schedule 3.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither FPHI nor FP Bank is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of FPHI and FP Bank is insured for the benefit of FPHI and FP Bank in amounts deemed adequate by FPHI’s and FP Bank’s respective management against risks customarily insured against. Except as set forth in Schedule 3.15, there have been no claims under any fidelity bonds of FPHI and FP Bank since June 30, 2011 and to the Best Knowledge of FPHI, there are no facts that would reasonably be expected to form the basis of a claim under such bonds.

Section 3.16. No Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE III and the Schedules hereto, there has not been any Material Adverse Change with respect to FPHI or FP Bank since June 30, 2013, nor to the Best Knowledge of FPHI, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to FPHI or FP Bank.

Section 3.17. Proprietary Rights. FPHI and FP Bank do not require the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of FPHI and FP Bank that are not owned, held or licensed by FPHI or FP Bank. FPHI and FP Bank have not received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by FPHI or FP Bank of Proprietary Rights. There is no claim or action by any such person pending or, to the Best Knowledge of FPHI, threatened, with respect thereto.

Section 3.18. Transactions with Certain Persons and Entities. Except as set forth in Schedule 3.18, neither FPHI nor FP Bank owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to, any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of FPHI or FP Bank, and none of such persons owes any amount to FPHI or FP Bank. Except as set forth in Schedule 3.18, there are no current or proposed agreements, arrangements, understandings, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among FPHI, whether on its own behalf or in its capacity as trustee or custodian for the funds of any Employee Plan, and any of its Affiliates.

Section 3.19. Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of FPHI and FP Bank are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of FPHI, threatened, defenses, offsets or counterclaims that may reasonably be asserted against FPHI, FP Bank or the present holder thereof. The credit and collateral files of FP Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to FPHI or FP Bank that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of FP Bank (including loans that will be outstanding if FP Bank advances funds it is obligated to advance), except for items identified on FP Bank’s internal exception list which has been made available to IBKC. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of FP Bank or any applicable Regulatory Agency are set forth on FP Bank’s watch list, which is set forth in Schedule 3.19. Notwithstanding anything to the contrary contained in this Section, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of FP Bank.

Section 3.20. Employee Relationships. Each of FPHI and FP Bank has complied in all material respects with all applicable laws relating to its relationships with its employees, and FPHI believes that the relationship between FP Bank and its employees is good. To the Best Knowledge of FPHI, no key executive officer or manager of any of the operations of FP Bank or any group of employees of FP Bank has or have any present plans to terminate their respective employment with FP Bank. Schedule 3.20 contains a list of all employees of FP Bank and their respective annual compensation.

Section 3.21. Condition of Assets. All tangible assets used by FPHI and FP Bank are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. None of FP Bank’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.22. Environmental Compliance. Except as set forth in Schedule 3.22:

A. FPHI and FP Bank and all of their Properties and operations are in compliance with all applicable Environmental Laws. Neither FPHI nor FP Bank has received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of FPHI and FP Bank with all applicable Environmental Laws.

B. FPHI and FP Bank have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

C. No Hazardous Materials exist on, about or within any of the Properties, nor, to the Best Knowledge of FPHI, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change. The use that FPHI and FP Bank make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change.

D. There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of FPHI, threatened, against FPHI or FP Bank relating in any way to any Environmental Law. FP Bank has no liability for remedial action under any Environmental Law. FPHI and FP Bank have not received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has FPHI or FP Bank received any written notice from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any person or Governmental Authority informing FPHI or FP Bank that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made). To the Best Knowledge of FPHI, there is no reasonable basis for any proceeding, claim, action or governmental investigation with respect to compliance and Environmental Laws that would impose any liability or obligation that would reasonably be expected to result in a Material Adverse Change.

Section 3.23. Regulatory Compliance.

A. Neither FPHI nor FP Bank is now nor has been, since January 1, 2012, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Best Knowledge of FPHI, threatened investigations by any Regulatory Agency that would reasonably result in a Regulatory Agreement with respect to FPHI or FP Bank, nor has FPHI or FP Bank been advised since January 1, 2012, by any regulatory agency or other Governmental Authority that it is considering issued, initiating, order or requesting any Regulatory Agreement.

B. All reports, records, registrations, statements, notices and other documents or information required to be filed by FPHI and FP Bank with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of FPHI, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

Section 3.24. Absence of Certain Business Practices. Neither FPHI nor FP Bank nor, to the Best Knowledge of FPHI, any of their respective officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, since June 30, 2013, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of FPHI or FP Bank (or assist FPHI or FP Bank in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject FPHI or FP Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change or may reasonably be expected to subject FPHI or FP Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 3.25. Books and Records. The minute books, stock certificate books and stock transfer ledgers of FPHI and FP Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of FPHI and FP Bank that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.26. Forms of Instruments, Etc. FPHI has made and will make available to IBKC copies of all of FP Bank’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of its business.

Section 3.27. Fiduciary Responsibilities. Each of FPHI and FP Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change.

Section 3.28. Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable law, FPHI or FP Bank have not guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 3.29. Employee Benefit Plans.

A. Set forth on Schedule 3.29 is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (a) is currently maintained or contributed to by

FPHI or FP Bank, or with respect to which FPHI or FP Bank has any liability, and (b) provides benefits to any officer, employee, service provider, former officer or former employee of FPHI or FP Bank, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).

B. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. FPHI has delivered or made available to IBKC true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by IBKC. There have been no prohibited transactions (described under ERISA § 406 or Code § 4975(c)), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject IBKC, IBERIABANK, FPHI or FP Bank to any taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Code § 401(a) has a current favorable determination or opinion letter, and does not have any amendments for which the remedial amendment period under Code § 401(b) has expired. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in material compliance with applicable law or in accordance with its terms. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of FPHI, none are threatened. No written or, to the Best Knowledge of FPHI, oral representations have been made by FPHI or FP Bank to any employee or former employee of FPHI or FP Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under Code § 4980B or applicable state law). Compliance with FAS 106 will not create any material change to the FPHI Financial Statements, the FPHI Interim Financial Statements, or the FP Bank Call Reports. Except to the extent that the payment would constitute an “excess parachute payment” under Code § 280G, there are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code § § 4999 or 280G, nor will IBKC or IBERIABANK be required to “gross up” or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any person against FPHI, FP Bank, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

C. With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by any trade or business with which FPHI or FP Bank is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

(i) All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Code § § 4980B and 4980D would not reasonably be expected to subject FPHI or FP Bank to liability;

(ii) There is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last five (5) calendar years; and

(iii) There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

D. All Employee Plan documents, annual reports or returns, audited or audited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.

E. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Employee Plan.

Section 3.30. No Excess Parachute Payments. No amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of FPHI, FP Bank or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation § 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an “excess parachute payment” (as such term is defined in Code § 280G(b)(1)) as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from FPHI, FP Bank, or IBKC if the excise tax of Code § 4999(a) is imposed on such person.

Section 3.31. Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. FP Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. FP Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, FP Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. FP Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.32. Data Processing Agreements. FP Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described on Schedule 3.32 (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the date hereof, has been provided to IBKC. Other than the DP Contracts, FPHI has no agreement with any other person or entity for data processing, ATM or other technology services. FP Bank has taken commercially reasonable steps to safeguard the confidentiality of information that is accessible through its computer systems and networks.

Section 3.33. Dissenting Shareholders. To the Best Knowledge of FPHI, there is no plan or intention on the part of any shareholders of FPHI to exercise their appraisal rights in the manner provided by applicable law.

Section 3.34. Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. FP Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Since June 30, 2011, FPHI has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of FP Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

Section 3.35. Loan Portfolio.

A. Except as forth in Schedule 3.35A, each outstanding loan of FPHI and FP Bank (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of FPHI and FP Bank (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

B. Except as set forth in Schedule 3.35B, none of the agreements pursuant to which FPHI and FP Bank has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

C. There are no outstanding loans made by FPHI and FP Bank to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the FRB) of FPHI or FP Bank, other than loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

D. Neither FPHI nor FP Bank is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or regulatory agency relating to the origination, sale or servicing of mortgage or consumer loans.

E. All Loans of FP Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such Loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such Loan was made by FP Bank in the ordinary course of its lending business.

Section 3.36. Zoning and Related Laws. All real property owned or operated by FP Bank and the use thereof is in compliance with all applicable laws, ordinances, regulations, orders or requirements, including building, zoning and other laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to cause a Material Adverse Change.

Section 3.37. Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

Section 3.38. Fairness Opinion. Before the execution of this Agreement, FPHI has received a written opinion from Macquarie Capital to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of FPHI pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

Section 3.39. Representations Not Misleading. No representation or warranty by FPHI and FP Bank contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of FPHI, all written statements, exhibits, schedules, and other documents furnished to IBKC by FPHI or FP Bank as part of the due diligence for this Agreement are accurate in all material respects.

Section 3.40 Supplemental Schedules. FPHI shall provide to IBKC not less than three business days prior to the Closing Date confidential supplemental disclosure schedules reflecting any material changes to the representation and warranties set forth herein between the date of this Agreement and the Closing Date (the “Supplemental Schedules”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBKC

IBKC hereby makes the following representations and warranties to FPHI. IBKC agrees to provide to FPHI at the Closing supplemental disclosure schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date.

Section 4.01. Organization. IBKC is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. IBKC is a corporation duly organized, validly existing and in good standing under the laws, rules and regulations of the State of Louisiana. IBKC has all requisite corporate power and authority to own IBERIABANK as now owned and to enter into and carry out its obligations under this Agreement. True and complete copies of the Articles of Incorporation and Bylaws of IBKC, as amended to date, have been made available to FPHI. IBKC is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of IBERIABANK, free and clear of all liens, security interests, and encumbrances of any kind or character.

Section 4.02. Execution and Delivery. IBKC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and (if the required regulatory approvals are obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the IBKC Board. Except for the written consent of IBKC, no other corporate proceedings on the part of IBKC are necessary to approve this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby and thereby have been, or at Closing will be, duly and validly executed and delivered to FPHI, and each constitutes or at Closing will constitute a valid and binding obligation of IBKC, enforceable against IBKC in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03. IBKC Capitalization. The authorized capital stock of IBKC consists of 50,000,000 common shares, $1.00 par value per share, of which 29,815,560 shares were outstanding as of January 31, 2014, and 5,000,000 preferred shares, $1.00 par value per share, of which no shares were issued or outstanding as of the date of this Agreement. All of such issued shares are validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBKC to purchase or otherwise acquire any security of or equity interest in IBKC, obligating IBKC to issue any shares of, restricting the transfer of, or otherwise relating to shares of its capital of any class except as set forth in Schedule 4.03. There are no outstanding contractual obligations of IBKC to vote or dispose of any IBKC Shares. There are no shareholder agreements, voting trusts or similar agreements relating to the IBKC Shares. All of the issued and outstanding IBKC Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. All of the IBKC Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the IBKC Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 4.04. IBERIABANK.

A. IBERIABANK is a Louisiana banking corporation, duly organized, validly existing and in good standing under the laws of the state of Louisiana and the United States. IBERIABANK has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Incorporation and Bylaws of IBERIABANK, as amended to date, have been delivered to FPHI. IBERIABANK is an insured bank as defined in the FDIA. IBERIABANK is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (federal, state and local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which failure to be so qualified would reasonably be expected to result in a Material Adverse Change. Except as set forth in Schedule 4.04(A), IBERIABANK has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by IBERIABANK has not been conducted through any other direct or indirect Subsidiary or Affiliate of IBERIABANK.

B. The authorized capital stock of IBERIABANK consists of 1,000,000 shares of common stock, $1.00 par value per share, of which 301 shares are issued and outstanding as of the date of this Agreement. IBKC is in possession of all certificates evidencing all of the shares of capital stock of IBERIABANK. All of the outstanding shares of capital stock or other securities evidencing ownership of IBERIABANK are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of IBERIABANK, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating IBERIABANK to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of IBERIABANK. There are no outstanding contractual obligations of IBERIABANK to vote or dispose of any shares of capital stock of IBERIABANK. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of IBERIABANK.

Section 4.05. Compliance with Laws, Permits and Instruments. IBKC and IBERIABANK, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. IBKC and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them except where the failure, whether individually or in the aggregate to be so in compliance is not reasonably expected to cause a Material Adverse Change.

Section 4.06. Consents and Approvals. Except for regulatory and other approvals as disclosed in Schedule 4.06, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of IBKC in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by IBKC of the transactions contemplated hereby or thereby.

Section 4.07. Regulatory Approval. IBKC is “well capitalized” as defined by federal regulations as of the date hereof. IBERIABANK has a Community Reinvestment Act rating of “satisfactory”. Neither IBKC nor IBERIABANK is subject to any Regulatory Agreement, nor is IBKC aware of any circumstance or event that would reasonably result in a Regulatory Agreement with respect to IBKC or IBERIABANK. IBKC reasonably believes that it will be able to obtain all requisite regulatory approvals necessary to consummate the Merger. All reports, records, registrations, statements, notices and other documents or information required to be filed by IBKC and IBERIABANK with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of IBKC, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

Section 4.08. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBKC or IBERIABANK with any of the terms or provisions hereof or thereof (if the required regulatory and FPHI shareholder approval is obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of IBKC or IBERIABANK; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBKC or IBERIABANK or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective properties or assets of IBKC, or IBERIABANK under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which IBKC or IBERIABANK is a party, or by which IBKC or IBERIABANK or any of their respective properties, assets or business activities, may be bound or subject.

Section 4.09. Litigation. Except as disclosed in Schedule 4.09, neither IBKC nor IBERIABANK are parties to any, and there are no pending or, to the Best Knowledge of IBKC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBKC or IBERIABANK which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of IBKC, is there any basis for any proceeding, claim or any action against IBKC or IBERIABANK that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon IBKC or IBERIABANK or the assets or properties of IBKC or IBERIABANK that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 4.10. SEC Filings; Financial Statements.

A. IBKC has timely filed and made available to FPHI all documents required to be filed by IBKC since January 1, 2012 (the “IBKC SEC Reports”). The IBKC SEC Reports, including any IBKC SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) (A) complied in all material respects with the applicable requirements of the U.S. federal securities laws and other applicable laws, statutes, rules and regulations, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IBKC SEC Reports or necessary in order to make the statements in such IBKC SEC Reports, in light of the circumstances under which they were made, not misleading.

B. Each of the IBKC financial statements (including, in each case, any related notes) contained in the IBKC SEC Reports, including any IBKC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of IBKC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

C. IBKC has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that IBKC should modify its accounting in future periods.

D. There are no outstanding Loans made by IBKC or any of its Subsidiaries to any executive officer or director of IBKC, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.11. Taxes and Tax Returns.

A. IBKC and its Subsidiaries have duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, IBKC and its Subsidiaries have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon IBKC or any of its Subsidiaries, nor has IBKC or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C. Proper and accurate amounts, if required, have been withheld by IBKC and its Subsidiaries from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. Since December 31, 2009, the federal income tax returns of IBKC and its Subsidiaries have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of IBKC, threatened.

E. Neither IBKC nor any of its Subsidiaries has entered into any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement with any other person or any current or potential contractual obligation to indemnify any other person with respect to taxes that will require any payment by IBKC or any of its Subsidiaries to any other person after the date of this Agreement.

Section 4.12. Representations Not Misleading. No representation or warranty by IBKC contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF FPHI

FPHI covenants and agrees with IBKC as follows:

Section 5.01. Commercially Reasonable Efforts. FPHI will use its commercially reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02. Information for Regulatory Applications and Registration Statement. FPHI shall use its commercially reasonable efforts to promptly furnish IBKC with all information concerning FPHI that is required for inclusion in any application, statement or document to be made or filed by IBKC with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. FPHI shall have the right to review in advance, and to the extent practicable consult with IBKC, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or state regulatory or Governmental Authority supervisory authority in connection with the transactions contemplated by this Agreement, but IBKC shall not be required to provide FPHI with confidential portions of any filing with a federal or state regulatory or Governmental Authority. In exercising the foregoing right, FPHI agrees to act reasonably and as promptly as practicable.

A. FPHI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the FPHI Meeting, and (iii) any other filings made under applicable federal or state banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. FPHI further agrees that if it shall become aware of any information furnished by FPHI that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBKC thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

Section 5.03. Affirmative Covenants. Except as otherwise permitted by IBKC ( IBKC shall be deemed to have permitted an action if it has not responded to a written request from FPHI within four (4) business days of such written request) or as required by this Agreement, from the date hereof until the Effective Time, FPHI shall and shall cause FP Bank to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices;

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

E. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;

F. Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

G. Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its Properties and operations, the non-compliance with which would reasonably be expected to cause a Material Adverse Change;

H. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

I. Withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

J. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

K. Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by FPHI or FP Bank on or before the Closing Date;

L. Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith dispute;

M. Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

N. Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

O. Provide IBKC with schedules of the rates paid by FP Bank on its deposit accounts from the date of this Agreement until the Effective Time (“stated rates”), and shall notify IBKC of any determination to pay any FP Bank client 25 or more basis points above a stated rate, (ii) shall confer with IBKC not less than once every two weeks to review the conduct of FP Bank’s loan approval and investments processes, (iii) shall notify IBKC promptly of any change in FP Bank’s loan portfolio that may result in a Material Adverse Change in FPHI or FP Bank, and (iv) shall provide IBKC with a weekly report of its lending activities during such periods.

Section 5.04. Negative Covenants. From the date of this Agreement through the Closing, without the prior written consent of IBKC (IBKC shall be deemed to have consented to an action if it has not responded to a written request from FPHI within four (4) business days of the date of such written request), FPHI shall not and FPHI shall cause FP Bank to not:

A. Introduce any new material method of management or operation;

B. Intentionally take any action that would reasonably be expected to result in a Material Adverse Change;

C. Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude FPHI from making such representations and warranties (as modified by the supplemental Schedules) at the time of the Closing;

D. Declare, set aside or pay any dividend or other distribution with respect to its capital except that FP Bank may pay dividends to FPHI;

E. Enter into, alter, amend, renew or extend any material contract or commitment which would result in an obligation of FPHI or FP Bank to make payments in excess of $25,000, except for loans and extensions of credit in the ordinary course of business which are subject to the provisions of Sections 5.04(Y) and 5.04(Z);

F. Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its Properties, business or assets, tangible or intangible except in the ordinary course of business and consistent with past practices;

G. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of this Agreement;

H. Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

I. Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

J. Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of this Agreement, except as set forth in Schedule 5.04(J);

K. Amend or otherwise change its articles of association, charter, or bylaws;

L. Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; but any such transaction involving amounts in excess of $50,000 shall be deemed to not be in the ordinary course of business;

M. Enter into any material transaction other than in the ordinary course of business;

N. Except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

O. Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P. Except as set forth in Schedule 5.04(P) and for salary increases in the ordinary course of business and consistent with past practices of FPHI or FP Bank, make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree to or orally promise to pay, conditionally or otherwise, any bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of the Employee Benefit Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

Q. Engage in any transaction with any Affiliate except in the ordinary course of business and consistent with past practices;

R. Acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

S. Except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change;

T. Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

U. Make any capital expenditures, capital additions or betterments in excess of an aggregate of $50,000;

V. Hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

W. Make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP or RAP;

X. Pay a rate on deposits at FP Bank materially higher than is consistent with the ordinary course of business and consistent with past practices;

Y. Renew, extend the maturity of, or alter the material terms of any loan except in compliance with FP Bank’s existing policies and procedures and consistent with past practices and prudent banking principles;

Z. Renew, extend the maturity of, or alter any of the material terms of any classified Loan or extension of credit;

AA. Sell (but payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two years or less;

BB. Redeem, purchase or otherwise acquire, directly or indirectly, any of its capital securities;

CC. settle any material claim, suit, action or proceeding, except any settlement of a claim, suit, action or proceeding that is settled in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business;

DD. take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

EE. enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Regulatory Agency;

FF. (i) other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, or servicing Loans, or (B) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency; or (ii) acquire or sell any servicing rights, except the acquisition of mortgage servicing rights in the ordinary course of business consistent with past practices;

GG. make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries; or

HH. other than within FP Bank’s existing credit policies and current loan approval process, (i) modify and renew any loan, (ii) originate any new loan with an internal risk rating of less than 4, except as mutually agreed upon by the parties; and (iii) participate out any loan, except as mutually agreed upon by the parties.

II. agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.04.

Section 5.05. Access; Pre Closing Investigation. FPHI shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of IBKC full access during regular business hours to all of the books, contracts, commitments, personnel and records of FPHI and FP Bank, and furnish to IBKC during such period all such information concerning FPHI and FP Bank and their affairs as IBKC may reasonably request, so that IBKC may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of FPHI and FP Bank, including access sufficient to verify the value of the assets and the liabilities of FPHI and FP Bank and the satisfaction of the conditions precedent to IBKC’s obligations described in ARTICLE VIII. FPHI agrees at any time, and from time to time, to furnish to IBKC as soon as practicable, any additional information that IBKC may reasonably request. No investigation by IBKC or its representatives shall affect the representations and warranties set forth herein.

Section 5.06. Invitations to and Attendance at Directors’ and Committee Meetings. FPHI shall, and shall cause FP Bank to, give notice to one designee of IBKC of, and shall invite such designee to attend, all regular and special meetings of the FPHI Board and the FP Bank Board and all regular and special meetings of any senior management committee (including the executive committee and the loan and discount committee of FP Bank) of FPHI and FP Bank; but such designee shall excuse himself from such meetings while this Agreement or the transactions contemplated hereby are being discussed. If the Merger is finally disapproved by any appropriate Regulatory Agency or if this Agreement is terminated pursuant to its terms, IBKC’s designee will no longer be entitled to notice of and permission to attend such meetings.

Section 5.07. Untrue Representations. FPHI shall promptly notify IBKC in writing if FPHI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to IBKC or any representation or warranty made in or pursuant to this Agreement or that results in FPHI’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.08. Litigation and Claims. FPHI shall promptly notify IBKC in writing of any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against FPHI or FP Bank or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. FPHI shall promptly notify IBKC of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of FPHI, threatened against FPHI or FP Bank that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by FPHI or FP Bank pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.09. Adverse Changes. FPHI shall promptly notify IBKC in writing if any change shall have occurred or, to the Best Knowledge of FPHI, been threatened (or any development shall have occurred or, to the Best Knowledge of FPHI, been threatened involving a prospective change) in the business, financial condition or operations of FPHI and/or FP Bank that has resulted in or would reasonably be expected to result in a Material Adverse Change.

Section 5.10. No Negotiation with Others.

A. FPHI agrees that it shall not, and that it shall cause FP Bank and the respective employees, directors, officers, financial advisors and agents of FPHI and FP Bank (collectively, “FPHI Representatives”) not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such person of the existence of the provisions of this Section 5.10) regarding an Acquisition Proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of FPHI or FP Bank in connection with any Acquisition Proposal, other than as provided herein or as compelled by law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by FP Bank of assets in the ordinary course of business consistent with past practices. Promptly upon receipt of any unsolicited offer, FPHI will communicate to IBKC the terms of any proposal or request for information and the identity of the parties involved

B. Notwithstanding anything to the contrary contained in this Section 5.10, if at any time after the date hereof and before obtaining Shareholder Approval, FPHI and the FPHI Representatives, having each theretofore complied with the terms of Section 5.10(A), receives a bona fide, unsolicited written Acquisition Proposal, FPHI and the FPHI Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to IBKC or is made available to IBKC before or concurrently with the time such information or access is made available to such person) to, any person making such Acquisition Proposal if, and only if, the FPHI Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the FPHI Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the FPHI shareholders; but before furnishing any material nonpublic information, FPHI shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement entered into with IBKC on July 18, 2013, which confidentiality agreement shall not prohibit FPHI from complying with the terms of this Section 5.10. FPHI will promptly, and in any event on the next business day following receipt, (x) notify IBKC in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to FPHI or for access to the properties, books or records of FPHI by any person that has made, or to the Best Knowledge of FPHI may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to IBKC, including as they may change upon any modification or amendment to the terms thereof. FPHI will keep IBKC reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

C. Nothing contained in this Section 5.10 shall prevent FPHI or the FPHI Board from (i) taking the actions provided in Sections 1.10(C) or 5.10(B), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any person who submits an unsolicited bona fide Acquisition Proposal of FPHI’s obligations pursuant to Section 5.10(A) or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state law in connection with a Change in Recommendation.

Section 5.11. Consents and Approvals. FPHI shall use commercially reasonable efforts to obtain all consents and approvals from third parties, including the third party consents listed on Schedule 3.09, required of FPHI or FP Bank in connection with the consummation of the transactions contemplated by this Agreement. FPHI will cooperate in all commercially reasonable respects with IBKC to obtain all such approvals and consents required of IBKC.

Section 5.12. Employee Plans and FPHI Awards. Before the Closing Date, FPHI shall and shall cause FP Bank to terminate the Employee Plans subject to compliance with applicable law, so long as any such action preserves the rights of the participants in such Employee Plans (including vesting rights). FPHI shall use its commercially reasonable best efforts to cause each holder of an FPHI Award to execute and deliver an FPHI Award Cancellation Agreement prior to the Closing Date.

Section 5.13. Disclosure Schedules. At least three business days before the Closing, FPHI agrees to provide IBKC with supplemental Schedules to be delivered by FPHI pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 5.14. Other Agreements. FPHI shall, and shall cause FP Bank to, execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger and the Bank Merger, and to take all actions necessary or required to consummate the transactions contemplated thereby.

Section 5.15. Shareholder Lists. After the date of this Agreement, FPHI shall from time to time make available to IBKC, upon its request, a list of the FPHI shareholders and their addresses, a list showing all transfers of the FPHI Shares and such other information as IBKC may reasonably request regarding both the ownership and prior transfers of the FPHI Shares.

Section 5.16. Conforming Accounting Adjustments. FPHI shall, if requested in writing by IBKC, consistent with GAAP, immediately before Closing, make such accounting entries as FPHI may reasonably request in order to conform the accounting records of FPHI to the accounting policies and practices of IBKC. No such adjustment by FPHI or FP Bank shall of itself constitute or be deemed to be a breach, violation or failure by FPHI or FP Bank to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement by IBKC or be an acknowledgment by FPHI of any adverse circumstances for purposes of determining whether the conditions to IBKC’s obligations under this Agreement have been satisfied.

Section 5.17. Employment Agreement. FPHI shall use its commercially reasonable efforts to cause Daryl S. Kirkham to execute and deliver to IBERIABANK an employment agreement, effective as of the Effective Time, providing for his continued employment with IBERIABANK after the Merger.

ARTICLE VI

COVENANTS OF IBKC

IBKC hereby makes the covenants set forth in this ARTICLE VI to FPHI.

Section 6.01. Commercially Reasonable Efforts. IBKC agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02. Untrue Representations. IBKC shall promptly notify FPHI in writing if IBKC becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to FPHI or any representation or warranty made in or pursuant to this Agreement or that results in IBKC’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.03. Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, IBKC shall and shall cause IBERIABANK to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices; and

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.

Section 6.04. Registration Statement. IBKC agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, and (ii) the FPHI Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the FPHI Meeting, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. IBKC further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform FPHI thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. IBKC agrees to advise FPHI, promptly after IBKC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of IBKC Shares for offering or sale in any jurisdiction, of the initiation or, to the extent IBKC is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. IBKC agrees to promptly provide to FPHI copies of all correspondence between IBKC or any of its representatives, on the one hand, and the SEC, on the other hand.

Section 6.05. NASDAQ Listing. IBKC shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, before the Effective Date, on the NASDAQ Global Select Market the IBKC Shares to be issued to the FPHI shareholders as part of the Merger Consideration in connection with the Merger.

Section 6.06. Litigation and Claims. IBKC shall promptly notify FPHI in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against IBKC or IBERIABANK or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. IBKC shall promptly notify FPHI in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of IBKC, threatened against IBKC or IBERIABANK that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by IBKC with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.07. Regulatory and Other Approvals. With the cooperation of FPHI, IBKC shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by IBKC and FP Bank in connection with this Agreement and the transactions contemplated hereby, including to the necessary applications for the prior approval of the Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority) and the Louisiana Office of Financial Institutions. Such applications shall be filed on or before April 1, 2014. IBKC shall use commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. IBKC shall keep FPHI reasonably informed as to the status of such applications and filings, and IBKC shall promptly furnish FPHI and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.08. Other Agreements. IBKC shall, and shall cause IBERIABANK to, take such actions and to execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger and the Bank Merger and to take any and all actions necessary or required to consummate the transactions contemplated thereby.

Section 6.09. Employee and Related Matters.

A. The employees of FPHI and FP Bank who remain employed by IBKC or IBERIABANK after the Effective Time (“Continuing Employees”) shall be given credit under each benefit plan of IBKC or its Subsidiaries after the Closing for their service with FPHI or FP Bank prior to the Effective Time for all purposes, including severance, vacation and sick leave, eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements in accordance with the IBKC benefit plan, seniority, or the application of any pre-existing condition limitations, other than benefit accrual under a defined benefit plan (as defined in Section 3(35) of ERISA); provided, however, that accrued vacation taken subsequent to the Effective Time may be subject to such limitations as IBKC or its Subsidiaries may reasonably require.

B. Any employee of FPHI or FP Bank who becomes an employee of IBKC or its Subsidiaries after the Effective Time but later does not remain employed by IBKC or its Subsidiaries after the Effective Time and who does not receive a severance payment from FPHI or FP Bank in connection with the Merger shall receive a severance payment from IBKC or its Subsidiaries as if he or she were an employee of IBKC or its Subsidiaries for the entire time he or she were an employee of FPHI or FP Bank. No former employee of FPHI or FP Bank shall receive a change of control or severance payment from IBKC or its Subsidiaries if he or she received a change of control or severance payment from FPHI or FP Bank in connection with the Merger, unless provided otherwise pursuant to an agreement entered into between IBKC or any of its Subsidiaries and such employee. Prior to the Effective Time, FPHI or FP Bank shall use their reasonable best efforts to take all steps, and obtain all consents of and acknowledgment of payments by such FPHI or FP Bank employees, as may be necessary to effectuate this Section 6.09(B).

C. In the event of any termination of any FPHI benefit plan providing for medical or health insurance coverage, IBKC or its Subsidiaries shall make available to Continuing Employees and their dependents, employer-provided health care coverage under IBKC’s benefit plans. Unless a Continuing Employee affirmatively terminates coverage under a FPHI benefit plan prior to the time that such Continuing Employee becomes eligible to participate in the IBKC benefit plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FPHI benefit plan prior to the time such Continuing Employees and their dependents become eligible to participate in the IBKC benefits plans, which provide for health plans, programs and benefits common to all employees and their dependents. In the event IBKC terminates any FPHI or FP Bank benefit plan related to medical or health insurance or consolidates any FPHI benefit plan with any IBKC benefit plan, individuals covered by the FPHI benefit plan shall be entitled to immediate coverage under the IBKC benefit plan in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations issued thereunder, including limitations on pre-existing condition exclusions, nondiscrimination and special enrollment rights.

D. In the event that IBKC determines that at or subsequent to the Effective Time, it will terminate or consolidate any FPHI benefit plan, upon the request of IBKC, FPHI and FP Bank will use their reasonable best efforts to cause, prior to the Effective Time, their employees to submit promptly all bills and receipts representing claims for reimbursement of medical expenses incurred prior to the effective date of such termination or consolidation.

E. Prior to the Effective Time, the FPHI Board of Directors shall adopt a resolution providing that the FPHI or FP Bank Employee 401(k) Profit Sharing Plan (the “401(k) Plan”) shall terminate as of the Effective Time. Prior to the Effective Time, FPHI or FP Bank, and following the Effective Time, IBKC, shall use their respective reasonable best efforts in good faith to obtain a favorable determination letter from the Internal Revenue Service, provided IBKC wishes to pursue a favorable determination letter for the 401(k) Plan (including, but not limited to, making such changes to the 401(k) Plan and the proposed allocations as may be requested by the Internal Revenue Service as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, FPHI, and following the Effective Time, IBKC, will adopt such amendments to the 401(k) Plan as may be reasonably required by the Internal Revenue Service as a condition to granting such favorable determination letter on termination. Following the effective date of the 401(k) Plan’s termination, neither FPHI or FP Bank, prior to the Effective Time, nor IBKC or any of its Subsidiaries, following the Effective Time, shall make any distribution from the 401(k) Plan except as may be required by applicable law, or in accordance with the 401(k) Plan’s terms in the ordinary course (e.g., due to retirements or terminations of employees), until receipt of such favorable determination letter. Any distributions may, at the recipient’s option, be rolled into a defined contribution plan of an IBKC Subsidiary (or IBKC, as the case may be), subject to IBKC’s discretion: (i) to reject any such rollover if it may reasonably jeopardize the qualified status of such equivalent IBKC benefit plan; and (ii) to reject non-cash rollovers or rollovers of plan loans. In the case of a conflict between the terms of this Section 6.09(E) and the terms of the 401(k) Plan, the terms of the 401(k) Plan shall control; provided, however, in the event of any such conflict, FPHI or FP Bank, before the Effective Time, and IBKC or its Subsidiaries, after the Effective Time, shall use their reasonable best efforts to cause the 401(k) Plan to be amended to conform to the requirements of this Section 6.09(e). Additionally, the Plan trustees shall resign and IBKC or its Subsidiaries shall appoint new trustees of the 401(k) Plan as of the Effective Time.

F. As of the Effective Time, IBERIABANK will enter into an Employment Agreement with Daryl S. Kirkham, effective as of the Effective Time, substantially in the form of Exhibit I.

G. Neither the execution of this Agreement, FPHI stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in payments under any FPHI or FP Bank benefit plan or similar arrangement which would not reasonably be expected to be deductible under Section 162(m) of the Code, (ii) give rise to any additional taxation under Section 409A of the Code, or (iii) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 6.10. Adverse Changes. IBKC shall promptly notify FPHI in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of IBKC and/or IBERIABANK that has or may reasonably be expected to have to result in a Material Adverse Change with respect to IBKC or IBERIABANK or lead to a failure to obtain necessary regulatory approval of this transaction.

Section 6.11. Disclosure Schedules. At least three business days before the Closing, IBKC agrees to provide FPHI with supplemental disclosure schedules to be delivered by IBKC pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 6.12. Issuance of IBKC Common Shares. The IBKC Shares to be issued by IBKC to the shareholders of FPHI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The IBKC Shares to be issued to the shareholders of FPHI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of IBKC or any other person, firm or entity. The IBKC Shares to be issued to the shareholders of FPHI pursuant to this Agreement pursuant to the Registration Statement which has become effective, except for IBKC Shares issued to any shareholder of FPHI who may be deemed to be an “affiliate” (under the Exchange Act) of IBKC after completion of the Merger will be freely tradable by each FPHI shareholder who is not a dealer for purposes of the Securities Act.

Section 6.13. Section 368(a) Reorganization. IBKC shall not take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.14. Access to Properties and Records. To the extent permitted by applicable law, IBKC shall and shall cause each of its Subsidiaries, upon reasonable notice from FPHI to IBKC to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of FPHI reasonable access to the properties, books and records of IBKC and its Subsidiaries during normal business hours in order that FPHI may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBKC and its Subsidiaries, and (b) furnish FPHI with such additional financial and operating data and other information as to the business and properties of IBKC as FPHI may, from time to time, reasonably request.

Section 6.15. Director and Officer Indemnification.

A. For a period of three years after the Effective Time, IBKC shall indemnify, defend and hold harmless each person entitled to indemnification from FPHI and FP Bank (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the same extent and subject to the conditions set forth in the Articles of Incorporation or Association, as applicable, of FPHI and FP Bank, and in the Bylaws of FPHI and FP Bank, as in effect on the date hereof.

B. Rights to indemnification in respect of any claim, suit, proceeding, investigation, or other action (“Claim”) asserted or made within such period shall continue until the final disposition of such Claim; provided further, however, that nothing contained in this Section 6.15 shall be deemed to preclude the liquidation, consolidation or merger of FPHI or FP Bank, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against IBKC. Nothing contained in this Section 6.15 shall be deemed to preclude any rights to indemnification or limitations on liability provided in FPHI’s or any FP Bank’s articles of incorporation with respect to matters occurring subsequent to the Effective Date.

C. Any indemnified party wishing to claim indemnification under Section 6.15, upon learning of any claim, shall notify IBKC thereof in writing as promptly as is practicable; provided, however, that failure to so notify IBKC shall not relieve IBKC from any liability that would otherwise arise under this Section 6.15 except to the extent such failure materially prejudices IBKC. IBKC shall have the right to assume the defense thereof (with counsel reasonably satisfactory to such indemnified party) and shall not be liable for any expenses subsequently incurred by such indemnified party in connection with the defense thereof, except that if IBKC does not assume or continue to pursue such defense, or counsel for the indemnified party advises in writing that issues raise conflicts of interest between IBKC and the indemnified party, then the indemnified party may retain counsel satisfactory to such indemnified party (and reasonably satisfactory to IBKC) at IBKC s expense; provided, however, that (i) IBKC shall not be obligated to pay for more than one counsel for all indemnified parties in any jurisdiction except as may be required due to conflicts of interest; (ii) the indemnified parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim; and (iii) IBKC shall not be liable for any settlement effected without the prior written consent of IBKC, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such indemnified party. If IBKC assumes the defense of any claim, IBKC shall not settle the claim without the prior written consent of the indemnified party, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such indemnified party.

D. FPHI will, for total premiums not to exceed 175% of the current annual premium in effect for FPHI’s current management liability insurance (the “Maximum Amount”), purchase a continuation of their current management liability insurance for a coverage period of six (6) years after the Merger, provided that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, IBKC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate annual premium not to exceed the Maximum Amount.

E. If IBKC or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations of IBKC set forth in this Agreement. The obligations of IBKC under this Section 6.15 are intended to be for the benefit of, and enforceable against IBKC directly by, the indemnified parties and their heirs and representatives and shall be binding on all respective successors and permitted assigns of IBKC. IBKC shall pay all reasonable costs, including attorneys’ fees, that may be incurred by any indemnified party in successfully enforcing the indemnity and other obligations provided for in this Section 6.15 to the fullest extent permitted under applicable law. The rights of each indemnified party hereunder shall be in addition to any other rights such indemnified party may have under applicable law. The provisions of this Section 6.15 shall survive the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FPHI

The obligations of FPHI under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by FPHI:

Section 7.01. Representations and Warranties. All representations and warranties made by IBKC in this Agreement or in any document or schedule delivered to FPHI in connection with this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date).

Section 7.02. Performance of Obligations. IBKC shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBKC at or before the Closing.

Section 7.03. Government and Other Approvals. IBKC shall have received approval by such Governmental Authorities as may be required by applicable law of the transactions contemplated by this Agreement and all applicable waiting periods prescribed by applicable law or regulation shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings.

Section 7.04. No Regulatory Proceedings. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement and the Bank Merger Agreement or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (C) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject FPHI or FP Bank, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.

Section 7.05. Delivery of Closing Documents. FPHI shall have received all documents required to be delivered by IBKC and IBERIABANK on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to FPHI.

Section 7.06. Shareholder Approval. The shareholders of FPHI shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 7.07. Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBKC Share to be issued in the Merger shall have been received.

Section 7.08. Listing of IBKC Shares. The IBKC Shares to be delivered to the shareholders of FPHI pursuant to this Agreement shall have been authorized for listing on the NASDAQ Global Select Market.

Section 7.09. No Material Adverse Change. There shall have been no Material Adverse Change in IBKC since June 30, 2013.

Section 7.10. Delivery of Merger Consideration. IBKC shall have delivered, or caused to be delivered, to the Exchange Agent, the IBKC Shares issuable to the holders of FPHI Share as part of the Merger Consideration and FPHI shall have received evidence of the same from IBKC.

Section 7.11. Tax Opinion. FPHI shall have received an opinion (reasonably acceptable in form and substance to FPHI) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (ii) each of IBKC and FPHI will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.14(C).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBKC

The obligations of IBKC under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBKC.

Section 8.01. Representations and Warranties. All representations and warranties made by FPHI in this Agreement or in any schedule delivered to IBKC pursuant hereto shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date) or changes or updates contemplated by this Agreement.

Section 8.02. Performance of Obligations. FPHI shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by FPHI before or at the Closing.

Section 8.03. Delivery of Closing Documents. IBKC shall have received all documents required to be delivered by FPHI on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to IBKC.

Section 8.04. Government and Other Approvals. IBKC shall have received approvals and consents, on terms and conditions reasonably acceptable to IBKC, as may be required (A) by applicable law from all applicable Governmental Authorities and (B) from all third parties, in each case, in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. None of such approvals or consents, nor any of the transactions contemplated hereby, shall have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings.

Section 8.05. Absence of Regulatory Proceedings. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Bank Merger Agreement, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of FPHI, (C) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change, or (E) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBKC or any of its Subsidiaries, or any officer, director, shareholder or employee of IBKC or any of its

Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.

Section 8.06. No Material Adverse Change. There shall have been no Material Adverse Change in FPHI or FP Bank since June 30, 2013.

Section 8.07. Shareholder Approval. The shareholders of FPHI shall have approved this Agreement and the transactions contemplated hereby by the requisite vote. The holders of no more than 5% of the FPHI Shares shall have exercised their statutory dissenters’ rights under the TBOC.

Section 8.08. Termination of Employee Benefit Plans and FPHI Awards. All Employee Plans shall have been terminated in accordance with the respective terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations and the affected participants shall have been notified of such terminations. All of the holders of the FPHI Awards shall have executed and delivered an FPHI Award Cancellation Agreement.

Section 8.09. Registration Statement. The Registration Statement covering the IBKC Shares to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBKC Share to be issued in the Merger shall have been received.

Section 8.10. Listing. The IBKC Shares to be issued to the FPHI shareholders as part of the Merger Consideration in the Merger shall have been approved for listing on the Nasdaq Global Select Market.

Section 8.11. Support Agreements. FPHI shall have delivered to IBKC agreements, substantially in the form of Exhibit II, which provide, among other things, that each director, executive officer and controlling stockholder of FPHI shall (i) not transfer or encumber any FPHI Shares prior to the Merger and (ii) vote all shares of FPHI Shares over which such director, officer or controlling stockholder has voting authority (other than in a fiduciary capacity) in favor of this Agreement and the Merger.

Section 8.12. Tax Opinion. IBKC shall have received an opinion (reasonably acceptable in form and substance to IBKC) from Jones Walker LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, (ii) each of IBKC and FPHI will be a party to such reorganization within the meaning of § 368(b) of the Code, (iii) the Bank Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (iv) each of IBERIABANK and FP Bank will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.14(C).

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.01. Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 9.01), as follows:

A. By the mutual written consent of FPHI and IBKC, duly authorized by the FPHI Board and the IBKC Board, respectively.

B. By either FPHI or IBKC (if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close specified in ARTICLES VII and VIII, as applicable, shall not have been satisfied on or before two hundred seventy (270) days from the date of this Agreement; but if conditions precedent have not been satisfied because approval of this Agreement or any other agreement contemplated hereby has not been received from any Regulatory Agency whose approval is required to consummate such transactions, either FPHI or IBKC can unilaterally extend such deadline by up to 30 days by providing written notice thereof to the other.

C. By either IBKC or FPHI if any of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

D. By IBKC if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

E. By IBKC if there shall have been any Material Adverse Change in FPHI or FP Bank; or by FPHI, if there shall have been any Material Adverse Change in IBKC.

F. By IBKC, if FPHI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of forty-five (45) calendar days after written notice from IBKC.

G. By FPHI, if IBKC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of forty-five (45) calendar days after written notice from FPHI.

H. By either IBKC or FPHI, if the shareholders of FPHI shall not have approved this Agreement and the Merger by the requisite vote.

I. By FPHI at any time before the FPHI Meeting in order to enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by FPHI and the FPHI Board in accordance with all of the requirements of Section 5.10 hereof.

J. By IBKC, if (i) the FPHI Board shall have recommended to the shareholders of FPHI that they tender their shares in a tender or exchange offer commenced by an un-Affiliated third party for more than 15% of the outstanding FPHI Shares, (ii) the FPHI Board shall have effected a Change in Recommendation or recommended to the FPHI shareholders acceptance or approval of any alternative Acquisition Proposal, (iii) FPHI shall have notified IBKC in writing that FPHI is prepared to accept a Superior Proposal, or (iv) shall have resolved to do the foregoing.

Section 9.02. Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.07.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) the provisions of ARTICLE X and Sections 9.03, 11.02, 11.03, 11.08 and 11.09 shall survive any such termination of the Agreement and (B) notwithstanding anything to the contrary, neither IBKC nor FPHI shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 9.04. Termination Fee.

A. In the event this Agreement is terminated by FPHI or IBKC due to the intentional nonperformance of the other party’s duties and obligations required hereunder, which results in a breach of a representation, warranty, covenant or other agreement by such party and the subsequent failure to satisfy a condition precedent specified in ARTICLES VII and VIII, as applicable, then at such time IBKC or FPHI, as appropriate, shall pay a termination fee to the other party, in immediately available funds, in the amount of $2,000,000 (the “Termination Fee”), not later than five (5) business days following such termination of this Agreement. In order for the Termination Fee to be due, the terminating party must not be in material breach of any representation, warranty, covenant or obligation under this Agreement.

B. If IBKC is not in material breach of any representation, warranty, covenant or obligation under this Agreement, FPHI shall pay to IBKC the sum of $3,000,000 (the “FPHI Termination Fee”) if this Agreement is terminated:

(i) by FPHI under the provisions of Section 9.01(I);

(ii) by either IBKC or FPHI under the provisions of Section 9.01(H) and at the time of any failure by FPHI shareholders to approve this Agreement and the Merger, there shall exist an Acquisition Proposal with respect to FPHI that has not been withdrawn or rejected by the FPHI Board before the FPHI Meeting;

(iii) by IBKC under the provisions of Section 9.01(J); or

(iv) for any reason (other than by either IBKC or FPHI pursuant to Section 9.01(B) or 9.01(C), by FPHI pursuant to Section 9.01(C), 9.01(E) or 9.01(G), or by IBKC pursuant to Section 9.01(D)), and within 12 months following such termination, and without IBKC’s prior written consent, FPHI accepts an Acquisition Proposal.

For avoidance of doubt, if FPHI is obligated to pay both the Termination Fee and the FPHI Termination Fee, FPHI shall not pay to IBKC an amount in excess of $3,000,000. FPHI’s obligation to pay the FPHI Termination Fee pursuant to this Section 9.04(B) shall survive the termination of this Agreement.

C. Any payment required by Section 9.04(A) or 9.04(B) shall become payable within two business days after receipt by the non-terminating party of written notice of termination of this Agreement.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.01. Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this ARTICLE X, the term “Recipient” means the party receiving the Subject Information (as such term is defined in Section 10.02) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (A) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party, as the case may be. The term “Representative,” as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be. The term “person” as used in this ARTICLE X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, Governmental Authority or individual.

Section 10.02. Definition of “Subject Information”. For purposes of this ARTICLE X, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (A) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03. Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (A) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such persons to treat such Subject Information confidentially); (B) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (C) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient. Each Recipient hereby agrees that it will not use the Subject Information to solicit customers from the Disclosing Party.

Section 10.04. Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 10.05. Return of Subject Information. If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

ARTICLE XI

MISCELLANEOUS

Section 11.01. No Survival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing.

Section 11.02. Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 11.03. Brokerage Fees and Commissions. Other than as set forth in Schedule 11.03, IBKC hereby represents to FPHI that no agent, representative or broker has represented IBKC or IBERIABANK in connection with the transactions described in this Agreement. FPHI shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of IBKC or IBERIABANK, and IBKC hereby agrees to indemnify and hold harmless FPHI for any amounts owed to any agent, representative or broker of IBKC or IBERIABANK. Other than as set forth in Schedule 11.03, FPHI hereby represents to IBKC that no agent, representative or broker has represented FPHI or FP Bank in connection with the transactions described in this Agreement. IBKC shall have no responsibility or liability for any other fees, expenses or commissions payable to any agent, representative or broker of FPHI or FP Bank and FPHI hereby agrees to indemnify and hold harmless IBKC for any amounts owed to any other agent, representative or broker of FPHI or FP Bank.

Section 11.04. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 11.05. Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 11.06. Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.07. Notices. All payments (other than payments at the Closing), notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

A. If given to FPHI, or to an officer thereof, in such officer’s official capacity, at FPHI’s mailing address or transmission number set forth below (or such address or transmission number as FPHI may give notice to IBKC by like notice):

Mr. Daryl S. Kirkham

President and Chief Executive Officer

First Private Holdings, Inc.

8201 Preston Rd., Ste. 200

Dallas, TX 75225

Facsimile: (972) 348-6150

Email: dkirkham@firstprivatetx.com

with a copy (which shall not constitute notice) to:

Mark Haynie, Esq.

Haynie Rake Repass & Lowry, P.C.

14643 Dallas Parkway, Suite 550

Dallas, Texas 75254

Facsimile: (972) 716-1850

Email: mark@hrrpc.com

B. If given to IBKC, or to an officer thereof, in such officer’s official capacity, at IBKC’s mailing address or transmission number set forth below (or such address or transmission number as IBKC may give notice to FPHI by like notice):

if to IBKC, to:

IBERIABANK Corporation

601 Poydras Street, Suite 2075

New Orleans, Louisiana 70130

Attn: Robert B. Worley, Jr.

Fax: 504-310-7555

With a copy (which shall not constitute notice) to:

Jones Walker LLP

499 S. Capitol Street, SW, Ste. 600

Washington, D.C. 20003

Attn: Edward B. Crosland, Jr.

Fax: 202-203-0000

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.08. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

Section 11.09. Arbitration. (a) Any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Accordingly, the parties to this Agreement understand and agree that they have waived their rights to have any claims and/or disputes arising out of this Agreement litigated and/or adjudicated in a court of law, and thus agree that arbitration as provided herein is the exclusive process for resolving any and all legal and/or equitable claims and/or arising out of this Agreement. This waiver means that the parties waive their rights to a judge or jury trial, whether in federal, state, administrative or local courts, and they shall only present such claims and/or disputes for resolution through arbitration as provided in this Agreement. The arbitration proceedings shall be conducted before a panel of three (3) neutral arbitrators. The administrative fee and all costs of the arbitration, including the arbitrators’ compensation, shall be allocated equally between the parties. Each party to the arbitration shall be responsible for their own costs and attorney’s fees. The place of arbitration shall be New Orleans, Louisiana. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Louisiana. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

(b) Either party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal or pending the arbitral tribunal’s determination of the merits of the dispute or controversy.

(c) The award of the arbitrator shall be in writing, shall be signed by a majority of the arbitrators, and shall include a statement setting forth the reasons for the disposition of any claim.

Section 11.10 Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.11 Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

Section 11.12 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.13 Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.

Section 11.14 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

Section 11.15 Public Disclosure. None of IBKC, IBERIABANK, FPHI or FP Bank will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior consent of the other parties to this Agreement. Notwithstanding the foregoing, IBKC and FPHI, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

Section 11.16 Extension; Waiver. At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 11.17 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the FPHI shareholders; but after the approval of this Agreement by the FPHI shareholders, there shall not be, without the further approval of the FPHI shareholders, any amendment of this Agreement that decreases the consideration to be paid for the FPHI Shares pursuant to Section 1.05 that materially and adversely affects the rights of the FPHI shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page to Follow]

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

IBERIABANK CORPORATION

By:	/s/ Daryl G. Byrd
Name:	Daryl G. Byrd
Title:	President and Chief Executive Officer

FIRST PRIVATE HOLDINGS, INC.

By:	/s/ Daryl S. Kirkham
Daryl S. Kirkham
President and Chief Executive Officer

APPENDIX B

Macquarie Capital (USA) Inc. A Member of the Macquarie Group of Companies
125 West 55th Street New York NY 10019 UNITED STATES	Telephone Tollfree Facsimile Internet	1 212 231 1000 1 800 648 2878 1 212 231 1717 www.macquarie.com

February 10, 2014

PERSONAL AND CONFIDENTIAL

Board of Directors

First Private Holdings, Inc.

8201 Preston Road

Suite 200

Dallas, TX 75225

Members of the Board of Directors:

We understand that First Private Holdings, Inc., a Texas corporation (“First Private” or the “Company”), proposes to enter into an Agreement and Plan of Merger, to be dated as of February 10, 2014 (the “Definitive Agreement”), with IBERIABANK Corporation, a Louisiana corporation (“IBKC”). The Definitive Agreement will provide for the merger (the “Merger”) of the Company with and into IBKC, pursuant to which the outstanding shares of common stock of the Company, excluding options and warrants for common stock of the Company (which shall be cashed out by the Company prior to consummation of the Merger), will be converted into duly authorized, validly issued, fully paid and nonassessable shares of IBKC common stock, based on the following:

(i)	If the market value of IBKC common stock is less than $69.44 per share and greater than $62.96 per share, First Private shareholders shall receive 0.27 shares of IBKC common stock for each share of First Private stock; or

(ii)	If the market value of IBKC common stock is equal to or greater than $69.44 per share, First Private shareholders shall receive a fraction of a share of IBKC common stock equal to the quotient obtained by dividing $18.75 by the market value of IBKC common stock shares of IBKC common stock for each share of First Private stock; or

(iii)	If the market value of IBKC common stock is equal to or less than $62.96 per share, First Private shareholders shall receive a fraction of a share of IBKC common stock equal to the quotient obtained by dividing $17.00 by the market value of IBKC common stock shares of IBKC common stock for each share of First Private stock.

The total consideration to be received by holders of the Company’s common stock in the Merger is referred to herein as the “Merger Consideration”. We understand that at or following the Merger, IBKC will be the sole shareholder of IBERIABANK, a Louisiana banking corporation, which will be the survivor of the bank merger between IBERIABANK and First Private Bank of Texas, a Texas banking association and wholly owned subsidiary of the Company. The terms and conditions of the Merger are more fully set forth in the Definitive Agreement and terms used herein and not defined shall have the meanings ascribed to them in the Definitive Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Merger Consideration to be received by the holders of the Company’s common stock in the Merger is fair, from a financial point of view, to such holders.

Macquarie Capital (USA) Inc. is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia), and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital (USA) Inc.

First Private Holdings, Inc.	Page 2

In connection with rendering our opinion, we have, among other things:

(i)	Reviewed a draft of the Merger Agreement dated February [10], 2014, which we have assumed is in substantially final form and will not vary in any respect material to our analysis;

(ii)	Reviewed certain publicly available business and financial information relating to IBKC, the Company and their respective subsidiaries that we deemed to be relevant;

(iii)	Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to IBKC, the Company and their subsidiaries that were prepared and provided to us by the management of IBKC and the Company;

(iv)	Reviewed certain financial projections relating to IBKC and the Company and their respective subsidiaries that were provided to us by IBKC and the Company and discussed with the management of IBKC and the Company, and upon which we have been instructed to rely;

(v)	Discussed the past and current operations, financial projections, current financial condition and prospects of IBKC and the Company with the respective management teams of IBKC and the Company;

(vi)	Reviewed the financial terms of certain publicly available transactions in the industry in which IBKC and the Company operate that we deemed relevant;

(vii)	Reviewed certain trading and operating metrics of certain publicly traded companies in the industry in which IBKC and the Company operate that we deemed relevant; and

(viii)	Performed such other analyses, made such inquiries, and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking responsibility for independently verifying, the accuracy and completeness of the information reviewed by us or reviewed for us, as well as the due authorization, execution and enforceability of the Definitive Agreement by and with respect to all parties thereto. With respect to the financial projections which were furnished to or discussed with us, we have assumed that such financial projections have been reasonably prepared on bases reflecting the best currently available information and estimates, and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company, as applicable. We express no view as to any such financial projections or the assumptions on which they are based, including any adjustments made at the Company’s direction.

For purposes of rendering our opinion, we have assumed, with your consent, that the representations and warranties of each party contained in the Definitive Agreement are true and correct, that each party will perform fully all of the covenants and agreements required to be performed by it under the Definitive Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, with your consent, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction, condition or commitment that would have an adverse effect on IBKC, the Company or the consummation of the Merger, or which would be inconsistent with information we have reviewed or our assumptions, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification, waiver or delay the effect of which would be meaningful to our analysis.

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of IBKC, the Company or any of their respective subsidiaries, nor have we been furnished with any such valuations or appraisals. In addition, we have not evaluated the solvency or fair value of IBKC, the Company or any of their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency, receivership, conservatorship or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion. We have no obligation to update, revise, reaffirm, or withdraw this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether, as of the date hereof, the Merger Consideration to be received by the holders of the Company’s common stock is fair, from a financial

First Private Holdings, Inc.	Page 3

point of view, to such holders. We do not express any view on, and our opinion does not address (i) the advisability of any other transaction that the Company may be considering at the present time or the effect of any such transaction on the Company’s current or future financial condition or results of operations or (ii) any other term or aspect of the Definitive Agreement or the Merger, or any agreement or instrument contemplated by the Definitive Agreement or entered into or amended in connection with the Merger. In addition, we do not express any view on, and our opinion does not address, the fairness of the Merger to the holders of any other class of securities of the Company or any class of securities of IBKC, creditors of the Company or IBKC or other constituencies of the Company or IBKC, or the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or IBKC, or class of such persons, in connection with the Merger, whether relative to the Merger Consideration or otherwise. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company or any other party to the Merger, nor does it address the underlying business decision of the Company, or any other party to the Merger, to engage in the Merger. We are not legal, regulatory, accounting or tax experts and render no opinions thereon and we have assumed the accuracy and completeness of assessments by the Company, any other party to the Merger, their respective affiliates and their respective advisors with respect to legal, regulatory, accounting and tax matters. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or IBKC or the ability of the Company or IBKC to pay its obligations when they become due.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive fees for our services in connection with the Merger, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee in connection with the delivery of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of business, Macquarie Capital (USA) Inc. or its affiliates may actively trade in the debt and equity securities, or options on securities, of the Company, IBKC or any other company that may be involved in the Merger, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates may have in the past provided, may be currently providing and in the future may provide financial advisory services to the Company, IBKC or their respective affiliates, for which we or such affiliates have received, and expect to receive, compensation. Other than this engagement, in the two years preceding the date of this opinion, Macquarie Capital (USA) Inc. has not had any material relationship with the Company for which compensation has been received or is intended to be received.

It is understood that this opinion is addressed to, and is for the use and benefit of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Definitive Agreement and, may not, in whole or in part, be quoted, referred to, disclosed to any third party or used for any other purpose, in each case, without our prior written consent (except that the Company may reproduce the Opinion in full, and may also include references to Macquarie Capital and its relationship with the Company (in each case, in form and substance as Macquarie Capital shall approve (such approval not to be unreasonably withheld)), in any registration statement or proxy statement relating to a Transaction that the Company or a potential purchaser is required to file with the Securities and Exchange Commission and/or distribute to its shareholders). Our opinion does not constitute a recommendation to any Company or IBKC stockholder, option holder, holder of Company restricted stock or to IBKC as to how such stockholder should act in connection with the Merger. This opinion has been approved and authorized for issuance by a fairness opinion review committee of Macquarie Capital (USA) Inc.

[Signature Page Follows]

First Private Holdings, Inc.	Page 4

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company’s common stock in the Merger is fair, from a financial point of view, to the shareholders of such holders.

Very truly yours,

/s/ Macquarie Capital (USA) Inc.

Macquarie Capital (USA) Inc.

Appendix C

RIGHTS OF DISSENTING OWNERS: CHAPTER 10, SUBCHAPTER H OF THE

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES,

CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

§ 10.351. APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

§ 10.352. DEFINITIONS.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

§ 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) Subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or noncode organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or noncode organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

(End of Appendix C)